Exhibit 10.1

LOAN AND SECURITY AGREEMENT

Dated as of February 12, 2025

FreightCar North America, LLC, FCA-FASEMEX, LLC, Freight Car Services, Inc., FreightCar Alabama, LLC, FreightCar Rail Management Services, LLC, FreightCar Rail Services, LLC, FreightCar Roanoke, LLC, FreightCar Short Line, Inc., JAC Operations, Inc., JAIX Leasing Company, and Johnstown America, LLC,
as Borrowers

FreightCar America, Inc.,

as Holdings

the other Guarantors party hereto from time to time

BANK OF AMERICA, N.A.,

as Agent

BANK OF AMERICA, N.A.,

as Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS

Page

Section 1.	DEFINITIONS; RULES OF CONSTRUCTION	1
1.1.	Definitions	1
1.2.	Accounting Terms	46
1.3.	Uniform Commercial Code	46
1.4.	Certain Matters of Construction	46
1.5.	Division	47
1.6.	Currency Equivalents	47
1.7.	Eligibility Criteria Adjustments..	47
Section 2.	CREDIT FACILITIES	47
2.1.	Loan Commitments	47
2.2.	Letter of Credit Facility	49
Section 3.	INTEREST, FEES AND CHARGES	51
3.1.	Interest	51
3.2.	Fees	53
3.3.	Computation of Interest, Fees, Yield Protection	53
3.4.	Reimbursement Obligations	53
3.5.	Illegality	54
3.6.	Inability to Determine Rates	54
3.7.	Increased Costs; Capital Adequacy	56
3.8.	Mitigation	56
3.9.	Funding Losses	57
3.10.	Maximum Interest	57
Section 4.	LOAN ADMINISTRATION	57
4.1.	Manner of Borrowing and Funding Loans	57
4.2.	Defaulting Lender	59
4.3.	Number and Amount of Term SOFR Loans; Determination of Rate	60
4.4.	Borrower Agent	60
4.5.	One Obligation	60
4.6.	Effect of Termination	60
Section 5.	PAYMENTS	60
5.1.	General Payment Provisions	60
5.2.	Repayment of Loans; Mandatory Prepayments	61
5.3.	Payment of Other Obligations	62
5.4.	Marshaling; Payments Set Aside	62
5.5.	Application and Allocation of Payments	62
5.6.	Dominion Account	64
5.7.	Account Stated	64
5.8.	Taxes	64
5.9.	Lender Tax Information	65
5.10.	Nature and Extent of Each Borrower’s Liability	67
Section 6.	CONDITIONS PRECEDENT	69
6.1.	Conditions Precedent to Initial Loans	69
6.2.	Conditions Precedent to All Credit Extensions	71
Section 7.	COLLATERAL	72
7.1.	Grant of Security Interest	72
7.2.	Lien on Deposit Accounts; Cash Collateral	73
7.3.	[Reserved]	73

7.4.	Other Collateral	73
7.5.	Limitations	73
7.6.	Further Assurances	74
7.7.	Excluded Subsidiaries; Equity Interests of Foreign Subsidiaries	74
Section 8.	COLLATERAL ADMINISTRATION	74
8.1.	Borrowing Base Reports	74
8.2.	Accounts	75
8.3.	Inventory	76
8.4.	Equipment	76
8.5.	Deposit Accounts	77
8.6.	General Provisions	77
8.7.	Power of Attorney	78
Section 9.	REPRESENTATIONS AND WARRANTIES	79
9.1.	General Representations and Warranties	79
9.2.	Complete Disclosure	84
Section 10.	COVENANTS AND CONTINUING AGREEMENTS	84
10.1.	Affirmative Covenants	84
10.2.	Negative Covenants	88
10.3.	Financial Covenant	92
Section 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	92
11.1.	Events of Default	92
11.2.	Remedies upon Default	94
11.3.	License	95
11.4.	Setoff	95
11.5.	Remedies Cumulative; No Waiver	96
11.6.	Right to Cure Financial Covenant Defaults	96
Section 12.	AGENT	97
12.1.	Appointment, Authority and Duties of Agent	97
12.2.	Agreements Regarding Collateral and Borrower Materials	98
12.3.	Reliance By Agent	99
12.4.	Action Upon Default	99
12.5.	Ratable Sharing	99
12.6.	Indemnification	99
12.7.	Limitation on Responsibilities of Agent	99
12.8.	Successor Agent and Co-Agents	100
12.9.	Due Diligence and Non-Reliance	100
12.10.	Remittance of Payments and Collections	101
12.11.	Individual Capacities	101
12.12.	Titles	102
12.13.	Certain ERISA Matters	102
12.14.	Bank Product Providers	102
12.15.	Recovery of Erroneous Payments	102
12.16.	No Third Party Beneficiaries	103
Section 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS	103
13.1.	Successors and Assigns	103
13.2.	Participations	103
13.3.	Assignments	104
13.4.	Replacement of Certain Lenders	105
Section 14.	MISCELLANEOUS	105
14.1.	Consents, Amendments and Waivers	105
14.2.	Indemnity	106

(ii)

14.3.	Notices and Communications	106
14.4.	Performance of Borrowers’ Obligations	108
14.5.	Credit Inquiries	108
14.6.	Severability	108
14.7.	Cumulative Effect; Conflict of Terms	108
14.8.	Execution; Electronic Records	108
14.9.	Entire Agreement	109
14.10.	Relationship with Lenders	109
14.11.	No Advisory or Fiduciary Responsibility	109
14.12.	Confidentiality	109
14.13.	GOVERNING LAW	110
14.14.	Consent to Forum	110
14.15.	Waivers by Borrowers	111
14.16.	Acknowledgement Regarding Supported QFCs	111
14.17.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	112
14.18.	Patriot Act Notice	112
14.19.	Certifications Regarding Term Loan Documents	112
14.20.	TERM LOAN INTERCREDITOR AGREEMENT	112
14.21.	NO ORAL AGREEMENT	113
Section 15.	CONTINUING GUARANTY	113
15.1.	Guaranty..	113
15.2.	Rights of Lenders..	114
15.3.	Certain Waivers..	114
15.4.	Obligations Independent..	114
15.5.	Subrogation..	114
15.6.	Termination; Reinstatement..	114
15.7.	Subordination..	115
15.8.	Stay of Acceleration..	115
15.9.	Condition of Obligors..	115
15.10.	Keepwell..	115

(iii)

LIST OF EXHIBITS AND SCHEDULES

Exhibit A Form of Assignment

Exhibit B Form of Notice of Borrowing

Exhibit C Form of Compliance Certificate

Schedule 1.1(a) Commitments of Lenders

Schedule 1.1(b) Immaterial Subsidiaries

Schedule 1.1(c) Facilities
Schedule 8.5 Deposit Accounts
Schedule 8.6.1 Business Locations
Schedule 9.1.4 Names and Capital Structure
Schedule 9.1.5 Real Estate in Special Flood Hazard Zone
Schedule 9.1.11 Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.14 Environmental Matters
Schedule 9.1.15 Restrictive Agreements
Schedule 9.1.16 Litigation
Schedule 9.1.18 Pension Plans
Schedule 9.1.20 Labor Contracts
Schedule 10.1.10 Post-Closing Covenants
Schedule 10.2.1 Existing Debt

Schedule 10.2.2 Existing Liens

Schedule 10.2.5 Existing Investments
Schedule 10.2.17 Existing Affiliate Transactions

Schedule 14.3.1 Notice Addresses

(iv)

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of February 12, 2025, among FreightCar North America, LLC, a Delaware limited liability company (“FCA”), FCA-FASEMEX, LLC, a Delaware limited liability company (“FCA Mex”), Freight Car Services, Inc., a Delaware corporation (“Freight Car Services”), FreightCar Alabama, LLC, a Delaware limited liability company (“FreightCar Alabama”), FreightCar Rail Management Services, LLC, a Delaware limited liability company (“FreightCar Rail Management”), FreightCar Rail Services, LLC, a Delaware limited liability company (“FreightCar Rail Services”), FreightCar Roanoke, LLC, a Delaware limited liability company (“FreightCar Roanoke”), FreightCar Short Line, Inc., a Delaware corporation (“FreightCar Short”), JAC Operations, Inc., a Delaware corporation (“JAC”), JAIX Leasing Company, a Delaware corporation (“JAIX”) and Johnstown America, LLC, a Delaware limited liability company (“Johnstown”, and collectively with FCA, FCA Mex, Freight Car Services, FreightCar Alabama, FreightCar Rail Management, FreightCar Rail Services, FreightCar Roanoke, FreightCar Short, JAC and JAIX, the “Borrowers”, and each, a “Borrower”), FreightCar America, Inc., a Delaware corporation (“Holdings”), the other Subsidiaries of Holdings from time to time party to this Agreement as Guarantors, the financial institutions party to this Agreement from time to time as Lenders, and BANK OF AMERICA, N.A., a national banking association (“Bank of America”), as agent for the Lenders (in such capacity, “Agent”).

R E C I T A L S:

Borrowers have requested that Lenders provide a credit facility to Borrowers to finance their mutual and collective business enterprise. Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

Section 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1. Definitions. As used herein, the following terms have the meanings set forth below:

ABL Priority Collateral: as defined in the Term Loan Intercreditor Agreement (it being understood and agreed that any time the Term Loan Facility is not in effect, the term “ABL Priority Collateral” shall mean all Collateral).

Acquisition: a transaction or series of transactions resulting in (a) acquisition of a business, division or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) merger, consolidation or combination of a Borrower or Subsidiary with another Person.

Affected Financial Institution: any EEA Financial Institution or UK Financial Institution.

Affiliate: with respect to a specified Person, any other Person that directly, or indirectly through intermediaries, Controls, is Controlled by or is under common Control with the specified Person.

Agent: as defined in the preamble to this Agreement.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates and Agent Professionals.

Agent Professionals: attorneys, accountants, appraisers, auditors, advisors, consultants, agents, service providers, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals, experts and representatives retained or used by Agent.

Agreement: as defined in the preamble to this Agreement.

Allocable Amount: as defined in Section 5.10.3.

Anti-Corruption Law: any law relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, UK Bribery Act 2010 and Patriot Act.

Anti-Terrorism Law: any law relating to terrorism or money laundering, including the Patriot Act.

Applicable Law: all laws, rules and regulations applicable to the Person or matter in question, including statutory law, common law and equitable principles, as well as provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities having jurisdiction over such Person.

Applicable Margin: the margin set forth below, as determined by the average daily Availability for the last Fiscal Quarter:

Level	Average Daily Availability	Base Rate Margin for Loans (other than FILO Loans)	Term SOFR Margin for Loans (other than FILO Loans)	Base Rate Margin for FILO Loans	Term SOFR Margin for FILO Loans
I	≥ $20,000,000	0.50%	1.50%	1.50%	2.50%
II	≥ $10,000,000 and < $20,000,000	0.75%	1.75%	1.75%	2.75%
III	< $10,000,000	1.00%	2.00%	2.00%	3.00%

Until October 1, 2025, the Applicable Margin shall be determined as if Level II were applicable. Thereafter, the Applicable Margin shall be subject to increase or decrease by Agent effective as of the first day of each calendar month following each Fiscal Quarter end based upon average daily Availability for the immediately preceding Fiscal Quarter. If Agent is unable to calculate average daily Availability for a Fiscal Quarter due to Borrowers’ failure to deliver any Borrowing Base Report when required hereunder, then, at the option of Agent or Required Lenders, the Applicable Margin shall be determined as if Level III were applicable until the first day of the calendar month following its receipt of the applicable Borrowing Base Report.

Applicable Trigger Period: the period (a) commencing on any day that (i) an Event of Default occurs and is continuing or (ii) Availability is less than the greater of (x) 10% of the Line Cap and (y) $3,000,000 and (b) continuing until, during each of the preceding 30 consecutive days, no Event of Default has existed and Availability has been more than the greater of (x) 10% of the Line Cap and (y) $3,000,000.

Approved Fund: any entity owned or Controlled by a Lender or Affiliate of a Lender, if such entity is engaged in making or investing in commercial loans in its ordinary course of activities.

Assignment: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A or otherwise satisfactory to Agent.

Availability: as of any date of determination, the Line Cap minus Revolver Usage.

Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the Bank Product Reserve; (d) the Dilution Reserve; (e) the aggregate amount of liabilities secured by Liens upon Collateral that are or may be senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (f) reserves with respect to any payables stretched beyond a time period acceptable to Agent in its Permitted Discretion; and (g) additional reserves in amounts and with respect to matters as Agent may establish from time to time in its Permitted Discretion.

Bail-In Action: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

Bail-In Legislation: with respect to (a) any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, or (b) the United Kingdom, Part I of the United Kingdom Banking Act 2009 and any other law applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

Bank of America: as defined in the preamble to this Agreement.

Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, agents, advisors, attorneys, consultants, service providers and other representatives.

Bank Product: any of the following products or services extended to an Obligor or Affiliate of an Obligor by a Lender or any of its Affiliates: (a) Cash Management Services; (b) Swaps; (c) commercial credit card, credit card processing services, debit cards, stored value cards, purchase cards (including “procurement cards” or “p-cards”), and merchant card services; and (d) supply chain finance, credit insurance, leases and other banking products or services, other than Letters of Credit.

Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its Permitted Discretion with respect to Secured Bank Product Obligations.

Bankruptcy Code: Title 11 of the United States Code, as amended.

Base Rate: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) Term SOFR for a one month interest period as of such day, plus 1.00%; provided, that in no event shall the Base Rate be less than 1.00%.

Base Rate Loan: a Loan that bears interest based on the Base Rate.

Beneficial Ownership Certification: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, in form and substance satisfactory to Agent.

Beneficial Ownership Regulation: 31 C.F.R. §1010.230.

Benefit Plan: any (a) employee benefit plan (as defined in ERISA) subject to Title I of ERISA, (b) plan (as defined in and subject to Section 4975 of the Code), or (c) Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such employee benefit plan or plan.

Borrowed Money: with respect to any member of the Consolidated Group, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such member of the Consolidated Group, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business that are not more than ninety (90) days past due), (iv) is issued, undertaken or assumed as the deferred purchase price of Property or services, including earnouts or similar payments under acquisition documents to the extent any such amount has become a liability on the balance sheet of the applicable Person in accordance with GAAP without giving effect to footnotes thereto (excluding trade payables owing in the Ordinary Course of Business that are not more than ninety (90) days past due), or (v) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) letter of credit reimbursement obligations; and (d) guaranties of any of the foregoing owing by another Person.

Borrower Agent: as defined in Section 4.4.

Borrower Materials: Borrowing Base Reports, Compliance Certificates, Notices of Borrowing, Notices of Conversion/Continuation, and other information, reports, financial statements and materials delivered by Obligors under the Loan Documents, as well as Reports and other information provided by Agent to Lenders in connection with the credit facility established by this Agreement.

Borrowers: as defined in the preamble to this Agreement and each individually referred to herein as a “Borrower”.

Borrowing: Loans made or converted together on the same day, with the same interest option and, if applicable, Interest Period.

Borrowing Base: as of any date of determination, an amount equal to the sum of, without duplication, (i) the Investment Grade Accounts Formula Amount, plus (ii) the Non-Investment Grade Accounts Formula Amount, plus (iii) the Inventory Formula Amount, plus (iv) at any time a FILO Tranche exists, the FILO Amount, minus (v) the Availability Reserve.

The term “Borrowing Base” and the calculation thereof shall not include any assets or property acquired in an Acquisition or otherwise outside the Ordinary Course of Business unless, if so required by Agent, Agent has conducted field exams and appraisals (with results reasonably satisfactory to Agent) with respect to such assets and property. For the avoidance of doubt, the Borrowing Base shall be calculated solely based on the assets and property of the Borrowers.

Borrowing Base Report: a report of the Borrowing Base, in form and substance satisfactory to Agent.

Business Day: any day except a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City.

Capital Expenditures: with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed, including all Capital Lease Obligations, obligations under synthetic leases and capitalized software costs that are paid or due and payable during such period and (b) to the extent not covered by clause (a) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Equity Interests of, any other Person (excluding (i) normal replacements and maintenance which are properly charged to current operations and (ii) expenditures made in connection with the acquisition, replacement, substitution or restoration of assets to the extent financed (x) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (y) with cash awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced).

Capital Lease: any lease required to be capitalized for financial reporting purposes in accordance with GAAP.

Capital Lease Obligations: with respect to any Person, obligations of such Person and its Subsidiaries under Capital Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

Cash Collateral: cash delivered to Agent to Cash Collateralize any Obligations, and all interest, dividends, earnings and other proceeds relating thereto.

Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) 105% of LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including fees, expenses, indemnification obligations and Secured Bank Product Obligations), Agent’s good faith estimate of the amount due or to become due. “Cash Collateralization” has a correlative meaning.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the U.S. government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of America or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Bank of America or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within twelve months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

Cash Management Services: services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, blocked account, lockbox and stop payment services.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. §9601 et seq.).

Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental

Authority; provided, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

Change of Control: each occurrence of any of the following:

(a) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership of more than 35% of the aggregate outstanding voting or economic power of the Equity Interests of Holdings;

(b) Holdings shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate voting or economic power of the Equity Interests of each other Obligor and each of its Subsidiaries or, such lesser amount that Holdings owns on the Closing Date or, if later, the date such Obligor or Subsidiary becomes an Obligor or Subsidiary, as applicable (other than in connection with any transaction permitted pursuant to Section 10.2.9), free and clear of all Liens (other than Permitted Specified Liens);

(c) any Borrower shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate voting or economic power of the Equity Interests of each of its Subsidiaries or, such lesser amount that such Borrower owns on the Closing Date or, if later, the date such Subsidiary becomes a Subsidiary, as applicable (other than in connection with any transaction permitted pursuant to Section 10.2.9), free and clear of all Liens (other than Permitted Specified Liens); or

(d) a “Change of Control” (or any comparable term or provision) under or with respect to any of the Equity Interests or Material Debt of Holdings or any of its Subsidiaries.

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, reasonable and documented out-of-pocket costs and expenses of any kind (including fees and expenses of counsel to the Agent and Lenders, taken as a whole), remedial response costs, and Extraordinary Expenses at any time (including after Full Payment of the Obligations or exit of Agent or any Lender) incurred by or asserted against any Indemnitee by an Obligor or other Person, relating to any (a) Loan, Letter of Credit, Loan Document, Borrower Materials or related transaction, (b) action taken or omitted to be taken by any Indemnitee in connection with the Loan Documents, (c) existence or perfection of Liens or realization on Collateral, (d) exercise of rights or remedies under a Loan Document or Applicable Law, (e) failure by an Obligor to perform or observe any term of a Loan Document, or (f) reliance by an Indemnitee on an electronic signature, record or Communication, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an appeal or Insolvency Proceeding), whether or not an Indemnitee or Obligor is a party.

Closing Date: as defined in Section 6.1.

Closing Date Transactions: collectively, (a) the execution and delivery of the Loan Documents entered into on the Closing Date, and (b) the payment of all fees and expenses in connection with the Loan Documents.

CME: CME Group Benchmark Administration Limited.

Code: the Internal Revenue Code of 1986, as amended.

Collateral: all Property described in Section 7.1, all Property described in this Agreement or any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations. Collateral shall not include any Excluded Property.

Commitment: for any Lender, its obligation to make Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1(a), as hereafter modified pursuant to Section 2.1.7 or an Assignment to which it is a party. “Commitments” means the aggregate amount of all Lenders’ Commitments.

Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. §1 et seq.).

Communication: as defined in Section 14.8.

Compliance Certificate: a certificate, in form (including Exhibit C or otherwise) and substance satisfactory to Agent, by which Borrowers certify compliance with Section 10.3, and which, whether or not an Applicable Trigger Period is then in effect, includes a reasonably detailed calculation of the Fixed Charge Coverage Ratio for the applicable Measurement Period and certifies compliance therewith.

Computation Period: as of any date of determination and as applicable, the period of twelve (12) consecutive fiscal months ending on such date and/or the period of four (4) consecutive Fiscal Quarters ending on such date.

Conforming Changes: with respect to use, administration of or conventions associated with SOFR, Term SOFR or any proposed Successor Rate, as applicable, any conforming changes to the definitions of Base Rate, SOFR, Term SOFR and Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of Business Day and U.S. Government Securities Business Day, timing of borrowing requests or prepayment, conversion or continuation notices, and length of lookback periods) as may be appropriate, in Agent’s discretion and in consultation with the Borrower Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as Agent determines is reasonably necessary, in consultation with the Borrower Agent, in connection with the administration of any Loan Document).

Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.

Consolidated Group: the Obligors and their Subsidiaries.

Consolidated Net Income: with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that the following shall be excluded:

(a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third-party (which interest does not cause the net income of such other Person to be consolidated into the net income of such Person or its Subsidiaries), except to the extent of the amount of dividends or distributions derived from earned income and actually paid in cash to such Person or Subsidiary,

(b) (i) the net income of any Subsidiary of such Person that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation, and (ii) non-cash stock based compensation expenses,

(c) the net income of any other Person arising prior to such other Person becoming a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries, and

(d) (1) any effect of income (loss) from the early extinguishment of Debt or Swap Obligations or other derivative instruments (including deferred financing costs written off and premiums paid), (2) any non-cash income (or loss) related to currency gains or losses related to Debt, intercompany balances, and other balance sheet items and to Swap Obligations pursuant to ASC 815 (or such successor provision), and (3) any non-cash expense, income, or loss attributable to the movement in mark to market valuation of foreign currencies, Debt, or derivative instruments pursuant to GAAP.

Consolidated Net Interest Expense: with respect to any Person for any period,

(a) gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person and excluding all rent payments under the Mexico Facility Lease that are classified as interest), less

(b) the sum of (i) interest income for such period and (ii) gains for such period on Swaps (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus

(c) the sum of (i) losses for such period on Swaps (to the extent not included in gross interest expense) and (ii) the upfront costs or fees for such period associated with Swaps (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

Contingent Obligation: any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation in respect of any Contingent Obligation shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby, or, if not a fixed and determined amount, the maximum reasonably anticipated liability in respect thereof as determined in good faith by the Person providing the guarantee or support.

Contractual Obligation: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

Control: possession, directly or indirectly, of the power to direct or cause direction of a Person’s management or policies, whether through the ability to exercise voting power, by contract or otherwise.

Controlled Account: a Deposit Account or other account subject to a Deposit Account Control Agreement.

Controlled Investment Affiliate: as to any Person, any other Person that (a) directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.

Covered Entity: (a) a “covered entity,” as defined and interpreted in accordance with 12 C.F.R. §252.82(b); (b) a “covered bank,” as defined in and interpreted in accordance with 12 C.F.R. §47.3(b); or (c) a “covered FSI,” as defined in and interpreted in accordance with 12 C.F.R. §382.2(b).

Cure Period: as defined in Section 11.6.

Cure Right: as defined in Section 11.6.

Daily Simple SOFR: with respect to any applicable determination date, the secured overnight financing rate published on the FRBNY website (or any successor source satisfactory to Agent).

Debt: with respect to any Person, without duplication,

(a) all indebtedness of such Person for borrowed money;

(b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than 90 days after the date such payable was created and any earn-out, purchase price adjustment or similar obligation until such obligation becomes due and payable in accordance with GAAP);

(c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made;

(d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property;

(e) all Capital Lease Obligations of such Person;

(f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit (including standby), bankers’ acceptance, bank guaranties, surety bonds and similar facilities or instruments;

(g) all net obligations and liabilities of such Person under Swaps;

(h) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing;

(i) all Contingent Obligations;

(j) all Disqualified Equity Interests; and

(k) all obligations referred to in clauses (a) through (j) of this definition of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; provided that the amount of Debt of any Person for purposes of this clause (k) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Debt and (ii) the fair market value of the property of such Person encumbered thereby as determined by such Person in good faith.

The Debt of any Person shall include the Debt of any partnership of or joint venture in which such Person is a general partner or a joint venturer. Notwithstanding the foregoing, none of the rental payment obligations owed by any Obligor under the Mexico Facility Lease shall be treated as Debt for any purpose under this Agreement or any other Loan Document.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate or fee otherwise applicable thereto.

Defaulting Lender: any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within three Business Days following request by Agent or any Borrower, to confirm in a manner satisfactory to Agent and Borrowers that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority) or Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements.

Deposit Account Control Agreement: control agreement satisfactory to Agent executed by an institution maintaining a Deposit Account for an Obligor, to perfect Agent’s Lien on such account.

Dilution Reserve: a reserve determined by Agent in its Permitted Discretion, if Agent’s dilution calculation exceeds (a) with respect to Non-Investment Grade Eligible Accounts, 5% (such reserve solely with respect to such excess amount) of Non-Investment Grade Eligible Accounts for each Borrower, and (b) with respect to Investment Grade Eligible Accounts, 2.5% (such reserve solely with respect to such excess amount) of Investment Grade Eligible Accounts for each Borrower, in each case of the foregoing clauses (a) and (b), over a twelve-month period, with respect to bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts.

Disposition: (a) the sale, transfer, license, lease, consignment, transfer or other disposition (in one transaction, a series of transactions or otherwise) of property of a Person, including a sale-leaseback transaction, synthetic lease, issuance of Equity Interests by a subsidiary, Division, or sale, assignment, transfer or other disposal, with or without recourse, of any notes, accounts receivable or related rights; (b) any loss, destruction or damage thereof with respect to any asset or right of any Obligor; and (c) any condemnation, confiscation, requisition, seizure or taking with respect to any asset or right of any Obligor.

Disqualified Equity Interest: any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition,

(a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to Full Payment occurring prior thereto),

(b) is redeemable at the option of the holder thereof, in whole or in part,

(c) provides for the scheduled payments of dividends or distributions in cash, or

(d) is convertible into or exchangeable for (i) Debt or (ii) any other Equity Interests that would constitute Disqualified Equity Interests, in each case of clauses (a) through (d), prior to the date that is 181 days after the Termination Date;

provided that if such Equity Interest is issued pursuant to a plan for the benefit of employees, officers or directors of Holdings, the Borrowers or the Subsidiaries, or by any such plan to such employees, officers or directors, such Equity Interest shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings in order to satisfy applicable statutory or regulatory obligations or as a result of the termination, death or disability of such employees, officers or directors.

Division: the division of assets, liabilities and/or obligations of a Person among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the original dividing Person and pursuant to which the original dividing Person may or may not survive.

Dollars: lawful money of the United States.

Dominion Account: one or more special accounts established by Borrowers at Bank of America or another bank acceptable to Agent, over which Agent has exclusive control for withdrawal purposes during the existence of any Applicable Trigger Period.

EBITDA: with respect to any Person for any period:

(a) the Consolidated Net Income of such Person for such period,

plus

(b) without duplication, the sum of the following amounts for such period to the extent deducted in the calculation of Consolidated Net Income for such period:

(i) any provision for United States federal, state, local and foreign income taxes or other taxes measured by net income,

(ii) Consolidated Net Interest Expense,

(iii) any loss from extraordinary (as such term was defined under GAAP prior to giving effect to FASB 2015-01) items,

(iv) any depreciation and amortization expense (excluding any depreciation and amortization relating to right of use assets for operating leases),

(v) any aggregate net loss on the Disposition of property (other than accounts and Inventory) outside the ordinary course of business,

(vi) any other non-cash expenditure, charge or loss for such period (other than any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to accounts and Inventory),

(vii) any expenses and fees incurred during such period to consummate the transactions contemplated by this Agreement and the Term Loan Agreement in an amount not to exceed $3,500,000, and

(viii) any loan servicing or amendment fees paid to Agent or the Lenders after the Closing Date pursuant to the requirements of the Loan Documents, the Term Loan Documents or any amendments or waivers thereof, minus

(c) without duplication, the sum of the following amounts for such period to the extent included in the calculation of such Consolidated Net Income for such period:

(i) any credit for United States federal, state, local and foreign income taxes or other taxes measured by net income,

(ii) any gain from extraordinary (as such term was defined under GAAP prior to giving effect to FASB 2015-01) items,

(iii) any aggregate net gain from the Disposition of property (other than accounts and Inventory) outside the ordinary course of business, and

(iv) any other non-cash gain, including any reversal of a charge referred to in clause (b)(vi) above by reason of a decrease in the value of any Equity Interest;

in each case, determined on a consolidated basis in accordance with GAAP.

For the avoidance of doubt (x) to the extent included in Consolidated Net Income, there shall be excluded in determining EBITDA for any period any adjustments resulting from the application of ASC 815 and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP and (y) in no event shall any “run-rate” revenue enhancements, increases from new contracts or amendments to existing contracts or similar adjustments be included as an addback in this definition.

EEA Financial Institution: (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.

EEA Member Country: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

EEA Resolution Authority: any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Electronic Copy: as defined in Section 14.8.

Electronic Record: as defined in Section 14.8.

Electronic Signature: as defined in Section 14.8.

Eligible Account: an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars and is deemed by Agent, in its Permitted Discretion, to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if (a) it is unpaid for more than 60 days after the original due date, or more than 90 days after the original invoice date; (b) 20% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause; (c) when aggregated with other Accounts owing by the Account Debtor, it exceeds 35% (or, (x) if the Account Debtor is an Investment Grade Account Debtor, 50%, and (y) such higher percentage as Agent may establish for any particular Account Debtor from time to time) of the aggregate amount of Eligible Accounts (but only to the extent of such excess); (d) it does not conform with a covenant or representation herein relating to Accounts; (e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, or is the target of a Sanction or is on any specially designated nationals list maintained by OFAC; or such Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process; (g) the Account Debtor is organized or has its principal offices or assets outside the United States or Canada, unless the Account is supported by a letter of credit (delivered to and directly drawable by Agent) or credit insurance reasonably satisfactory in all respects to Agent; (h) it is owing by a Governmental Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the federal Assignment of Claims Act; (i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien (other than Liens in favor of the Term Loan Agent that are at all times junior to Agent’s Liens and subject to the Term Loan Intercreditor Agreement); (j) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) the Railcars and other Inventory or goods giving rise to it are not located in the United States; (l) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (m) its payment has been extended or the Account Debtor has made a partial payment; (n) it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale‑or‑return, sale‑on‑approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes; (o) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; (p) it is subject to any factoring agreement, receivables purchase agreement or similar arrangement; or (q) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded.

Eligible Assignee: (a) a Lender, Affiliate of a Lender or Approved Fund that satisfies Section 12.13; (b) an assignee approved by Borrower Agent (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five (5) Business Days after written notice (including via e-mail) of the proposed assignment) and Agent; or (c) during an Event of Default, any Person acceptable to Agent in its discretion.

Eligible In-Transit Parts Inventory: Inventory owned by a Borrower that would be Eligible Parts Inventory if it were not subject to a Document and/or in transit to a location of a Borrower within the United States, and that Agent, in its Permitted Discretion, deems to be Eligible In-Transit Parts Inventory. Without limiting the foregoing, no Inventory shall be Eligible In-Transit Parts Inventory unless it is (a) subject to a Document showing Agent (or, with Agent’s consent, the applicable Borrower) as consignee, which Document is in the possession of Agent or other Person reasonably satisfactory to Agent; (b) fully insured in a manner reasonably satisfactory to Agent; (c) sold by a vendor that is not the target of any Sanction, that has no right to reclaim, divert shipment of, repossess, stop delivery, or assert any reservation of title or Lien against the Inventory, and with respect to whom no Borrower is in default of any obligation; (d) subject to purchase orders and other documentation reasonably satisfactory to Agent and title has passed to the Borrower at port of exportation as evidenced by incoterms reasonably acceptable to Agent; (e) shipped by a common carrier that is not affiliated with the vendor and is in transit within the continental United States to a location of a Borrower within the United States; (f) handled by a customs broker, freight-forwarder or other handler that has delivered an Imported Goods Agreement; (g) is in transit for 60 days or less from the applicable shipment date; and (h) subject to services of appropriate customs brokers, freight-forwarders and other handlers arranged by the Borrowers, all charges of which shall have been paid by the Borrowers.

Eligible Parts Inventory: Inventory owned by a Borrower that Agent, in its Permitted Discretion, deems to be Eligible Parts Inventory. Without limiting the foregoing, no Inventory shall be Eligible Parts Inventory unless it (a) consists of parts or accessories for Railcars; (b) is finished goods or raw materials, and not work-in-process, packaging or shipping materials, labels, samples, display items, bags or manufacturing supplies; (c) is not held on consignment, nor subject to any deposit or down payment; (d) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (e) is not slow-moving, perishable, obsolete or unmerchantable, and does not constitute returned or repossessed goods; (f) meets all standards imposed by any Governmental Authority, and has not been acquired from a Person that is the target of a Sanction and does not constitute hazardous materials under any Environmental Law; (g) conforms with the covenants and representations herein with respect to Inventory; (h) is subject to Agent’s duly perfected, first priority Lien, and no other Lien (other than Permitted Liens that are at all times junior to Agent’s Liens); (i) is within the continental United States or Canada, is not in transit except between locations of Borrowers, and is not consigned to any Person; (j) is not subject to any warehouse receipt or negotiable Document; (k) is not subject to any License or other arrangement that restricts such Borrower’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver; (l) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established by Agent in its Permitted Discretion; and (m) is reflected in the details of a current perpetual inventory report reasonably satisfactory to Agent.

Eligible Railcar Inventory: Inventory owned by a Borrower that Agent, in its Permitted Discretion, deems to be Eligible Railcar Inventory. Without limiting the foregoing, no Inventory shall be Eligible Railcar Inventory unless it (a) consists of Railcars; (b) is finished goods and not raw materials, work-in-process, packaging or shipping materials, labels, samples, display items, bags or manufacturing supplies; (c) is not held on consignment, nor subject to any deposit or down payment; (d) is newly manufactured by a Borrower and has not been previously used or registered other than to a Borrower at the time of inclusion in the Borrowing Base and is in saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (e) is subject to a purchase order and contract with a non-Affiliate buyer and is not made to “stock” or manufactured for speculative purposes; (f) is not slow-moving, perishable, obsolete or unmerchantable, and does not constitute returned or repossessed goods; (g) meets all applicable standards imposed by any Governmental Authority (including all maintenance required under the Railcar Maintenance and Safety Standards), has not been acquired from a Person that is the target of a Sanction, and does not constitute hazardous materials under any Environmental Law; (h) conforms with the covenants and representations herein with respect to Inventory; (i) is subject to Agent’s duly perfected, first priority Lien (including pursuant to or as evidenced by all necessary or desirable filings, deposits, registrations and recordings with the STB and any other applicable Governmental Authority in favor of Agent), and no other Lien (other than Permitted Liens that are at all times junior to Agent’s Liens); (j) is within the continental United States, is not in transit except between locations of Borrowers (and in each case en route to a location of a Borrower in the continental United States), and is not consigned to any Person; (k) is not subject to any warehouse receipt or negotiable Document; (l) is not subject to any License or other arrangement that restricts such Borrower’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver; (m) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established; and (n) is reflected in the details of a current perpetual inventory report reasonably satisfactory to Agent.

Enforcement Action: any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral, whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, deed in lieu of foreclosure, action in an Insolvency Proceeding or otherwise.

Environmental Laws: Applicable Laws (including permits issued by regulators) relating to public health as it relates to exposure to hazardous materials (other than occupational safety and health regulated by OSHA) or the protection or pollution of the environment, including the Resource Conservation and Recovery Act (42 U.S.C. §§6991-6991i), Clean Water Act (33 U.S.C. §1251 et seq.) and CERCLA.

Environmental Notice: a written notice from any Governmental Authority or other Person alleging noncompliance with, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution, including any complaint, summons, citation, order, claim, demand or request for corrective action, or remediation.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Equity Interest: with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

Equity Issuance: either (a) the sale or issuance by any Obligor or any of its Subsidiaries of any shares of its Equity Interests or (b) the receipt by Holdings of any cash capital contributions.

ERISA: the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: a (a) Reportable Event with respect to a Pension Plan; (b) withdrawal of an Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) complete or partial withdrawal of an Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (d) filing of a notice of intent to terminate, treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or institution of proceedings by the PBGC to terminate a Pension Plan; (e) determination that a Pension Plan is considered an at-risk plan or a plan in critical or endangered status under the Code or ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; (g) imposition of any liability on an Obligor or ERISA Affiliate under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; or (h) failure by an Obligor or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.

EU Bail-In Legislation Schedule: the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.

Event of Default: as defined in Section 11.

Excluded Accounts:

(a) any deposit account specifically and exclusively used:

(i) for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Obligor’s employees and amounts withheld from payments to third parties intended to be paid over by such Obligor to a Governmental Authority as withholding tax,

(ii) for escrow, fiduciary or trust purposes, and

(iii) solely to hold cash collateral to the extent permitted by clause (q) of the definition of “Permitted Liens”, and

(b) any deposit accounts with deposits at any time in an aggregate amount not in excess of $100,000 for any one account and $500,000 in the aggregate for all such accounts.

Notwithstanding the foregoing, in no event shall any deposit account of an Obligor that is pledged as collateral to secure the obligations of the Obligors under or pursuant to the Term Loan Agreement constitute an “Excluded Account”.

Excluded Equity Issuance:

(a) in the event that Holdings or any of its Subsidiaries forms any Subsidiary in accordance with this Agreement, the issuance by such Subsidiary of Equity Interests to Holdings or such Subsidiary, as applicable,

(b) the issuance of Equity Interests of Holdings to directors, officers and employees of Holdings and its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the board of directors of Holdings, and

(c) the issuance of Equity Interests by a Subsidiary of Holdings to its parent or member in connection with the contribution by such parent or member to such Subsidiary of the proceeds of an issuance described in clauses (a) – (b) above.

Excluded Property: notwithstanding anything in the Loan Documents to the contrary, (i) any Obligor’s right, title or interest in any license, contract or agreement to which such Obligor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would, under the express terms of such license, contract or agreement result in breach of the terms of, or constitute a default under, such license, contract or agreement (other than to the extent that any such term (A) has been waived or (B) would be rendered ineffective pursuant to Sections 9-406, 9-408, 9-409 of the Code or other applicable provisions of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, that (x) immediately upon the ineffectiveness, lapse, termination or waiver of any such provision, the Collateral shall include, and such Obligor shall be deemed to have granted a security interest in, all such right, title and interest as if such provision had never been in effect and (y) the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect Agent’s unconditional continuing security interest in and liens upon any rights or interests of an Obligor in or to the Proceeds or right to receive Proceeds of, or any monies due or to become due under, any such license, contract or agreement, (ii) any intent-to-use United States Trademark applications for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d), respectively, or if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office, but only to the extent, if any, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration issuing from such intent-to-use Trademark application under applicable federal law, and provided that upon such filing and acceptance, such intent-to-use applications shall be included in the definition of Collateral and (iii) the Mexico Facility Lease; provided that “Excluded Property” shall not include any Proceeds, products, substitutions or replacements of any Excluded Property (unless such Proceeds, products, substitutions or replacements would otherwise constitute Excluded Property or unless such Proceeds are necessary to satisfy any obligations with respect to any Lien permitted hereunder to have priority over Agent’s Lien).

Excluded Subsidiary:

(a) a “controlled foreign corporation” as defined under Section 957 of the Code (“CFC”) or any direct or indirect Subsidiary that owns (directly or indirectly ) no material assets other than equity interests (or equity interests and other securities) in one or more CFCs (“FSHCO”); provided that (i) if any such Person described in this definition may guarantee the Obligations without material adverse tax consequences to Holdings and its Subsidiaries, (unless Agent consents otherwise in writing) such Person shall not be an Excluded Subsidiary and, shall execute and deliver the agreements, instruments and other documents required by Section 7.6 and (ii) Holdings and its Subsidiaries shall use commercially reasonable efforts not create (or otherwise cause any of its Subsidiaries to become) a CFC or FSHCO,

(b) any Immaterial Subsidiary,

(c) the Mexican Subsidiaries,

(d) any Subsidiary acquired after the Closing Date that is prohibited or restricted by applicable laws or by any Contractual Obligation existing on the date of such acquisition, as applicable (to the extent such contractual prohibition was not entered into in contemplation thereof) from guaranteeing the Obligations, or which would require governmental (including regulatory) or other third-party consent, approval, license or authorization (other than any consent, approval, license or authorization from Holdings or any Subsidiary or any consent, approval, license or authorization created in contemplation thereof) to provide a guarantee of the Obligations (it being agreed Holdings shall use commercially reasonable efforts to seek any such consent, approval, license or authorization and/or waiver of such contractual prohibition) and

(e) any other Subsidiary of Holdings (other than Borrowers) with respect to which Borrower Agent and Agent reasonably agree in writing that the cost or other consequences of guaranteeing the Obligations would be excessive in view of the benefits to be obtained by the Lenders.

Notwithstanding the foregoing, no Subsidiary that owns or is the exclusive licensee of any Material Asset shall be an Excluded Subsidiary and no Subsidiary that is CFC or FSHCO shall be an Excluded Subsidiary unless Borrower Agent has reasonably determined, in consultation with Agent, that there would be material adverse tax consequences if such Subsidiary was a Guarantor. As of the Effective Date, there are no Excluded Subsidiaries other than Immaterial Subsidiaries and the Mexican Subsidiaries.

Excluded Swap Obligation: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a hedging agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.

Excluded Taxes: (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan or Commitment pursuant to a law in effect when such Lender acquires such interest (except pursuant to an assignment request by Borrower Agent under Section 13.4) or changes its Lending Office, unless the Taxes were payable to its assignor immediately prior to such assignment or to such Lender immediately prior to its change in Lending Office; (c) Taxes attributable to a Recipient’s failure to comply with Section 5.9; and (d) U.S. federal withholding Taxes imposed pursuant to FATCA.

Extraordinary Expenses: all costs, expenses or advances incurred by any Agent Indemnitee during an Event of Default or Obligor’s Insolvency Proceeding, including those relating to any (a) audit, inspection, repossession, storage, repair, appraisal, insurance, processing, preparation or advertising for sale, sale, collection, or other preservation of or realization upon Collateral; (b) action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any creditor(s) of an Obligor or any other Person) in any way relating to any Collateral, Agent’s Liens, Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) Enforcement Action or exercise of any rights or remedies in, or the monitoring of, an Insolvency Proceeding; (d) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral; and (e) negotiation and documentation of any Modification, workout, restructuring, forbearance, liquidation or collection with respect to any Loan Document, Collateral or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage and insurance costs, permit fees, utility expenses, legal and accounting fees and expenses, appraisal costs, brokers’ and auctioneers’ commissions, environmental investigation costs, wages and salaries paid to employees of any Obligor or independent contractors in liquidating Collateral, and travel expenses.

Extraordinary Receipts: any cash received by Holdings or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 5.2(b)(i) or (ii) hereof), including, without limitation,

(a) foreign, United States, state or local tax refunds,

(b) pension plan reversions,

(c) proceeds of insurance (other than to the extent such insurance proceeds are (i) immediately payable to a Person that is not Holdings or any of its Subsidiaries in accordance with Applicable Law or with Contractual Obligations entered into in the ordinary course of business or (ii) received by Holdings or any of its Subsidiaries as reimbursement for any out-of-pocket costs incurred or made by such Person prior to the receipt thereof directly related to the event resulting from the payment of such proceeds) and proceeds of all business interruption insurance,

(d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action,

(e) condemnation awards (and payments in lieu thereof),

(f) indemnity payments (other than to the extent such indemnity payments are (i) immediately payable to a Person that is not an Affiliate of Holdings or any of its Subsidiaries or (ii) received by Holdings or any of its Subsidiaries as reimbursement for any costs previously incurred or any payment previously made by such Person), and

(g) any purchase price adjustment received in connection with any purchase agreement (other than in connection with a Permitted Acquisition).

Facility: the real property identified on Schedule 1.1(c) and any New Facility hereafter acquired by Holdings or any of its Subsidiaries, including, without limitation, the land on which each such facility is located, all buildings and other improvements thereon, and all fixtures located thereat or used in connection therewith.

FATCA: Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreement (and related fiscal or regulatory legislation, or related official rules or practices) implementing the foregoing.

Federal Funds Rate: for any day, the per annum rate calculated by FRBNY based on such day’s federal funds transactions by depository institutions (as determined in such manner as FRBNY shall set forth on its public website from time to time) and published on the next Business Day by FRBNY as the federal funds effective rate; provided, that in no event shall the Federal Funds Rate be less than zero.

Fee Letter: that certain fee letter dated January 6, 2025, by and among FCA and Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

Field Exam/Appraisal Trigger Event: occurs if, at any time and for three (3) consecutive Business Days, Availability is less than the greater of (i) 15% of the Line Cap and (ii) $4,500,000.

FILO Amortization Period: the period commencing on the first day of the seventh full calendar quarter after the Closing Date and ending on the Termination Date.

FILO Amount: as of any date of determination, an amount equal to the lesser of (a) the FILO Cap Amount and (b) (i) 5% (reduced by .83334% on the first day of each calendar quarter occurring during the FILO Amortization Period) of the Eligible Accounts (other than any Investment Grade Eligible Accounts) of the Borrowers plus (ii) the lesser of (x) 10% (reduced by 1.66667% on the first day of each calendar quarter occurring during the FILO Amortization Period) of the Value of Eligible Parts Inventory of the Borrowers and (y) 10% (reduced by 1.66667% on the first day of each calendar quarter occurring during the FILO Amortization Period) of the NOLV Percentage of the Value of Eligible Parts Inventory of the Borrowers, in each case of the foregoing clauses (a) and (b), as specified in the Borrowing Base Certificate most recently delivered on or prior to such date of determination.

FILO Cap Amount: $5,000,000, as reduced by $833,333.34 on the first day of each calendar quarter occurring during the FILO Amortization Period.

FILO Loans: any Loan that is borrowed and deemed outstanding as a “FILO Loan” pursuant to Section 2.1.1.

FILO Tranche: any “first-in, last-out” and “last-out” loans established on the Closing Date.

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of the Consolidated Group for accounting and tax purposes, ending on December 31st of each year.

Fixed Charge Coverage Ratio: as of any date of determination, for the Consolidated Group and for any Computation Period, the ratio, determined on a consolidated basis for the Consolidated Group for the applicable period, of (a) EBITDA minus (i) Capital Expenditures (except those financed with Borrowed Money other than Loans), minus (ii) cash Taxes paid, minus (iii) Restricted Payments made in cash, to (b) Fixed Charges.

Fixed Charges: as of any date of determination, for the Consolidated Group and for any Computation Period, without duplication, the sum, determined on a consolidated basis for the Consolidated Group in accordance with GAAP, of Consolidated Net Interest Expense (other than payment-in-kind), scheduled principal payments made on Borrowed Money, payments made in respect of “earnouts” and similar payment obligations under merger, acquisition, purchase or similar or related agreements, and Capital Lease payments. Notwithstanding anything to the contrary set forth in this definition, for purposes of calculating Fixed Charges in connection with any determination of whether Payment Conditions are satisfied with respect to any contemplated payment to be made pursuant to Section 10.2.8(b)(ii), the amount of such contemplated payment shall be included in such calculation.

FLSA: the Fair Labor Standards Act of 1938.

Flood Laws: the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973 and related laws.

Foreign Lender: any Lender that is not a U.S. Person.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary: a Subsidiary that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia and any Subsidiary of such Foreign Subsidiary.

FRBNY: the Federal Reserve Bank of New York.

Fronting Exposure: a Defaulting Lender’s interest in LC Obligations, Swingline Loans and Protective Advances, except to the extent Cash Collateralized by the Defaulting Lender or allocated to other Lenders hereunder.

Full Payment: with respect to any Obligations, (a) the full cash payment thereof (other than contingent indemnification obligations for which no claim has been asserted), including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) Cash Collateralization of all LC Obligations (or delivery of standby letter(s) of credit acceptable to Agent in its reasonable discretion, in the amount of required Cash Collateral); and (c) Cash Collateralization of reasonably foreseeable Obligations that are inchoate or contingent in nature (other than Secured Banks Product allowed to remain outstanding by Bank Product providers). No Loans shall be deemed to have been paid in full unless all Commitments related to such Loans are terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).

Guarantor Payment: as defined in Section 5.10.3.

Guarantors: Holdings and each other Person that guarantees payment or performance of Obligations.

Guaranty: each guaranty agreement executed by a Guarantor in favor of Agent, as amended, restated or otherwise modified from time to time.

Holdings: as defined in the preamble to this Agreement.

Immaterial Subsidiary: at any time, any Subsidiary that:

(a) contributed 2.50% or less of the EBITDA of the Consolidated Group for the most recently ended period of four fiscal quarters for which financial statements have been delivered,

(b) contributed 2.50% or less of the revenues of the Consolidated Group for the most recently ended period of four fiscal quarters for which financial statements have been delivered, and

(c) had assets representing 2.50% or less of the total consolidated assets of the Consolidated Group on the last day of the most recently ended period of four fiscal quarters for which financial statements have been delivered;

provided that Immaterial Subsidiaries shall not comprise in the aggregate more than (i) 5.00% of the EBITDA of the Consolidated Group, (ii) 5.00% of the revenues of the Consolidated Group or (iii) 5.00% of the consolidated assets of the Consolidated Group, in each case, as of the end of the most recently ended period of four fiscal quarters for which financial statements have been delivered.

As of the Closing Date, the Immaterial Subsidiaries are listed on Schedule 1.1(b).

Imported Goods Agreement: each agreement by and among Agent, one or more Borrowers, and any customs broker, freight forwarder, or carrier of such Borrowers’ in-transit Inventory, each in form and substance reasonably satisfactory to Agent, pursuant to which, among other things, such customs broker, freight forwarder, or carrier agrees to serve as Agent’s agent and to follow certain of Agent’s instructions with respect to the shipping, customs clearing, and importation of such Inventory, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property: all intellectual property of a Person that is protectable by Applicable Law, including inventions, including inventions, designs, patents, copyrights, trademarks, service marks, domain names, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases.

Intellectual Property Claim: any claim (whether in writing or by suit) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Intercompany Subordination Agreement: that certain Master Intercompany Note dated as of the Closing Date, by and among the Obligors and their respective Subsidiaries, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

Interest Expense: with respect to the Consolidated Group for any Computation Period, determined on a consolidated basis and without duplication, consolidated total interest expense for such period in accordance with GAAP, which shall be deemed to include, without limitation, (A) amortization of original issue discount resulting from the issuance of Debt at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (C) non-cash interest payments, (D) the interest component of Capital Leases, (E) net payments, if any, pursuant to interest swap contracts with respect to Debt, (F) amortization of deferred financing fees, debt issuance costs, commissions and fees, (G) the interest component of any pension or other post-employment benefit expense, (H) to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed), and (I) other interest expense in respect of this Agreement or the Term Loan Agreement.

Interest Payment Date: (a) for each Term SOFR Loan, the last day of the applicable Interest Period and, if the Interest Period is more than three months, each three month anniversary of the beginning of the Interest Period; and (b) for all other Loans, the first day of each calendar month.

Interest Period: as defined in Section 3.1.3.

Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).

Inventory Formula Amount: the sum, without duplication of:

(a) the lesser of (A) 70% of the Value of Eligible Parts Inventory of the Borrowers or (B) 85% of the NOLV Percentage of the Value of Eligible Parts Inventory of the Borrowers; plus

(b) the lesser of (A) 70% of the Value of Eligible Railcar Inventory of the Borrowers or (B) 85% of the NOLV Percentage of the Value of Eligible Railcar Inventory of the Borrowers; plus

(c) the lesser of (A) $500,000 and (B) the lesser of (I) 70% of the Value of Eligible In-Transit Parts Inventory of the Borrowers and (II) 85% of the NOLV Percentage of the Value of Eligible In-Transit Parts Inventory of the Borrowers.

Inventory Reserve: reserves established by Agent in its Permitted Discretion to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

Investment: with respect to any Person, (a) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit (excluding Accounts arising in the ordinary course of business), capital contributions or acquisitions of Debt (including, any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), (b) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or (c) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.

Investment Grade Account Debtor: at any time, an Account Debtor that has a corporate credit rating of at least (a) BBB- by Standard & Poor’s Financial Services LLC or (b) Baa3 by Moody’s Investors Service, Inc.

Investment Grade Accounts Formula Amount: at any time, 90% of the Value of Investment Grade Eligible Accounts of the Borrowers.

Investment Grade Eligible Accounts: mean, as of any date of determination, Accounts that (i) constitute Eligible Accounts and (ii) arise out of sales to Account Debtors that are Investment Grade Account Debtors.

IP Security Agreement: a security agreement pursuant to which an Obligor grants a Lien on its Intellectual Property to Agent, as security for the Obligations, as amended, restated, supplemented or otherwise modified from time to time.

IRS: the United States Internal Revenue Service.

Issuing Bank: Bank of America (including any Lending Office of Bank of America), or any replacement issuer appointed pursuant to Section 2.2.4.

Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, agents, advisors, attorneys, consultants, service providers and other representatives.

LC Application: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank and Agent.

LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6 have been satisfied or waived; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and Revolver Usage does not exceed the Line Cap; (c) the Letter of Credit and payments thereunder are denominated in Dollars or other currency satisfactory to Agent and Issuing Bank; and (d) the purpose and form of the proposed Letter of Credit are satisfactory to Agent and Issuing Bank in their reasonable discretion.

LC Documents: all documents, instruments and agreements (including requests and applications) delivered by any Borrower or other Person to Issuing Bank or Agent in connection with a Letter of Credit.

LC Obligations: the sum (without duplication) of (a) all amounts owing by Borrowers for draws under Letters of Credit; and (b) the Stated Amount of all outstanding Letters of Credit.

LC Request: a request by Borrower Agent for issuance of a Letter of Credit, in form reasonably satisfactory to Agent and Issuing Bank.

Lease: any lease, sublease or license of, or other agreement granting a possessory interest in, real property to which any Obligor or any of its Subsidiaries is a party as lessor, lessee, sublessor, sublessee, licensor or licensee.

Lender Indemnitees: Lenders and Secured Bank Product Providers, and their officers, directors, employees, Affiliates, agents, advisors, attorneys, consultants, service providers and other representatives.

Lenders: lenders party to this Agreement (including Agent in its capacity as provider of Swingline Loans or Protective Advances) and any Person who hereafter becomes a “Lender” pursuant to an Assignment, including any Lending Office of the foregoing.

Lending Office: the office (including any domestic or foreign Affiliate or branch) designated as such by Agent, a Lender or Issuing Bank by notice to Borrower Agent and, if applicable, Agent.

Letter of Credit: any standby or documentary letter of credit, foreign guaranty, documentary bankers acceptance, indemnity, reimbursement agreement or similar instrument issued by Issuing Bank for the account or benefit of a Borrower or Affiliate of a Borrower.

Letter of Credit Subline: $1,000,000.

License: any license or written agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: an interest in Property securing an obligation or claim, including any lien, security interest, pledge, hypothecation, assignment, easement, right-of-way or other encumbrance.

Lien Waiver: an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any material Collateral with a book value in excess of $250,000 (when aggregated with all other Collateral at the same location) located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and allows Agent to enter the premises and remove, store and dispose of Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Line Cap: as of any date of determination, the lesser of (a) the Borrowing Base then in effect and (b) the aggregate Commitments at such time.

Loan: a loan made by Agent or a Lender under the credit facility established by this Agreement.

Loan Documents: this Agreement, Other Agreements and Security Documents. as each such agreement may be amended, restated, supplemented or otherwise modified from time to time.

Margin Stock: as defined in Regulation U of the Federal Reserve Board of Governors.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on (i) the business, operations, Properties or financial condition of the Obligors taken as a whole, (ii) the value of any material portion of the Collateral, (iii) the enforceability of any Loan Document, or (iv) the validity or priority of Agent’s Lien on any material portion of the Collateral; (b) materially impairs the ability of an Obligor to perform its obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any material portion of the Collateral.

Material Asset: (a) all Material IP and (b) all other assets owned by, or licensed to, Holdings or any of its Subsidiaries including that is material to the business of Holdings or any of its Subsidiaries, taken as a whole.

Material Contract: (a) the Term Loan Documents, (b) the Mexico Facility Lease and (c) with respect to any Person, and all other contracts or agreements as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

Material IP: as defined in Section 10.2.6.

Measurement Period: as of any date of determination of, the most recently completed period of twelve consecutive calendar months of the Consolidated Group for which financial statements have been delivered to Agent pursuant to Section 10.1.2(a) or Section 10.1.2(b), as applicable.

Mexican Subsidiaries: each of FCA-Fasemex, S. DE R.L. DE C.V. and FCA-Fasemex Enterprise, S. DE R.L. DE C.V.

Mexico: the United Mexican States.

Mexico Facility Lease: that certain Third Amendment to the Novation Agreement and Restatement of Lease Agreement, dated as of July 24, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among Jesús Salvador Gil Benavides, Alejandro Gil Benavides, Salvador Gil Benavides, Fabricaciones y Servicios de México, S.A. de C.V., as landlord, and FCA-Fasemex, S. DE R.L. DE C.V., as lessee, for the facility located at Tepic 1100, Colonia California, Coahuila, México, C.P. 25870.

Modification: any amendment, supplement, extension, approval, consent, waiver, change or other modification of a Loan Document, including any waiver of a Default or Event of Default.

Moody’s: Moody’s Investors Service, Inc. or any successor acceptable to Agent.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which an Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Cash Proceeds: with respect to, any issuance or incurrence of any Debt, any Equity Issuance, any Disposition or the receipt of any Extraordinary Receipts by any Person or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only:

(a) in the case of any Disposition or the receipt of any Extraordinary Receipts consisting of insurance proceeds or condemnation awards, the amount of any Debt secured by any Permitted Lien on any asset (other than Debt assumed by the purchaser of such asset) which is required to be, and is, repaid in connection therewith (other than Debt under this Agreement),

(b) reasonable fees, costs and expenses related thereto incurred by such Person or such Subsidiary in connection therewith,

(c) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith,

(d) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements), in each case, to the extent, but only to the extent, that the amounts so deducted are (i) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (ii) properly attributable to such transaction or to the asset that is the subject thereof, and

(e) any funded escrow established pursuant to the documents evidencing any such Disposition or Extraordinary Receipt to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that to the extent that any amounts are released from such escrow to any Person or any of its Subsidiaries, such amounts net of any related expenses shall constitute Net Cash Proceeds).

New Facility: any interest in any real property (wherever located) acquired by the Borrowers or any Subsidiary after the Closing Date.

NOLV Percentage: the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrowers’ Inventory performed by an appraiser reasonably acceptable to Agent and on terms satisfactory to Agent.

Non-Investment Grade Accounts Formula Amount: at any time, 85% of the Value of Non-Investment Grade Eligible Accounts of the Borrowers.

Non-Investment Grade Eligible Accounts: mean, as of any date of determination, Accounts that (i) constitute Eligible Accounts and (ii) arise out of sales to Account Debtors that are not Investment Grade Account Debtors.

Notice of Borrowing: notice by Borrower Agent of a Borrowing, in the form of Exhibit B or such other form reasonably satisfactory to Agent.

Notice of Conversion/Continuation: notice by Borrower Agent for conversion or continuation of a Loan as a Term SOFR Loan, in form reasonably satisfactory to Agent.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Claims and other amounts payable by Obligors under the Loan Documents, (d) Secured Bank Product Obligations, and (e) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, in each case whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.

Obligor: collectively, (a) the Borrowers, (b) Holdings, (c) each other Guarantor and (d) each other Person that (i) executes a joinder to this Agreement as a Borrower or Guarantor, (ii) is liable for payment of any Obligations, and (iii) has granted a Lien on its assets in favor of Agent to secure any Obligations.

Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary, undertaken in good faith and consistent with Applicable Law and past practices.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation or formation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Health Act of 1970.

Other Agreement: each LC Document, fee letter (including the Fee Letter), Lien Waiver, the Term Loan Intercreditor Agreement, each Borrowing Base Report, Compliance Certificate, Borrower Materials,

Communication, any other subordination agreement or other note, document, instrument or agreement of any kind (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto, in each case as amended, restated, supplemented or otherwise modified from time to time.

Other Connection Taxes: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.4).

Overadvance: the amount by which Revolver Usage exceeds the Line Cap (including as a result of a scheduled reduction in the FILO Amount) at any time.

Participant: as defined in Section 13.2.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Conditions: with respect to any contemplated Restricted Payments to be made in accordance with any applicable Permitted Restricted Payment, any contemplated Investment to be made in accordance with any applicable Permitted Investment, any Permitted Acquisition, and any contemplated payment to be made pursuant to Section 10.2.8(b)(ii) (each, an “PC Specified Transaction”): (a) as of the date of any such PC Specified Transaction and immediately after giving effect thereto, no Default or Event of Default has occurred and is continuing, (b) either (i) Availability (calculated based on the most recently delivered Borrowing Base Report and adjusted to give giving pro forma effect to any Revolver Usage as of the date of, and after giving effect to, such PC Specified Transaction) as of the date of such PC Specified Transaction, and for each day of the 30-consecutive day period ending immediately prior to the date of such PC Specified Transaction, shall not be less than the greater of (A) 20% of the Line Cap and (B) $6,000,000, or (ii) (A) Availability (calculated based on the most recently delivered Borrowing Base Report and adjusted to give giving pro forma effect to any Revolver Usage as of the date of, and after giving effect to, such PC Specified Transaction) as of the date of such PC Specified Transaction, and for each day of the 30-consecutive day period ending immediately prior to the date of such PC Specified Transaction, shall not be less than the greater of (x) 15% of the Lien Cap and (y) $4,500,000, and (B) the Fixed Charge Coverage Ratio, determined on a pro forma basis giving effect to the PC Specified Transaction, is not less than 1.00 to 1.00 as of the end of the most recently ended Measurement Period prior to the consummation of such PC Specified Transaction for which financial statements have been delivered pursuant to Section 10.1.2(b), and (c) Agent shall have received a certificate of a Senior Officer of Borrower Agent certifying as to compliance with the Payment Conditions and demonstrating (in reasonable detail) the calculations required thereby.

Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

PC Specified Transaction: as defined in the definition of Payment Conditions.

Pension Funding Rules: Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Acquisition: any Acquisition by a Borrower that satisfies each of the following conditions:

(a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition after giving pro forma effect to such Acquisition;

(b) both before and after giving effect to the consummation of such Acquisition and the incurrence of any Debt in connection therewith (calculated on a pro forma basis (giving pro forma effect to the consummation of such Acquisition and the incurrence of any Debt in connection therewith) as of the last day of the most recently ended month and for the Computation Period ending on such date), the Payment Conditions are satisfied;

(c) the applicable Borrower shall have furnished to Agent at least 10 Business Days prior to the consummation of such Acquisition:

(i) a summary of the key terms of the Acquisition and, if available, an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of Agent, such other information and documents that Agent may reasonably request, including, without limitation, executed counterparts of the respective agreements, instruments or other documents pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith,

(ii) pro forma financial statements of the Consolidated Group after the consummation of such Acquisition,

(iii) a certificate of the chief financial officer of Holdings, demonstrating on a pro forma basis compliance, as at the end of the most recently ended Measurement Period, with the financial covenant set forth in Section 10.3 hereof after the consummation of such Acquisition,

(iv) copies of such other material agreements, instruments or other documents as Agent shall reasonably request, and

(v) a duly and properly completed Compliance Certificate executed by an authorized officer of Borrower Agent demonstrating that the condition set forth in paragraph (b) above is satisfied;

(d) the agreements, instruments and other documents referred to in paragraph (c) above shall provide that:

(i) neither the Obligors nor any of their Subsidiaries shall, in connection with such Acquisition, assume or remain liable in respect of any Debt of the Seller or Sellers, or other obligation of the Seller or Sellers (except for obligations incurred in the ordinary course of business in operating the property so acquired and necessary or desirable to the continued operation of such property and except for Permitted Debt), and

(ii) all Property to be so acquired in connection with such Acquisition shall be free and clear of any and all Liens, except for Permitted Liens (and if any such Property is subject to any Lien not permitted by this clause (ii) then concurrently with such Acquisition such Lien shall be released);

(e) such Acquisition shall be effected in such a manner so (i) that the acquired assets or Equity Interests are owned a Borrower and, if effected by merger, amalgamation or consolidation involving an Obligor, a Borrower shall be the continuing or surviving Person and (ii) after giving effect to any such Acquisition, any Person so acquired who is a Subsidiary of a Borrower shall become a Borrower;

(f) Availability will be in an amount equal to or greater than $15,000,000 immediately after giving effect to the consummation of the proposed Acquisition;

(g) the assets being acquired or the Person whose Equity Interests are being acquired did not have negative EBITDA during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition;

(h) the assets being acquired (other than a de minimis amount of assets in relation to the Obligors’ and their Subsidiaries’ total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of the Obligors and their Subsidiaries or a business reasonably related thereto;

(i) the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or Mexico or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States or Mexico; provided, the aggregate Purchase Price of Acquisitions of assets located in Mexico and Persons organized in Mexico shall not exceed $5,000,000:

(j) such Acquisition shall be consensual and shall have been approved by the board of directors of the Person whose Equity Interests or assets are proposed to be acquired and shall not have been preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Holdings or any of its Subsidiaries or an Affiliate thereof;

(k) any such Subsidiary (and its equityholders) shall execute and deliver the agreements, instruments and other documents required by Section 10.1.9 on or prior to the date of the consummation of such Acquisition; and

(l) the Purchase Price payable in respect of all Acquisitions shall not exceed $25,000,000 in the aggregate during the term of this Agreement.

Permitted Cure Equity: Equity Interests (other than Disqualified Equity Interests) issued by Holdings or its parent in connection with the exercise of the Cure Right.

Permitted Debt: in each case, only as permitted under the Term Loan Documents:

(a) any Debt owing to Agent or any Lender under this Agreement and the other Loan Documents;

(b) any other Debt listed on Schedule 10.2.1, and any Permitted Refinancing Debt in respect of such Debt;

(c) Permitted Purchase Money Debt and any Permitted Refinancing Debt in respect of such Debt;

(d) Permitted Intercompany Investments;

(e) Debt incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds;

(f) Debt owed to any Person providing property, casualty, liability, or other insurance to the Obligors, so long as the amount of such Debt is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Debt is incurred and such Debt is outstanding only during such period;

(g) the incurrence by any Obligor of Debt under Swaps that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Obligor’s operations and not for speculative purposes;

(h) (i) Debt incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) and (ii) obligations in respect of cash management services, netting services, automatic clearinghouse arrangements, overdraft protections, and other cash management and similar arrangements, in each case of clause (i) and (ii), incurred in the ordinary course of business and any guarantees thereof or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Debt is extinguished within ten (10) Business Days of its incurrence;

(i) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Obligor incurred in connection with the consummation of one or more Permitted Acquisitions;

(j) Debt with respect to the Term Loan Facility incurred pursuant to the Term Loan Agreement in an aggregate principal amount not to exceed $115,000,000; provided, that

(i) the Term Loan Facility shall not be secured by any property that does not secure the Obligations (other than the Specified Excluded Assets and the Specified Excluded Equity Interests) and there shall be no obligor in respect of the Term Loan Facility that is not an obligor in respect of the Obligations (other than the Mexican Subsidiaries); and

(ii) such Debt shall be subject to the Intercreditor Agreement and otherwise on terms reasonably satisfactory to the Agent;

(k) subject to the limitations of Permitted Intercompany Investments, guarantees by Holdings and any Subsidiary in respect of Debt of the Obligors (other than Holdings, and in any event, other than, in respect of Subsidiaries that are not Obligors, Debt for borrowed money) otherwise permitted hereunder;

(l) Debt representing deferred compensation or similar arrangements to employees of any Borrower or any of their respective Subsidiaries incurred in the ordinary course of business;

(m) to the extent constituting Debt, customer deposits and advance payments (including progress payments) received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(n) to the extent constituting Debt, guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of any Borrower and any of their respective Subsidiaries;

(o) Debt in respect of the Specified Letter of Credit in an aggregate principal amount not to exceed $197,000; and

(p) unsecured Debt not for borrowed money of an Obligor not to exceed $3,000,000.

Permitted Discretion: a determination made in good faith using reasonable business judgment (from the perspective of a secured, asset-based lender).

Permitted Disposition: in each case, only as permitted under the Term Loan Documents:

(a) sale of Inventory and immaterial assets to non-Affiliates in the ordinary course of business;

(b) licensing, on a non-exclusive basis, Intellectual Property rights to third party non-Affiliates in the ordinary course of business in accordance with the terms of this Agreement;

(c) leasing or subleasing assets to third party non-Affiliates in the ordinary course of business;

(d) (i) the lapse of registered Intellectual Property of the Borrowers and their Subsidiaries to the extent not economically desirable in the conduct of their business or (ii) the abandonment of Intellectual Property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Secured Parties;

(e) any involuntary loss, damage or destruction of property;

(f) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(g) so long as no Event of Default has occurred and is continuing or would result therefrom, transfers of assets (i) from Holdings or any of its Subsidiaries to an Obligor (other than Holdings), and (ii) from any Subsidiary of Holdings that is not an Obligor to any other Subsidiary of Holdings that is not an Obligor;

(h) Dispositions to non-Affiliates of obsolete or worn-out equipment in the ordinary course of business and consistent with past practice;

(i) Dispositions of equipment or real property to the extent that (i) such equipment or real property is exchanged for credit against the purchase price of similar replacement Equipment or real property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement equipment or real property, in each case, with a non-Affiliate on an arms’ length basis and for fair market value;

(j) Dispositions of cash and Cash Equivalents in a manner permitted hereunder;

(k) discounts of accounts receivable, or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable in the ordinary course of business (but excluding factoring or in connection with any receivables financing);

(l) any transfer and other Dispositions of accounts receivable (including write-offs, discounts and compromises) in connection with the compromise, settlement or collection thereof (but excluding factoring or in connection with any receivables financing);

(m) to the extent constituting Dispositions, any Permitted Restricted Payments;

(n) the unwinding or settling of any Swaps in the ordinary course of business and consistent with past practices (and in any event for non-speculative purposes); and

(o) Dispositions of Term Loan Priority Collateral not otherwise permitted in clauses (a) through (n) above for cash in an aggregate amount not less than the fair market value of such property or assets;

provided that the Net Cash Proceeds of such Dispositions (including the proposed Disposition) (1) in the case of clauses (h) and (o) above, do not exceed $10,000,000 in the aggregate in any Fiscal Year and (2) in all cases, are paid to Agent for the benefit of Agent and the Lenders pursuant to the terms of Section 5.2(b)(i) or applied as provided in Section 5.5.

Notwithstanding the foregoing, no Obligor may transfer, assign or exclusively license any Material Asset to any Affiliate of Holdings that is not an Obligor and any such transaction shall not be a Permitted Disposition.

Permitted Intercompany Investments: Investments, in each case, only as permitted under the Term Loan Documents, made by:

(a) an Obligor to or in another Obligor (other than Holdings),

(b) a Subsidiary that is not an Obligor to or in another Subsidiary that is not an Obligor (other than any Immaterial Subsidiary),

(c) a Subsidiary that is not an Obligor to or in an Obligor organized in the United States, so long as, in the case of a loan or advance, the parties thereto are party to the Intercompany Subordination Agreement, and

(d) an Obligor to or in a Subsidiary that is not an Obligor (other than any Immaterial Subsidiary) so long as:

(i) the aggregate amount of all such Investments made by the Obligors to or in Subsidiaries that are not Obligors does not exceed $2,000,000 at any time outstanding,

(ii) no Default or Event of Default has occurred and is continuing either before or after giving effect to such Investment,

(iii) Availability shall be at least $15,000,000 after giving effect to such Investment, and

(iv) Agent has received a certificate of an Authorized Officer of the Borrower, dated as of the date of the Investment in a Subsidiary that is not an Obligor, demonstrating compliance with subclauses (ii) and (iii) above on a pro forma basis as of the last day of the last fiscal quarter for which financial statements have been delivered under Section 10.1.2 after giving effect to such payment (as if made on the first day of such period).

Permitted Investments: in each case, only as permitted under the Term Loan Documents:

(a) Investments in cash and Cash Equivalents;

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c) advances to non-Affiliates made in connection with purchases of goods or services in the ordinary course of business;

(d) Investments received in settlement of amounts due to any Obligor or any of its Subsidiaries effected in the ordinary course of business or owing to any Obligor or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of an Obligor or its Subsidiaries;

(e) Investments existing on the date hereof, as set forth on Schedule 10.2.5 hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof;

(f) Permitted Intercompany Investments;

(g) Permitted Acquisitions;

(h) loans or advances (or guarantees) to officers, directors and employees of Holdings, any Borrower or any Subsidiary:

(i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes,

(ii) in connection with such Person’s cashless purchase of Equity Interests of Holdings,

(iii) to permit the payment of taxes with respect to any such Equity Interest purchase described in the foregoing sub-clause (ii), and

(iv) for any other purposes not described in the foregoing sub-clauses (i), (ii) and (iii);

provided that the aggregate principal amount outstanding at any time under the foregoing sub-clauses (i), (ii), (iii) and (iv) of this clause (h) shall not exceed $1,000,000;

(i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors and other credits to suppliers in the ordinary course of business;

(j) [reserved];

(k) Investments in Swaps permitted under Section 10.2.1 in the ordinary course of business, consistent with past practices and for non-speculative purposes;

(l) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(m) Investments consisting of purchases and acquisitions of inventory, supplies, material or other similar assets, or of services, in the ordinary course of business and consistent with past practices; and

(n) subject to the satisfaction of the Payment Conditions, any other Investments.

Notwithstanding the foregoing, no Permitted Investment in any Affiliate of Holdings that is not an Obligor may consist of a transfer, assignment or exclusive license of any Material Asset.

Permitted Liens: in each case, only as permitted under the Term Loan Documents:

(a) Liens securing the Obligations;

(b) Liens for taxes, assessments and governmental charges the payment of which is not required under Section 10.1.6;

(c) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Debt for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d) Liens described on Schedule 10.2.2, provided that (A) any such Lien shall only secure the Debt that it secures on the Closing Date and any Permitted Refinancing Debt in respect thereof and (B) no such Lien extends to any additional property other than (x) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Debt permitted under Section 10.2.1 and (y) proceeds and products thereof, accessions thereto and improvements thereon;

(e) purchase money Liens on equipment acquired or held by any Obligor or any of its Subsidiaries in the ordinary course of its business to secure Permitted Purchase Money Debt so long as such Lien only (i) attaches to such property and (ii) secures the Debt that was incurred to acquire such property or any Permitted Refinancing Debt in respect thereof;

(f) deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;

(g) with respect to any Facility or Lease, easements, zoning restrictions, covenants, declarations and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) individually or in the aggregate, materially impair the value or use of such property or its use by any Obligor or any of its Subsidiaries in the normal conduct of such Person’s business;

(h) Liens of landlords and mortgagees of landlords (i) arising by statute or under any Lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, or (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(i) the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a Capital Lease), in each case extending only to such personal property;

(j) non-exclusive licenses of Intellectual Property rights in the ordinary course of business permitted in accordance with the terms of this Agreement;

(k) judgment liens securing judgments and other proceedings not constituting an Event of Default under Section 11.1(g);

(l) rights of set-off or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(m) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Debt;

(n) Liens on Term Loan Priority Collateral that are senior to the Liens securing the Obligations and Liens on ABL Priority Collateral that are junior to the Liens securing the Obligations, in each case, securing Debt incurred pursuant to clause (j) of the definition of “Permitted Debt”; provided, such Liens shall not attach to any assets owned by a Obligor organized in Mexico or the Equity Interests thereof;

(o) Liens solely on any cash earnest money deposits made by any Obligor in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition;

(p) customary security deposits with the owner or lessor of premises leased and operated by Holdings or any of its Subsidiaries to secure the performance of Holdings’ or such Subsidiary’s obligations under the terms of the lease for such premises;

(q) Liens on cash collateral in an amount not to exceed $197,000 pledged to secure the Specified Letter of Credit; and

(r) other Liens which do not secure Debt for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $1,000,000.

Permitted Purchase Money Debt: as of any date of determination, Debt (other than the Obligations, but including Capital Lease Obligations) incurred to finance the acquisition of any fixed assets secured by a Lien permitted under clause (e) of the definition of “Permitted Liens”; provided that (a) such Debt is incurred within 45 days after such acquisition, (b) such Debt when incurred shall not exceed the purchase price of the asset financed and (c) the aggregate principal amount of all such Debt shall not exceed $2,500,000 at any time outstanding.

Permitted Refinancing Debt: the extension of maturity, refinancing or modification of the terms of Debt so long as:

(a) after giving effect to such extension, refinancing or modification, the amount of such Debt is not greater than the amount of Debt outstanding immediately prior to such extension, refinancing or modification (other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto);

(b) such extension, refinancing or modification does not result in a shortening of the average weighted maturity (measured as of the extension, refinancing or modification) of the Debt so extended, refinanced or modified (and, in the case of revolving Debt, does not require mandatory commitment reductions, if any, prior to the Termination Date);

(c) such extension, refinancing or modification is pursuant to terms that are not materially less favorable, taken as a whole, to the Obligors and the Secured Parties than the terms of the Debt (including, without limitation, terms relating to the collateral (if any) and subordination (if any)) being extended, refinanced or modified;

(d) the Debt that is extended, refinanced or modified is not recourse to any Obligor or any of its Subsidiaries that is liable on account of the obligations other than those Persons which were obligated with respect to the Debt that was refinanced, renewed, or extended;

(e) to the extent that the Debt that is extended, refinanced or modified is secured, the Lien securing such Debt satisfies the applicable requirements of Section 10.2.2;

(f) as of the date of the incurrence of such Debt and after giving effect thereto, no Event of Default exists; and

(g) (A) if such Debt being extended, refinanced or modified was subordinated to the Obligations, then the Permitted Refinancing Debt shall also be subordinated to the Obligations on terms (taken as a whole) and pursuant to documentation no less favorable to the Lenders and Agent,

(B) if such Debt being extended, refinanced or modified is unsecured, then the Permitted Refinancing Debt shall also be unsecured,

(C) if the Debt being refinanced, refunded or replaced is secured, it is not secured by any assets that did not previously secure such Debt, and

(D) if the Debt being refinanced, refunded or replaced is Guaranteed, it shall not be Guaranteed by any Person that did not previously guarantee such Debt.

Permitted Restricted Payments: any of the following Restricted Payments, in each case, only as permitted under the Term Loan Documents, and made by:

(a) any Obligor to Holdings in amounts necessary to pay taxes and other customary expenses as and when due and owing by Holdings in the ordinary course of its business as a public holding company and to maintain its legal existence (including, for the avoidance of doubt, salaries, bonuses, incentive compensation, severance, and other payments or benefits attendant to the employment relationship and related reasonable and customary expenses incurred by employees of Holdings),

(b) [reserved],

(c) any Subsidiary of a Borrower to such Borrower,

(d) Holdings to pay dividends in the form of common Equity Interests of Holdings;

(e) [reserved];

(f) non-cash repurchases of Equity Interests in Holdings deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(g) each Borrower and each of its Subsidiaries may:

(i) pay (or make Restricted Payments to allow Holdings to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings held by any future, present or former employee, officer or director (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributes of any of the foregoing) of Holdings or any of its Subsidiaries; or

(ii) make Restricted Payments in the form of distributions to allow Holdings to pay principal or interest on promissory notes that were issued to any future, present or former employee, officer or director (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributes of any of the foregoing) of Holdings or any of its Subsidiaries in lieu of cash payments for the repurchase, retirement or other acquisition or retirement for value of such Equity Interests held by such Persons, in each case, upon the death, disability, retirement or termination of employment of any such Person or pursuant to any employee, officer or director equity plan, employee, officer or director stock option plan or any other employee, officer or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director or officer of Holdings or any of its Subsidiaries;

provided that the aggregate amount of Restricted Payments made pursuant to this clause (g) shall not exceed $1,000,000 in any Fiscal Year; and

(h) subject to the satisfaction of the Payment Conditions, any other Restricted Payments.

Notwithstanding the foregoing, no Obligor may transfer, assign or exclusively license any Material Asset to any Affiliate of Holdings that is not an Obligor and any such transaction shall not be a Permitted Restricted Payment.

Permitted Specified Liens: non-consensual Permitted Liens created by operation of law, Liens permitted pursuant to clause (d) of the definition of Permitted Liens, and, in the case of Term Loan Priority Collateral, Liens permitted pursuant to clause (n) (in respect of Term Loan Priority Collateral) of the definition of Permitted Liens.

Person: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity of any kind.

Plan: any Benefit Plan maintained for employees of an Obligor or ERISA Affiliate, or to which an Obligor or ERISA Affiliate is required to contribute on behalf of its employees.

Platform: as defined in Section 14.3.3.

Pledge Agreement: the Pledge Agreement dated as of the date hereof by the Obligors in favor of Agent, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.

Pro Rata: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) by dividing the amount of such Lender’s Commitment by the aggregate outstanding Commitments; or (b) following termination of the Commitments, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate outstanding Loans and LC Obligations or, if all Loans and LC Obligations have been paid in full and/or Cash Collateralized, by dividing such Lender’s and its Affiliates’ remaining Obligations by the aggregate remaining Obligations.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not reasonably be expected to have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the reasonable satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances: as defined in Section 2.1.6.

PTE: a prohibited transaction class exemption issued by the U.S. Department of Labor, as amended from time to time.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 90 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

Purchase Price: with respect to any Acquisition, an amount equal to the sum of

(a) the aggregate consideration, whether cash, property or securities (including, without limitation, the fair market value of any Equity Interests of any Obligor or any of its Subsidiaries issued in connection with such Acquisition), paid or delivered by an Obligor or any of its Subsidiaries (whether as initial consideration or through the payment or disposition of deferred consideration, including, without limitation, in the form of seller financing, royalty payments, payments allocated towards non-compete covenants, payments to principals for consulting services or other similar payments) in connection with such Acquisition, plus

(b) the aggregate amount of liabilities of the acquired business (net of current assets of the acquired business) that would be reflected on a balance sheet (if such were to be prepared) of Holdings and its Subsidiaries after giving effect to such Acquisition, plus

(c) the aggregate amount of all transaction fees, costs and expenses incurred by Holdings or any of its Subsidiaries in connection with such Acquisition.

Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.

Qualified Equity Interests: with respect to any Person, all Equity Interests of such Person that are not Disqualified Equity Interests.

Railcar: a vehicle used for the carrying of cargo on a rail transport system (also referred to as railroad rolling stock), and all accessions thereto, all improvements and other equipment components of any nature from time to time incorporated or installed therein.

Railcar Maintenance and Safety Standards: (i) maintenance standards promulgated by the American Association of Railroads, and (ii) safety standards promulgated by the U.S. Department of Transportation.

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any Facility or Lease or other real Property or any buildings, structures, parking areas or other improvements thereon.

Recipient: Agent, Issuing Bank, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

Reimbursement Date: as defined in Section 2.2.2.

Relevant Governmental Body: the Federal Reserve Board and/or FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or FRBNY.

Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months’ rent and other charges that could reasonably be expected to be payable to any such Person, unless it has executed a Lien Waiver.

Report: as defined in Section 12.2.3.

Reportable Event: any event set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.

Reporting Trigger Period: the period (a) commencing on any day that (i) an Event of Default occurs, or (ii) Availability is less than the greater of (i) 12.5% of the Line Cap and (ii) $3,750,000; and (b) continuing until, during each of the preceding 30 consecutive days, (i) no Event of Default has existed and (ii) Availability has been more than the greater of (x) 12.5% of the Line Cap and (y) $3,750,000.

Required Lenders: Lenders holding more than 50% of (a) the aggregate outstanding Commitments; or (b) after termination of the Commitments, the aggregate outstanding Loans and LC Obligations or, upon Full Payment of all Loans and LC Obligations, the aggregate remaining Obligations; provided, that Commitments, Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Loan or LC Obligation by the Lender (including in its capacity as Issuing Bank) that funded the applicable Loan or issued the applicable Letter of Credit.

Rescindable Amount: as defined in Section 4.1.3(c).

Resolution Authority: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

Restricted Payments:

(a) the declaration or payment of any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Obligor or any of its Subsidiaries, now or hereafter outstanding, together with any payment or distribution pursuant to a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law,

(b) the making of any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Obligor or any direct or indirect parent of any Obligor, now or hereafter outstanding,

(c) the making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Obligor, now or hereafter outstanding,

(d) the return of any Equity Interests to any shareholders or other equity holders of any Obligor or any of its Subsidiaries, or the making of any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such, or

(e) the payment of any management, consulting, monitoring or advisory fees or any other fees or expenses (including the reimbursement thereof by any Obligor or any of its Subsidiaries) pursuant to any management, consulting, monitoring, advisory or other services agreement to any of the shareholders or other equityholders of any Obligor or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Obligor.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any member of the Consolidated Group to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Restricted Payments, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

Revolver Usage: (a) the aggregate amount of outstanding LC Obligations (net of Cash Collateral posted with respect to the Stated Amount of Letters of Credit) plus (b) the aggregate amount of outstanding Loans.

S&P: Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., or any successor acceptable to Agent.

Sale and Leaseback Transaction: with respect to Holdings or any of its Subsidiaries, any arrangement, directly or indirectly, with any Person whereby Holdings or any of its Subsidiaries shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Sanction: a sanction administered or enforced by the U.S. government, UN Security Council, European Union, U.K. government or other applicable sanctions authority, including restrictions imposed with respect to the specially designated nationals list maintained by the U.S. Treasury Office of Foreign Assets Control (OFAC).

Scheduled Unavailability Date: as defined in Section 3.6.2.

Secured Bank Product Obligations: Debt, obligations and other liabilities with respect to Bank Products owing by an Obligor or Affiliate of an Obligor to a Secured Bank Product Provider; provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.

Secured Bank Product Provider: (a) Bank of America or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided such provider delivers written notice to Agent, in form and substance satisfactory to Agent, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.14.

Secured Parties: Agent, Issuing Bank, Lenders and Secured Bank Product Providers.

Security Documents: the Guaranties, Pledge Agreement, IP Security Agreements, Deposit Account Control Agreements, Intercompany Subordination Agreement and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Seller: any Person that sells Equity Interests or other property or assets to an Obligor or a Subsidiary of an Obligor in a Permitted Acquisition.

Senior Officer: the chairman of the board, president, vice president, chief executive officer or chief financial officer of the applicable Obligor.

Settlement Report: a report summarizing Loans and participations in LC Obligations outstanding as of a settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Commitments.

SOFR: the secured overnight financing rate as administered by the FRBNY (or a successor administrator).

SOFR Adjustment: with respect to Daily Simple SOFR and Term SOFR, 0.10% (10 basis points).

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Specified Excluded Assets: all Property owned solely by the Mexican Subsidiaries and not any Obligor.

Specified Excluded Equity Interests: the Equity Interests issued by the Mexican Subsidiaries and not any Obligor.

Specified Letter of Credit: that certain standby letter of credit issued by Bank of America, N.A. to 125 S. Wacker Street Property Owner LLC for the account of Holdings in the face amount of $197,000, which letter of credit has been issued to secure Holdings’ obligations under the lease for its offices located at 125 S. Wacker Drive, Suite 1500, Chicago, Illinois 60606.

Specified Obligor: an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.10).

Spot Rate: the exchange rate, as determined by Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by Agent) as of the end of the preceding business day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in Agent’s principal foreign exchange trading office for the first currency.

Stated Amount: the outstanding amount of a Letter of Credit, including any automatic increase or tolerance (whether or not then in effect) provided by the Letter of Credit or related LC Documents.

STB: the United States Surface Transportation Board or any successor agency thereto.

Subordinated Debt: Debt incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent in its discretion.

Subsidiary: any entity at least 50% of whose voting securities or Equity Interests is owned by a Borrower or combination of Borrowers (including indirect ownership through other entities in which a Borrower directly or indirectly owns 50% of the voting securities or Equity Interests). Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of an Obligor.

Successor Rate: as defined in Section 3.6.2.

Swap: as defined in §1a(47) of the Commodity Exchange Act.

Swap Obligations: obligations under an agreement relating to a Swap.

Swingline Loan: any Borrowing of Base Rate Loans funded with Agent’s funds, until such Borrowing is settled among Lenders or repaid by Borrowers.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term Loan: the “Term Loan” made pursuant to and as defined in the Term Loan Facility or any equivalent term used to describe the term loans made thereunder and in connection therewith.

Term Loan Agent: Blue Torch Finance LLC, in its capacity as administrative agent and collateral agent under the Term Loan Facility, and its successors and permitted assigns in such capacity.

Term Loan Agreement: that certain Financing Agreement, dated as of December 31, 2024, among the Obligors, the Term Loan Agent, the Term Loan Lenders and the other parties party thereto, as may be amended, amended and restated, modified or supplemented from time to time in accordance with the terms hereof and of the Term Loan Intercreditor Agreement.

Term Loan Documents: has the meaning assigned to the term “Term Documents” in the Term Loan Intercreditor Agreement.

Term Loan Facility: the Term Loan Agreement. Any reference to the Term Loan Facility hereunder shall be deemed a reference to any Term Loan Facility then in existence.

Term Loan Intercreditor Agreement: the Intercreditor Agreement dated as of the date hereof, between the Term Loan Agent and Agent, as the same may be amended, amended and restated, and/or modified from time to time in accordance with the terms thereof and hereof.

Term Loan Lenders: has the meaning assigned to the term “Term Lenders” in the Term Loan Intercreditor Agreement.

Term Loan Obligations: shall mean the “Obligations” as such term is defined in the Term Loan Agreement or any equivalent term used to describe the obligations arising thereunder and in connection therewith.

Term Loan Priority Collateral: has the meaning assigned to such term in the Term Loan Intercreditor Agreement.

Term SOFR: (a) for any Interest Period relating to a Loan (other than a Base Rate Loan), the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period, provided that if such rate is not published prior to 11:00 a.m. on such determination date, then the Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment; and (b) for any interest calculation relating to a Base Rate Loan on any day, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day, provided that if the rate is not published prior to 11:00 a.m. on such determination date, then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment; provided, that if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement.

Term SOFR Loan: a Loan that bears interest based on clause (a) of the definition of Term SOFR.

Term SOFR Replacement Date: as defined in Section 3.6.2.

Term SOFR Screen Rate: the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Agent from time to time).

Termination Date: (a) February 12, 2030, or (b) such earlier date on which the Commitments terminate hereunder; provided, that if the aggregate outstanding principal amount of the Term Loan Obligations and all related obligations have not been repaid in full on or prior to October 1, 2028, or refinanced with a new maturity date no earlier than May 13, 2030, in each case in accordance with this Agreement and subject to the Term Loan Intercreditor Agreement, the date referred to in the foregoing clause (a) will instead be October 2, 2028; provided, further, that, if the applicable date resulting from the application of the foregoing clauses (a) and (b) is not a Business Day, the Termination Date will be the immediately preceding Business Day.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

UCC: the Uniform Commercial Code as in effect in the State of New York or, when used in reference to a Lien for which the laws of another jurisdiction govern perfection or enforcement, the Uniform Commercial Code of such other jurisdiction, as applicable.

UK Financial Institution: any BRRD Undertaking (as defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

UK Resolution Authority: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Code, ERISA or the Pension Protection Act of 2006 for the applicable plan year.

Unused Line Fee Rate: a per annum rate equal to 0.375%.

U.S. Government Securities Business Day: any Business Day, except any day on which the Securities Industry and Financial Markets Association, New York Stock Exchange or FRBNY is not open for business because the day is a legal holiday under New York law or U.S. federal law.

U.S. Person: “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate: as defined in Section 5.9.2(b)(iii).

Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first‑out basis, and excluding any portion of cost attributable to intercompany profit among

Borrowers and their Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

Write-Down and Conversion Powers: (a) the write-down and conversion powers of the applicable EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which powers are described in the EU Bail-In Legislation Schedule; or (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2. Accounting Terms. Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Closing Date and using the same inventory valuation method and lease accounting treatment as used in such financial statements; provided, that Borrowers may adopt a change required or permitted by GAAP after the Closing Date as long as Borrowers’ certified public accountants concur in such change, it is disclosed to Agent and the Loan Documents are amended in a manner satisfactory to Required Lenders to address the change. Upon request by Agent or Required Lenders, Borrowers’ financial statements and Borrower Materials shall set forth a reconciliation between calculations made before and after giving effect to any change in GAAP. Notwithstanding anything to the contrary contained herein, any obligation of a Person under a lease that is not (or would not be) required to be classified and accounted for as a Capital Lease on a balance sheet of such Person under GAAP as in effect on December 31, 2018 shall not be treated as a Capital Lease as a result of the adoption of changes in GAAP or changes in the application of GAAP.

1.3. Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Account,” “Account Debtor,” “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”

1.4. Certain Matters of Construction. The rules of construction and interpretation included in this Section apply to all Loan Documents. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to the applicable document as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” mean “including, without limitation,” “or” includes “and/or”, and the rule of ejusdem generis does not apply. Section titles appear as a matter of convenience only and will not affect the interpretation of a Loan Document. Reference to any (a) law includes all related regulations, interpretations, supplements, amendments and successor provisions; (b) document, instrument or agreement includes any amendment, extension, supplement, waiver, replacement and other modification thereto (to the extent permitted by the Loan Documents); (c) section means, unless the context otherwise requires, a section of the applicable document; (d) exhibit or schedule means, unless the context otherwise requires, an exhibit or schedule to the applicable document, which is thereby incorporated by reference; (e) Person includes its permitted successors and assigns; (f) time of day means the time at Agent’s notice address under Section 14.3.1; or (g) discretion or satisfaction of Agent, Issuing Bank or any Lender means the sole and absolute discretion of such Person exercised from time to time.

Any determination (including calculation of Borrowing Base and financial covenants) made from time to time by Obligors under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Obligors have the burden of establishing any alleged negligence, misconduct or lack of good faith by any Indemnitee under a Loan Document. No provision of a Loan Document shall be construed against a party by reason of it having, or being deemed to have, drafted the provision. Reference to an Obligor’s “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.

1.5. Division. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division of or by a limited liability company or limited partnership, or an allocation of assets to a series of any such entity (or the unwinding of a Division or allocation) as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division of a Person shall constitute a separate Person hereunder.

1.6. Currency Equivalents.

1.6.1. Calculations. All references in the Loan Documents to Loans, Letters of Credit, Obligations, Borrowing Base components and other amounts shall be denominated in Dollars, unless expressly provided otherwise. The Dollar equivalent of any amounts denominated or reported under a Loan Document in a currency other than Dollars shall be determined by Agent on a daily basis, based on the current Spot Rate. Borrowers shall report Value and other Borrowing Base components to Agent in the currency invoiced by Borrowers (for Accounts) or shown in Borrowers’ financial records (for all other assets), and unless expressly provided otherwise, shall deliver financial statements and calculate financial covenants in Dollars. Notwithstanding anything herein to the contrary, if an Obligation is funded or expressly denominated in a currency other than Dollars, Borrowers shall repay such Obligation in such other currency.

1.6.2. Judgments. If, in connection with obtaining judgment in any court, it is necessary to convert a sum from the currency provided under a Loan Document into another currency, the Spot Rate shall be used as the rate of exchange. Notwithstanding any judgment in a currency different from that specified in a Loan Document, a Borrower shall discharge its obligation in respect of the sum due under the Loan Document only if, on the Business Day following Agent’s receipt of the payment in the judgment currency, Agent can use the amount paid to purchase the sum originally due in the Loan Document currency. If the purchased amount is less than the sum originally due, Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify Agent, Issuing Bank and Lenders against such loss. If the purchased amount is greater than the sum originally due, Agent shall return the excess amount to the applicable Borrower (or to the Person legally entitled thereto).

1.7. Eligibility Criteria Adjustments. At any time that no Default or Event of Default exists, Agent shall, where commercially practicable, endeavor to (but shall have no liability for failing to) consult with Borrower Agent prior to deeming any Account or any Inventory or class of Accounts or Inventory that is not otherwise excluded pursuant to the applicable eligibility requirements applicable thereto as ineligible.

Section 2. CREDIT FACILITIES

2.1. Loan Commitments.

2.1.1. Commitments. Each Lender agrees, severally on a Pro Rata basis up to its Commitment, on the terms set forth herein, to make Loans to Borrowers from time to time during the period commencing on the first day following the Closing Date and ending on the Termination Date. The Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Loan if Revolver Usage at such time plus the requested Borrowing would exceed the Line Cap. It is understood and agreed that all Loans outstanding from time to time up to the FILO Amount shall be deemed to be outstanding FILO Loans for all purposes under this Agreement.

2.1.2. Notes. Loans and interest accruing thereon shall be evidenced by the records of Agent and the applicable Lender. At the request of a Lender, Borrowers shall deliver promissory note(s) to such Lender, evidencing its Loans.

2.1.3. Use of Proceeds. The proceeds of Loans shall be used by Borrowers solely (a) to pay fees and transaction expenses associated with the closing of this credit facility; (b) to pay Obligations in accordance with this Agreement; and (c) for working capital. Borrowers shall not, directly or indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to purchase or carry, or to reduce or refinance any debt incurred to purchase or carry, any margin stock or for any related purpose as governed by any regulation (including Regulation U) of the Federal Reserve Board of Governors; (ii) to fund any activities of or business with any Person, or in any country or territory, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the target of any Sanction; or (iii) in any manner that would result in a violation of a Sanction, Anti-Corruption Law or other Applicable Law by any Person (including any Secured Party or other individual or entity participating in any transaction).

2.1.4. Voluntary Reduction or Termination. Upon at least 60 days’ prior written notice to Agent (or such shorter period as Agent may agree in its discretion) at any time, Borrowers may terminate or reduce the Commitments. Each reduction shall be specified in the notice, in a minimum amount of $1,000,000 (plus any increment of $500,000), and applied ratably to all Commitments. A notice of termination or reduction by Borrowers is irrevocable. To the extent there are any FILO Tranches outstanding at the time of any such reduction or termination of the Commitments under this Section 2.1.4, such reduction or termination shall be applied first to the non-FILO Tranche of Loans.

2.1.5. Overadvances. Any Overadvance shall be repaid by Borrowers upon demand (including via e-mail) by Agent, and shall constitute an Obligation secured by the Collateral, entitled to all benefits of the Loan Documents. Agent may require Lenders to fund Base Rate Loans that cause or constitute an Overadvance and to forbear from requiring Borrowers to cure an Overadvance, as long as the total Overadvance does not exceed 10% of the Borrowing Base and does not continue for more than 30 consecutive days without the consent of Required Lenders. In no event shall Loans be required that would cause Revolver Usage to exceed the aggregate Commitments. No funding or sufferance of an Overadvance shall constitute a waiver by Agent or Lenders of the Event of Default caused thereby. No Obligor shall be a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.6. Protective Advances. Agent shall be authorized, in its discretion, at any time that any condition in Section 6 is not satisfied, to make Base Rate Loans (“Protective Advances”) (a) up to an aggregate amount of $3,500,000 outstanding at any time, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations, as long as such Loans do not cause Revolver Usage to exceed the aggregate Commitments; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including interest, costs, fees and expenses. Each Lender hereby purchases an undivided Pro Rata participation in Protective Advances outstanding from time to time. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances under clause (a) by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. No funding of a Protective Advance shall constitute a waiver by Agent or Lenders of any Event of Default relating thereto. No Obligor shall be a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.7. Increase in Commitments. Borrowers may request an increase in Commitments from time to time upon not less than fifteen (15) Business Days’ notice to Agent, as long as (a) the requested increase is in a minimum amount of $5,000,000 and is offered on the same terms as existing Commitments, except for a closing fee specified by Borrowers, (b) total increases under this Section do not exceed $10,000,000 and no more than two (2) increases are made, (c) the requested increase does not cause the Commitments to exceed 90% of any applicable cap under the Term Loan Intercreditor Agreement or any Subordinated Debt agreement and (d) any applicable cap under the Term Loan Intercreditor Agreement or any Subordinated Debt agreement is increased by an amount equal to the sum of the amount of the requested increase plus the existing “cushion” applicable to such cap under the Term Loan Intercreditor Agreement or any Subordinated Debt agreement. Agent shall promptly notify Lenders of the requested increase and, within 10 Business Days thereafter, each Lender shall notify Agent if and to what extent such Lender commits to increase its Commitment. Any Lender not responding within such period shall be deemed to have declined an increase. If Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional Commitments and become Lenders hereunder. Agent may allocate, in its discretion, the increased Commitments among committing Lenders and, if necessary, Eligible Assignees. Total Commitments shall be increased by the requested amount (or such lesser amount committed by Lenders and Eligible Assignees) on a date agreed upon by Agent and Borrower Agent, provided the conditions set forth in Section 6.2 are satisfied at such time. Agent, Borrowers, and the new and existing Lenders shall execute and deliver such documents and agreements as Agent deems appropriate to evidence the increase in and allocations of Commitments. On the effective date of an increase, the Revolver Usage and other exposures under the Commitments shall be reallocated among Lenders, and settled by Agent as necessary, in accordance with Lenders’ adjusted shares of Commitments.

2.2. Letter of Credit Facility.

2.2.1. Issuance of Letters of Credit. Issuing Bank shall issue Letters of Credit from time to time until the Termination Date, on the terms set forth herein, including the following:

(a) Each Borrower acknowledges that Issuing Bank’s issuance of any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements satisfactory to Agent and Issuing Bank to eliminate any Fronting Exposure associated with such Lender. If, in sufficient time to act, Issuing Bank receives written notice from Agent or Required Lenders that a LC Condition has not been satisfied, Issuing Bank shall not issue the requested Letter of Credit. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b) Letters of Credit may be requested by a Borrower to support obligations incurred in the Ordinary Course of Business or as otherwise approved by Agent. Increase, renewal or extension of a Letter of Credit shall be treated as issuance of a new Letter of Credit, but Issuing Bank may require a new LC Application in its discretion.

(c) Borrowers assume all risks of beneficiaries’ acts, omissions or misuses of Letters of Credit. None of Agent, Issuing Bank or Lenders shall be responsible for the existence, character, quality,

quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial, incomplete or failed shipment of any goods referred to in a Letter of Credit or Documents; deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in translation or interpretation of technical terms; misapplication by a beneficiary of a Letter of Credit or proceeds thereof; or consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. Borrowers shall take all action (including enforcement of available rights against a beneficiary) to avoid and mitigate damages relating to Letters of Credit or claimed against Issuing Bank, Agent or any Lender. Issuing Bank shall be fully subrogated to all rights and remedies of a beneficiary whose claims are discharged through a Letter of Credit.

(d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or other Communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may use legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act (and shall be fully protected in any action taken in good faith reliance) upon any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.2.2. Reimbursement; Participations.

(a) If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender shall fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b) Each Lender hereby irrevocably and unconditionally purchases from Issuing Bank, without recourse or warranty, an undivided Pro Rata participation in all LC Obligations outstanding from time to time. Issuing Bank is issuing Letters of Credit in reliance upon this participation. If Borrowers do not make a payment to Issuing Bank when due hereunder, Agent shall promptly notify Lenders and each Lender shall within one Business Day after such notice pay to Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall provide copies of Letters of Credit and LC Documents in its possession.

(c) The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made as provided in this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; a draft, certificate or other document presented under a Letter of Credit being determined to be forged, fraudulent, noncompliant, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; waiver by Issuing Bank of a requirement that exists for its protection (and not a Borrower’s protection) or that does not materially prejudice a Borrower; honor of an electronic demand for payment even if a draft is required; payment of an item presented after a Letter of Credit’s expiration date if authorized by the UCC or applicable customs or practices; or any setoff or defense that an Obligor may have with respect to any Obligations. Issuing Bank does not assume responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make any express or implied warranty, representation or guaranty to Lenders with respect to any Letter of Credit, Collateral, LC Document or Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of, any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d) No Indemnitee shall be liable to any Obligor, Lender or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Document except as a result of such Indemnitee’s gross negligence, bad faith or willful misconduct. Issuing Bank may refrain from taking any action with respect to a Letter of Credit until it receives written instructions (and in its discretion, appropriate assurances) from the Lenders.

2.2.3. Cash Collateral. At Agent’s or Issuing Bank’s request, Borrowers shall Cash Collateralize (a) the Fronting Exposure of any Defaulting Lender; and (b) all outstanding Letters of Credit if an Event of Default exists, the Termination Date is scheduled to occur within 20 Business Days or the Termination Date occurs. If Borrowers fail to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of Agent) advance, as Loans, the amount of Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied). If the circumstances giving rise to the requirement that Borrowers provide Cash Collateral pursuant to this Section 2.3.3 cease to exist, then Agent shall promptly return such Cash Collateral to Borrowers upon the Borrower Agent’s request therefor.

2.2.4. Resignation of Issuing Bank. Issuing Bank may resign at any time upon written notice to Agent and Borrowers, and any resignation of Agent hereunder shall automatically constitute its concurrent resignation as Issuing Bank. From the effective date of its resignation, Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall otherwise have all rights and obligations of an Issuing Bank hereunder relating to any Letter of Credit issued by it prior to such date. A replacement Issuing Bank may be appointed by written agreement among Agent, Borrower Agent and the new Issuing Bank.

Section 3. INTEREST, FEES AND CHARGES

3.1. Interest.

3.1.1. Rates and Payment of Interest.

(a) The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a Term SOFR Loan, at Term SOFR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Loans that are not FILO Loans.

(b) During an Insolvency Proceeding with respect to any Obligor or during an Event of Default under Section 11.1(a), automatically, or during any other Event of Default, if Agent in its discretion so elects, the Obligations shall bear interest at the Default Rate (whether before or after any judgment), payable on demand.

(c) Interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable, as applicable, until paid in full by Borrowers, and shall in no event be less than zero at any time. Interest accrued on the Loans is due and payable in arrears (i) on each Interest Payment Date; (ii) concurrently with prepayment of any Loan, with respect to the principal amount being prepaid; and (iii) on the Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the applicable agreements or, if no payment date is specified, promptly following written demand.

3.1.2. Application of Term SOFR to Outstanding Loans.

(a) Borrowers may elect to convert any portion of Base Rate Loans to, or to continue any Term SOFR Loan at the end of its Interest Period as, a Term SOFR Loan. During the existence of any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a Term SOFR Loan.

(b) Borrower Agent shall give Agent a Notice of Conversion/Continuation by 11:00 a.m. at least three (3) Business Days before the requested conversion or continuation date. Promptly after receiving such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation is irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, at expiration of an Interest Period for a Term SOFR Loan, Borrowers have failed to deliver a Notice of Conversion/Continuation, the Loan shall convert to a Base Rate Loan. Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternate, replacement or successor to such rate (including any Successor Rate), or any component thereof, or the effect of any of the foregoing, or of any Conforming Changes. Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers. Agent may select information source(s) in its discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including any Successor Rate), or any component thereof, in each case pursuant to the terms hereof, and shall have no liability to any Lender, Obligor or other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise, and whether at law or in equity) for any error or other act or omission related to or affecting the selection, determination or calculation of any rate (or component thereof) provided by such information source(s).

3.1.3. Interest Periods. Borrowers shall select an interest period (“Interest Period”) of one, three or six months (in each case, subject to availability) to apply to each Term SOFR Loan; provided, that (a) the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a Term SOFR Loan, and shall expire one, three or six months thereafter, as applicable; (b) if any Interest Period begins on the last day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at its end, or if such corresponding day falls after the last Business Day of the end month, then the Interest Period shall expire on the end month’s last Business Day; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and (c) no Interest Period shall extend beyond the Termination Date.

3.2. Fees.

3.2.1. Unused Line Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the Commitments exceed the average daily Revolver Usage during any month. Such fee shall be payable in arrears, on the first day of each month and on the Termination Date.

3.2.2. LC Facility Fees. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for Term SOFR Loans times the average daily Stated Amount of Letters of Credit, payable in arrears on the first day of each month; (b) to Agent, for its own account, a fronting fee equal to 0.125% per annum on the Stated Amount of each Letter of Credit, payable in arrears on the first day of each month; and (c) to Issuing Bank, for its own account, all customary charges associated with issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, payable as and when incurred. During any period when the Default Rate is applicable pursuant to Section 3.1.1(b), the fee payable under clause (a) shall be increased by 2% per annum.

3.2.3. Fee Letters. Borrowers shall pay all fees set forth in the Fee Letter and any other fee letter executed in connection with this Agreement.

3.3. Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Agent of any interest, fee, interest rate or amounts payable hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate (in reasonable detail) as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.8 that is submitted to Borrower Agent by Agent or the affected Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4. Reimbursement Obligations. Borrowers shall pay all Claims promptly following written request. Borrowers shall also reimburse Agent for all reasonable and documented legal, accounting, appraisal, consulting, and other fees and out-of-pocket expenses incurred by it in connection with (a) negotiation and preparation of Loan Documents, including any modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), any examination or appraisal with respect to any Obligor or Collateral by Agent’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrowers by Agent’s professionals at their full hourly rates, regardless of any alternative fee arrangements that Agent, any Lender or any of their Affiliates may have with such professionals that otherwise might apply to this or any other transaction.

Borrowers acknowledge that counsel may provide Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Agent, including fees paid hereunder. If, for any reason (including inaccurate information in Borrower Materials), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Agent, for the ratable benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be due promptly following written demand.

3.5. Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder, to make, maintain, issue, fund or commit to, participate in, or charge applicable interest or fees with respect to any Loan or Letter of Credit, or to determine or charge interest or fees based on SOFR or Term SOFR, then, on notice thereof by such Lender to Agent, (a) any obligation of such Lender to perform such obligations, to make, maintain, issue, fund, commit to or participate in the Loan or Letter of Credit (or to charge interest or fees otherwise applicable thereto), or to continue or convert Loans as Term SOFR Loans, shall be suspended and Borrowers shall make such appropriate accommodations regarding affected Letters of Credit as Agent or such Lender may reasonably request, as applicable, (b) if such notice asserts the illegality of such Lender to make or maintain Base Rate Loans whose interest rate is determined by reference to Term SOFR, the interest rate applicable to such Lender’s Base Rate Loans shall, as necessary to avoid such illegality, be determined by Agent without reference to the Term SOFR component of Base Rate, in each case until such Lender notifies Agent that the circumstances giving rise to Lender’s determination no longer exist. Upon delivery of such notice, Borrowers shall prepay or convert Term SOFR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain the Loan and charge applicable interest to such day, or immediately, if such Lender cannot so maintain the Loan. Upon any prepayment or conversion of a Loan pursuant to this Section, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6. Inability to Determine Rates.

3.6.1. Inability to Determine Rate. If in connection with any request for a Term SOFR Loan or a conversion to or continuation thereof, as applicable, (a) Agent determines (which determination shall be conclusive absent manifest error) that (i) no Successor Rate has been determined in accordance with Section 3.6.2, and the circumstances under Section 3.6.2(a) or the Scheduled Unavailability Date has occurred (as applicable), or (ii) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (b) Agent or Required Lenders determine that for any reason Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Agent will promptly so notify Borrowers and Lenders. Thereafter, (x) the obligation of Lenders to make, maintain, or convert Base Rate Loans to, Term SOFR Loans shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of Base Rate, the utilization of such component in determining Base Rate shall be suspended, in each case until Agent (or, in the case of a determination by Required Lenders described above, until Agent upon instruction of Required Lenders) revokes such notice. Upon receipt of such notice, (I) Borrowers may revoke any pending request for a Borrowing, conversion or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for Base Rate Loans, and (II) any outstanding Term SOFR Loans shall convert to Base Rate Loans at the end of their respective Interest Periods.

3.6.2. Successor Rates. Notwithstanding anything to the contrary in any Loan Document, if Agent determines (which determination shall be conclusive absent manifest error), or Borrower Agent or Required Lenders notify Agent (with, in the case of the Required Lenders, a copy to Borrower Agent) that Borrowers or Required Lenders (as applicable) have determined, that:

(a) adequate and reasonable means do not exist for ascertaining one, three and six month interest periods of Term SOFR, including because the Term SOFR Screen Rate is not available or published on a current basis, and such circumstances are unlikely to be temporary; or

(b) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over Agent, CME or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one, three and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided, that at the time of such statement, there is no successor administrator satisfactory to Agent that will continue to provide such representative interest periods of Term SOFR after such specific date (the latest date on which one, three and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, “Scheduled Unavailability Date”);

then, on a date and time determined by Agent (any such date, “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (b) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any other applicable Loan Document with Daily Simple SOFR plus the SOFR Adjustment, for any payment period for interest calculated that can be determined by Agent, in each case, without any amendment to, or further action or consent of any other party to, any Loan Document (“Successor Rate”). If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (x) if Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date or (y) if the events or circumstances of the type described in clauses (a) or (b) above have occurred with respect to the Successor Rate then in effect, then in each case, Agent and Borrower Agent may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for such alternative benchmarks in similar U.S. dollar denominated syndicated credit facilities syndicated and agented in the United States and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for such benchmarks in similar U.S. dollar denominated credit facilities syndicated and agented in the United States. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a Successor Rate. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after Agent posts such proposed amendment to all Lenders and Borrowers unless, prior to such time, Required Lenders deliver to Agent written notice that Required Lenders object to the amendment.

Agent will promptly (in one or more notices) notify Borrowers and Lenders of implementation of any Successor Rate. A Successor Rate shall be applied in a manner consistent with market practice; provided, that to the extent market practice is not administratively feasible for Agent, the Successor Rate shall be applied in a manner as otherwise reasonably determined by Agent. Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for all purposes of the Loan Documents.

3.7. Increased Costs; Capital Adequacy.

3.7.1. Increased Costs Generally. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or Issuing Bank;

(b) subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Loan, Letter of Credit, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c) impose on any Lender, Issuing Bank or interbank market any other condition, cost or expense (other than Taxes) affecting any Loan, Letter of Credit, participation in LC Obligations, Commitment or Loan Document;

and the result thereof shall be to increase the cost to a Lender of making or maintaining any Loan or its Commitment, or converting to or continuing any interest option for a Loan, or to increase the cost to a Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by a Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrowers will pay to it such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered.

3.7.2. Capital Requirements. If a Lender or Issuing Bank determines that a Change in Law affecting it or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitment, Loans, Letters of Credit or participations in LC Obligations or Loans, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amounts as will compensate it or its holding company for the reduction suffered.

3.7.3. Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs or reductions suffered more than nine months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the applicable Change in Law and of such Lender’s or Issuing Bank’s intention to claim compensation therefor.

3.8. Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.8, then at the request of Borrower Agent, such Lender shall use reasonable efforts to designate or assign its obligations hereunder to a different Lending Office, if, in the judgment of such Lender, such designation or assignment would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, would not subject the Lender to any unreimbursed cost or expense, and would not otherwise be disadvantageous to it or unlawful. Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9. Funding Losses. If for any reason (a) any Borrowing, conversion or continuation of a Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a Loan occurs on a day other than the end of its Interest Period or tenor, (c) Borrowers fail to repay a Loan when required, or (d) a Lender (other than a Defaulting Lender) is required to assign a Loan prior to the end of its Interest Period or tenor pursuant to Section 13.4, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all losses, expenses and fees arising from redeployment of funds or termination of match funding.

3.10. Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread (in equal or unequal parts) the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 4. LOAN ADMINISTRATION

4.1. Manner of Borrowing and Funding Loans.

4.1.1. Notice of Borrowing.

(a) To request Loans, Borrower Agent shall deliver a Notice of Borrowing to Agent by 11:00 a.m. (i) on the requested funding date, in the case of Base Rate Loans, and (ii) at least two Business Days prior to the requested funding date, in the case of Term SOFR Loans. Notices received by Agent after such time shall be deemed received on the next Business Day. Each Notice of Borrowing is irrevocable and must specify (A) the Borrowing amount, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a Base Rate Loan or Term SOFR Loan, and (D) in the case of a Term SOFR Loan, the applicable Interest Period (which shall be deemed to be one month if not specified).

(b) Unless payment is otherwise made by Borrowers, the becoming due of any Obligation (whether principal, interest, fees or other charges, including any Swingline Loan, Overadvance, Protective Advance, Extraordinary Expenses, LC Obligations, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for a Base Rate Loan on the due date in the amount due and the Loan proceeds shall be disbursed as direct payment of such Obligation. In addition, Agent may, at its option, charge such amount against any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates.

(c) If a Borrower maintains a disbursement account with Agent or any of its Affiliates, then presentation for payment in the account of a Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Base Rate Loan on the presentation date, in the amount of the Payment Item. Proceeds of the Loan may be disbursed directly to the account.

4.1.2. Funding by Lenders. Except for Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 1:00 p.m. on the proposed funding date for a Base Rate Loan or by 3:00 p.m. two Business Days before a proposed funding of a Term

SOFR Loan. Each Lender shall fund its Pro Rata share of a Borrowing in immediately available funds not later than 3:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which case Lender shall fund by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the Borrowing proceeds in a manner directed by Borrower Agent and acceptable to Agent. Unless Agent receives (in sufficient time to act) written notice from a Lender that it will not fund its share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of a Borrowing or of a settlement under Section 4.1.3(b) is not received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing. Agent, a Lender or Issuing Bank may fulfill its obligations under Loan Documents through one or more Lending Offices, and this shall not affect any obligation of Obligors under the Loan Documents or with respect to any Obligations.

4.1.3. Swingline Loans; Settlement; Rescindable Amounts.

(a) To fulfill any request for a Base Rate Loan hereunder, Agent may in its discretion advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of $0. Swingline Loans shall constitute Loans for all purposes, except that payments thereon shall be made to Agent for its own account until settled with or funded by Lenders hereunder. Each Lender hereby purchases, without recourse or warranty, an undivided Pro Rata participation in all Swingline Loans outstanding from time to time.

(b) Settlement of Loans, including Swingline Loans and Protective Advances, among Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly, unless the settlement amount is de minimis), on a Pro Rata basis in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply any payment received from an Obligor to Swingline Loans and Protective Advances, regardless of any designation by any Obligor or anything herein to the contrary. If any Loan cannot be settled among Lenders, whether due to an Obligor’s Insolvency Proceeding or otherwise, each Lender shall pay the amount of its participation in the Loan to Agent, in immediately available funds, within one Business Day after Agent’s request therefor. Interest on a Loan shall be payable in favor of a Lender from the later of the date the Loan is advanced to Borrowers or the Lender funds the Loan (or participation therein). No Obligor or Secured Party shall be entitled to credit for interest paid by a Secured Party to Agent pursuant to Section 4.1.3(c) or 12.10.2, nor shall a Defaulting Lender be entitled to interest on amounts held by Agent pursuant to Section 4.2. Lenders’ obligations to make settlements and to fund participations are absolute, irrevocable and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied.

(c) Unless Agent receives notice from Borrowers prior to the date on which a payment is due to Agent for the account of Lenders or Issuing Bank hereunder that Borrowers will not make such payment, Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance on such assumption, distribute to Lenders or Issuing Bank, as applicable, the amount due. With respect to any payment that Agent makes for the account of Lenders or Issuing Bank hereunder as to which Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment, a “Rescindable Amount”): (1) Borrowers have not in fact made such payment, (2) Agent has made a payment in excess of the amount so paid by Borrowers (whether or not then owed), or (3) Agent has for any reason otherwise erroneously made such payment, then each Lender or Issuing Bank, as applicable, severally agrees to repay to Agent forthwith on demand the Rescindable Amount so distributed to or otherwise made for the account of such Lender or Issuing Bank, in immediately available funds with interest thereon for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation. A notice by

Agent to Issuing Bank, any Lender or any Borrower with respect to any amount owing under this clause (c) shall be conclusive, absent manifest error.

4.1.4. Notices. If Borrowers request, convert or continue Loans, select interest rates or transfer funds based on telephonic or electronic instructions to Agent, Borrowers shall confirm the request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, as applicable. Agent and Lenders are not liable for any loss suffered by a Borrower as a result of Agent or a Lender acting on its understanding of telephonic or electronic instructions from a person believed in good faith to be authorized to give instructions on a Borrower’s behalf.

4.1.5. Conforming Changes. Agent may make Conforming Changes from time to time with respect to SOFR, Term SOFR or any Successor Rate. Notwithstanding anything to the contrary in any Loan Document, any amendment implementing such changes shall be effective without further action or consent of any party to any Loan Document. Agent shall post or provide each such amendment to Lenders and Borrower Agent reasonably promptly after it becomes effective.

4.2. Defaulting Lender. Notwithstanding anything herein to the contrary:

4.2.1. Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations or rights to fund, participate in or receive collections with respect to Loans and Letters of Credit (including existing Swingline Loans, Protective Advances and LC Obligations), Agent may in its discretion reallocate Pro Rata shares by excluding a Defaulting Lender’s Commitments and Loans from the calculation of shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(c).

4.2.2. Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Notwithstanding anything to the contrary set forth in this Agreement, any amount applied to the Loans shall be applied first to the Loans that are not FILO Loans until repaid in full, and then to FILO Loans. Agent may use such amounts to cover the Defaulting Lender’s defaulted obligations, to Cash Collateralize such Lender’s Fronting Exposure, to readvance the amounts to Borrowers or to repay Obligations. A Lender shall not be entitled to receive any fees accruing hereunder while it is a Defaulting Lender and its unfunded Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1. If any LC Obligations owing to a Defaulting Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2.2 shall be paid to such Lenders. Agent shall be paid all fees attributable to LC Obligations that are not reallocated.

4.2.3. Status; Cure. Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. Borrowers, Agent and Issuing Bank may agree in writing that a Lender has ceased to be a Defaulting Lender, whereupon Pro Rata shares shall be reallocated without exclusion of the reinstated Lender’s Commitments and Loans, and the Revolver Usage and other exposures under the Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender, including its payment of breakage costs for reallocated Term SOFR Loans) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrowers, Agent and Issuing Bank, or as expressly provided herein with respect to Bail-In Actions and related matters, no reallocation of Commitments and Loans to non-Defaulting Lenders or reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document. No Lender shall be responsible for default by another Lender.

4.3. Number and Amount of Term SOFR Loans; Determination of Rate. Each Borrowing of Term SOFR Loans when made shall be in a minimum amount of $1,000,000, plus an increment of $100,000 in excess thereof. No more than six (6) Borrowings of Term SOFR Loans may be outstanding at any time, and all Term SOFR Loans having the same length and beginning date of their Interest Periods shall be aggregated and considered one Borrowing. Upon determining Term SOFR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

4.4. Borrower Agent. Each Borrower hereby designates FCA (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Loans and Letters of Credit, designation of interest rates, delivery or receipt of Communications, delivery of Borrower Materials, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon any Communication (including any notice of borrowing) delivered by or to Borrower Agent on behalf of any Borrower. Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for all purposes under the Loan Documents. Each Borrower agrees that any Communication, delivery, action, omission or undertaking by Borrower Agent shall be binding upon and enforceable against such Borrower.

4.5. One Obligation. The Loans, LC Obligations and other Obligations constitute one general obligation of Borrowers and are secured by Agent’s Lien on all Collateral; provided, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6. Effect of Termination. On the effective date of the termination of all Commitments, the Obligations shall be immediately due and payable, and each Secured Bank Product Provider may terminate its Bank Products. Until Full Payment of the Obligations, all undertakings of Borrowers contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case satisfactory to it, protecting Agent and Lenders from dishonor or return of any Payment Item previously applied to the Obligations. Sections 2.2, 3.4, 3.6, 3.7, 3.9, 4.1.3(c), 5.4, 5.8, 5.9, 12, 14.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive any assignment by Agent, Issuing Bank or any Lender of rights or obligations hereunder, termination of any Commitment, and any repayment, satisfaction, discharge or Full Payment of any Obligations.

Section 5. PAYMENTS

5.1. General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment due on any date that is not a Business Day shall be due on the immediately succeeding Business Day. Any payment of a Term SOFR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Sections 3.9. Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against the Obligations, at Agent’s discretion during the existence of an Event of Default, but whenever possible (provided no Default or Event of Default exists) any prepayment shall be applied to Base Rate Loans before Term SOFR Loans.

5.2. Repayment of Loans; Mandatory Prepayments. (a) Loans may be prepaid from time to time, without penalty or premium, pursuant to a notice of prepayment (in form satisfactory to Agent), delivered to Agent concurrently with prepayment of a Swingline Loan and at least three (3) Business Days prior to prepayment of other Loans; provided, that no such notice shall be required for payments applied pursuant to Section 5.6. Loans shall be due and payable in full on the Termination Date, unless payment is sooner required hereunder, and any Overadvance or Protective Advance shall be due and payable as provided in Sections 2.1.5 and 2.1.6. Subject to the foregoing sentence and the Term Loan Intercreditor Agreement, if a Disposition includes Accounts or Inventory (other than collections in respect of Accounts in the Ordinary Course of Business and Dispositions of Inventory in the Ordinary Course of Business), Borrowers shall apply the Net Cash Proceeds thereof to repay Loans equal to the lesser of (x) 100% of such Net Cash Proceeds and (y) the greater of (i) the net book value (or fair market value, if higher) of such Accounts and Inventory, or (ii) the reduction in Borrowing Base resulting from the disposition.

(b) Subject to the terms of the Term Loan Intercreditor Agreement, Borrowers shall repay the Loans in accordance with the following, provided that the Commitments shall not be reduced solely in respect of any mandatory repayments made pursuant to this Section 5.2(b):

(i) Dispositions. Subject to Section 5.2(b)(v), within 3 Business Days of any Disposition (excluding Dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), (d), (e), (f), (g), (j), (k) or (n) of the definition of Permitted Disposition) by any Obligor or its Subsidiaries, the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with Section 5.5 in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with (x) any such Disposition of Term Loan Priority Collateral to the extent that the aggregate amount of Net Cash Proceeds received by all Obligors and their Subsidiaries (and not paid to Agent as a prepayment of the Loans) shall exceed, for all such Dispositions of Term Loan Priority Collateral, $750,000 in any Fiscal Year, and (y) any other such Disposition (other than a Disposition of Term Loan Priority Collateral). Nothing contained in this Section 5.2(b)(i) shall permit any Obligor or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 10.2.6.

(ii) Issuance of Securities. (A) Upon the issuance or incurrence by any Obligor or any of its Subsidiaries of any Debt (other than Permitted Debt), or (B) upon an Equity Issuance (other than any Excluded Equity Issuances), the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with Section 5.5 in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this Section 5.2(b)(ii) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(iii) Extraordinary Receipts. Subject to Section 5.2(b)(v),within 3 Business Days of the receipt by any Obligor or any of its Subsidiaries of any Extraordinary Receipts, the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with Section 5.2(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith.

(iv) Change of Control. If a Change of Control occurs, then the Borrowers shall, no later than the date that such Change of Control is consummated, cause the Obligations to be Paid in Full.

(v) Notwithstanding the foregoing, with respect to Net Cash Proceeds received by any Obligor or any of its Subsidiaries in connection with a Disposition of Term Loan Priority Collateral or the receipt of Extraordinary Receipts consisting of casualty insurance proceeds, business interruption insurance proceeds or condemnation awards that are required to be used to prepay the Obligations pursuant to Section 5.2(b)(i) or Section 5.2(b)(iii), as the case may be, up to $5,000,000 in the aggregate in any Fiscal Year of the Net Cash Proceeds from all such Dispositions of Term Loan Priority Collateral and Extraordinary Receipts shall not be required to be so used to prepay the Obligations to the extent that such Net Cash Proceeds are used to replace, repair or restore properties or assets (other than current assets) that constitute Collateral used in such Person’s business, provided that,

(A) no Default or Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds,

(B) the Borrower Agent delivers a certificate to Agent within 3 Business Days after such Disposition or loss, destruction or taking, as the case may be, stating that such Net Cash Proceeds shall be used to replace, repair or restore properties or assets that constitute Collateral used in such Person’s business within a period specified in such certificate not to exceed 180 days after the date of receipt of such Net Cash Proceeds (or, if within such 180-day period, Holdings or its Subsidiaries enter into a binding commitment to so reinvest such Net Cash Proceeds, within 90 days following such 180-day period during which Holdings or such Subsidiary so committed to such plan of reinvestment) (which certificate shall set forth estimates of the Net Cash Proceeds to be so expended),

(C) such Net Cash Proceeds are deposited in an account subject to a Deposit Account Control Agreement, and

(D) upon the earlier of (1) the expiration of the period specified in the relevant certificate furnished to Agent pursuant to clause (B) above or (2) the occurrence of a Default or an Event of Default, such Net Cash Proceeds, if not theretofore so used, shall be used to prepay the Obligations in accordance with Section 5.2(b)(i) or Section 5.2(b)(iii) as applicable.

5.3. Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Claims, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, promptly following written demand.

5.4. Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent, Issuing Bank or any Lender, or if Agent, Issuing Bank or any Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or a Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.

5.5. Application and Allocation of Payments.

5.5.1. Application. Payments made by Borrowers hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (b) third, to other Obligations specified by Borrowers; and (c) fourth, as determined by Agent in its discretion. If funds received by or available to Agent under clause (b) are insufficient to pay fully all Obligations then due and owing, such funds shall be applied (i) ratably to pay interest and fees until paid in full, and then (ii) ratably to pay unreimbursed draws under Letters of Credit and Loan principal then due and owing. Notwithstanding anything to the contrary set forth in this Agreement, any payment of the Loans shall be applied first to the Loans that are not FILO Loans until repaid in full, and then to FILO Loans.

5.5.2. Post-Default Allocation. Notwithstanding anything in any Loan Document to the contrary, following the occurrence of an Event of Default under Section 11.1(j), or during the existence of any other Event of Default at the discretion of Agent or Required Lenders, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a) first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Agent;

(b) second, to all other amounts owing to Agent, including Swingline Loans, Protective Advances, and Loans and participations that a Defaulting Lender has failed to settle or fund;

(c) third, to all amounts owing to Issuing Bank;

(d) fourth, to all Obligations (other than Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to Lenders;

(e) fifth, to all Obligations (other than Secured Bank Product Obligations) constituting interest;

(f) sixth, to Cash Collateralize all LC Obligations;

(g) seventh, to all Loans, and to Secured Bank Product Obligations constituting Swap Obligations (including Cash Collateralization thereof) up to the amount of Reserves existing therefor;

(h) eighth, to all other Secured Bank Product Obligations; and

(i) last, to all remaining Obligations.

Notwithstanding anything to the contrary set forth in this Agreement, any monies to be applied to the Loans pursuant to this Section 5.5.2, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be applied first to the Loans that are not FILO Loans until repaid in full, and then to FILO Loans. Amounts shall be applied to payment of each category of Obligations only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Obligations in the category. Monies and proceeds obtained from an Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in each category. Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from a Secured Bank Product Provider. If the provider fails to deliver the calculation within five days following request, Agent may assume the amount is zero. The allocations in this Section are solely to determine the priorities among Secured Parties and may be changed by agreement of affected Secured Parties without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Obligor, and no Borrower has any right to direct the application of payments or Collateral proceeds subject to this Section.

5.5.3. Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error,

the sole recourse of any Lender or other Person to which such amount should have been paid shall be to recover the amount from the Person that actually received it (and, if such amount was received by a Secured Party, the Secured Party agrees to return it).

5.6. Dominion Account. During the existence of any Applicable Trigger Period, the ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day. Any resulting credit balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Applicable Trigger Period exists.

5.7. Account Stated. Agent shall maintain, in accordance with its customary practices, loan account(s) evidencing the Debt of Borrowers hereunder. Any failure of Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries in a loan account shall be presumptive evidence of the information contained therein. If information in a loan account is provided to or inspected by or on behalf of a Borrower, the information shall be conclusive and binding on Borrowers for all purposes absent manifest error, except to the extent Borrower Agent notifies Agent in writing within 30 days of specific information subject to dispute.

5.8. Taxes.

5.8.1. Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a) All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by Agent in its good faith discretion) requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.9. For purposes of Sections 5.8 and 5.9, “Applicable Law” shall include FATCA and “Lender” shall include Issuing Bank.

(b) If Agent or any Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) Agent shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c) If Agent or any Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) Agent or such Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.8.2. Payment of Other Taxes. Without limiting the foregoing, Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent’s option, timely reimburse Agent for payment of, any Other Taxes.

5.8.3. Tax Indemnification.

(a) Each Borrower shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender or Issuing Bank (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.

(b) Each Lender and Issuing Bank shall indemnify and hold harmless, on a several basis, (i) Agent against any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent Borrowers have not already paid or reimbursed Agent therefor and without limiting Borrowers’ obligation to do so), (ii) Agent and Obligors, as applicable, against any Taxes attributable to such Lender’s failure to maintain a Participant register as required hereunder, and (iii) Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender and Issuing Bank shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by Agent shall be conclusive absent manifest error.

5.8.4. Evidence of Payments. As soon as practicable after payment by an Obligor of any Taxes pursuant to this Section, Borrower Agent shall deliver to Agent the original or a certified copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment or other evidence of payment reasonably satisfactory to Agent.

5.8.5. Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender or Issuing Bank, nor have any obligation to pay to any Lender or Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of a Lender or Issuing Bank. If a Recipient determines in its discretion (exercised in good faith) that it has received a refund of Taxes that were indemnified by Borrowers or with respect to which a Borrower paid additional amounts pursuant to this Section, it shall pay the amount of such refund to Borrowers (but only to the extent of indemnity payments or additional amounts actually paid by Borrowers with respect to the Taxes giving rise to the refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund). Borrowers shall, upon request by the Recipient, repay to the Recipient such amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place it in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.9. Lender Tax Information.

5.9.1. Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrowers and Agent properly completed and executed documentation reasonably requested by Borrowers or Agent as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.9.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.9.2. Documentation. Without limiting the foregoing, if any Borrower is a U.S. Person,

(a) Any Lender that is a U.S. Person shall deliver to Borrowers and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), executed copies of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(b) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of an appropriate IRS Form W-8 establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, an appropriate IRS Form W-8 establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed copies of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed copies of an appropriate IRS Form W-8; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by an appropriate IRS Form W-8, a U.S. Tax Compliance Certificate in form satisfactory to Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more of its direct or indirect partners is claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such partner;

(c) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers or Agent to determine the withholding or deduction required to be made; and

(d) if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrowers and Agent, at the time(s) prescribed by law and otherwise upon reasonable request, such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be appropriate for Borrowers or Agent to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

5.9.3. Redelivery of Documentation. If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or notify Borrowers and Agent in writing of its inability to do so.

5.10. Nature and Extent of Each Borrower’s Liability.

5.10.1. Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent, Lenders and any other Secured Party the prompt payment and performance of, all Obligations, except its Excluded Swap Obligations. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by any Secured Party with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action or inaction of any Secured Party in respect thereof (including the release of any security or guaranty); (d) insolvency of any Obligor; (e) election by any Secured Party in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) disallowance of any claims of a Secured Party against an Obligor for repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, other than Full Payment of the Obligations.

5.10.2. Waivers.

(a) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel any Secured Party to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is a Borrower. It is agreed among each Borrower and Secured Party that the provisions of this Section are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b) Secured Parties may pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate (to the extent constituting Collateral) by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section. If, in taking any action in connection with the exercise of any rights or remedies, a Secured Party shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of a Secured Party to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Agent may bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but may be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which a Secured Party might otherwise be entitled but for such bidding at any such sale.

5.10.3. Extent of Liability; Contribution.

(a) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section shall not exceed the greater of (i) all amounts for which such Borrower is primarily liable, as described in clause (c) below, or (ii) such Borrower’s Allocable Amount.

(b) If any Borrower makes a payment under this Section of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c) This Section shall not limit the liability of any Borrower to pay or guarantee Loans made directly or indirectly to it (including Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support its business, Secured Bank Product Obligations incurred to support its business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in their reasonable discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of Loans and Letters of Credit to a Borrower based on that calculation.

(d) Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.10.4. Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.10.5. Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of its Obligations.

Section 6. CONDITIONS PRECEDENT

6.1. Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:

(a) Each Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b) Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c) Subject to Section 10.1.10, Agent shall have received duly executed agreements establishing each Dominion Account and related lockbox, in form and substance, and with financial institutions, satisfactory to Agent.

(d) Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of Borrower Agent certifying that, after giving effect to the initial Loans and transactions hereunder, (i) Obligors, taken as a whole, are Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct; and (iv) each Obligor has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(e) Agent shall have received a certificate, in form and substance reasonably satisfactory to it, from a knowledgeable Senior Officer of Borrower Agent either (i) attaching copies of all material government, shareholder and third party consents, licenses and approvals required in connection with the execution, delivery and performance by such Obligor and the validity against such Obligor of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (ii) stating that no such consents, licenses or approvals are so required.

(f) Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(g) Agent shall have received a written opinion of Winston & Strawn LLP, in form and substance reasonably satisfactory to Agent.

(h) Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization.

(i) Agent shall have received (i) an ACORD Evidence of Insurance Certificate naming Agent as lender’s loss payee and providing at least 30 days’ prior written notice of cancellation of such policies (10 days in the event of nonpayment), or, to the extent available on the Closing Date, copies of policies for the insurance policies carried by Obligors and (ii) subject to Section 10.1.10, endorsements naming Agent as lender’s loss payee and providing at least 30 days’ prior written notice of cancellation of such policies (10 days in the event of nonpayment), all in compliance with the Loan Documents and in form and substance reasonably satisfactory to Agent.

(j) Obligors shall provide reasonably satisfactory evidence to Agent, which may include a certification by a Senior Officer of Borrower Agent, that there is no action, suit, investigation, litigation or proceeding pending or, to the knowledge of the Obligors, threatened (in writing), in any court or before any arbitrator or Governmental Authority that, nor shall there be any other event, condition or circumstance that, could reasonably be expected to have a Material Adverse Effect.

(k) Upon the request of Agent or any Lender made at least five (5) Business Days prior to the Closing Date, each Borrower shall have provided, in form and substance satisfactory to Agent and each Lender, all documentation and other information as Agent or any Lender deems appropriate in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act and Beneficial Ownership Regulation. If any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have provided a Beneficial Ownership Certification to Agent and Lenders in relation to such Borrower.

(l) Agent shall have completed its business, financial and legal due diligence of Obligors, including completion of appraisals and field examinations, with results satisfactory to Agent. No material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since December 31, 2023.

(m) Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date pursuant to the Fee Letter and this Agreement.

(n) Agent shall have received a Borrowing Base Report as of December 31, 2024. Upon giving effect to (i) the payment by Borrowers of all fees and expenses incurred in connection herewith and in connection with the Term Loan Facility and (ii) any payables stretched beyond their customary payment practices, Availability shall be at least $10,000,000.

(o) Prior to the initial credit extension on the Closing Date, (i) Agent shall have received a duly executed copy of the Term Loan Documents and the Term Loan Intercreditor Agreement and (ii) Agent shall have received evidence that the Term Loan Lenders have issued Term Loans in the aggregate principal amount of $115,000,000 to the Borrowers.

(p) Agent shall have received, in form and substance reasonably satisfactory to it (i) a pro forma balance sheet of Obligors dated as of the Closing Date and giving effect to the transactions contemplated to occur hereunder, which such balance sheet shall reflect no material change from the most recent pro forma balance sheet of Obligors previously delivered to Agent, (ii) financial projections (prepared on a fiscal monthly basis) of Obligors and their Subsidiaries, evidencing Obligors’ ability to comply with the financial covenant set forth in Section 10.3 and (iii) interim unaudited financial statements for the Obligors and their Subsidiaries for the fiscal month ended December 31, 2024.

(q) Agent shall have received copies along with evidence reasonably satisfactory to it that the Term Loan Agent has received: (i) to the extent certificated, original stock certificates or other certificates evidencing the Equity Interests pledged pursuant to the Security Documents (as defined in the Term Loan Documents), together with an undated stock (or equivalent) power for each such certificate duly executed in blank by the registered owner thereof and (ii) each original promissory note pledged pursuant to the Security Documents (as defined in the Term Loan Documents), if any, together with an undated endorsement for each such promissory note duly executed in blank by the holder thereof.

6.2. Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to make any credit extension hereunder (including funding a Loan, arranging a Letter of Credit, or granting any other accommodation to or for the benefit of any Borrower on the Closing Date or thereafter), if the following conditions are not satisfied on such date and upon giving effect thereto:

(a) No Default or Event of Default exists;

(b) The representations and warranties of each Obligor in the Loan Documents are true and correct in material respects (without duplication of any materiality qualifier) (except for representations and warranties that expressly apply only on an earlier date);

(c) No event has occurred or circumstance exists that has or could reasonably be expected to have a Material Adverse Effect; and

(d) With respect to a Letter of Credit issuance, all LC Conditions are satisfied.

Each request (or deemed request) by a Borrower for any credit extension shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of the credit extension. As an additional condition to a credit extension, Agent may request any other information, certification, document, instrument or agreement as it may reasonably request.

Section 7. COLLATERAL

7.1. Grant of Security Interest. To secure the prompt payment and performance of all Obligations, each Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing Lien in all of such Obligor’s right, title and interest in or to any and all of the below listed assets and property, whether now owned or existing or hereafter acquired by or arising in favor of such Obligor, and wheresoever located, other than any Excluded Property:

(a) all Accounts;

(b) all Chattel Paper, including electronic chattel paper;

(c) all Commercial Tort Claims, including those shown on Schedule 9.1.16;

(d) all Deposit Accounts;

(e) all Documents;

(f) all General Intangibles, including Intellectual Property;

(g) all Goods, including Inventory, Equipment and fixtures;

(h) all Instruments;

(i) all Investment Property;

(j) all Letter-of-Credit Rights;

(k) all Supporting Obligations;

(l) all monies, cash and cash equivalents, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(m) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral;

(n) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing;

(o) all other assets and personal property of such Obligor; and

(p) to the extent not described in clauses (a) through (o) above, all “Collateral” (as that term is defined in the Term Loan Agreement) of the Obligors, and any other assets or property of the Obligors securing any Term Loan Obligations under any of the Term Loan Documents.

Notwithstanding anything herein to the contrary, Collateral shall not include, and no Obligor is pledging, nor granting a security interest hereunder in, any Excluded Property.

7.2. Lien on Deposit Accounts; Cash Collateral.

7.2.1. Deposit Accounts. Agent’s Lien hereunder encumbers all amounts credited to any Deposit Account of a Borrower, including sums in any blocked, lockbox, sweep or collection account. Each Borrower hereby authorizes and directs each bank or other depository to deliver to Agent, upon request, all balances in any Deposit Account (other than Excluded Accounts) maintained for such Borrower, without inquiry into the authority or right of Agent to make such request.

7.2.2. Cash Collateral. Cash Collateral may be invested, at Agent’s discretion (with the consent of Borrowers, provided no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Borrower, and shall have no responsibility for any investment or loss. As security for its Obligations, each Borrower hereby grants to Agent a security interest in and Lien upon all Cash Collateral delivered hereunder from time to time, whether held in a segregated cash collateral account or otherwise. Agent may apply Cash Collateral to payment of such Obligations as they become due, in such order as Agent may elect. All Cash Collateral and related deposit accounts shall be under the sole dominion and control of Agent, and no Borrower or other Person shall have any right to any Cash Collateral until Full Payment of the Obligations.

7.3. [Reserved].

7.4. Other Collateral.

7.4.1. Commercial Tort Claims. Borrowers shall promptly notify Agent in writing if any Borrower has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $100,000), shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions as Agent deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent, subject to the Term Loan Intercreditor Agreement.

7.4.2. Certain After-Acquired Collateral. Borrowers shall (a) promptly notify Agent if, after the Closing Date, any Borrower obtains any interest in any Collateral consisting of Chattel Paper, Documents, Instruments or Letter-of-Credit Rights with an aggregate value, when combined with any other such Chattel Paper, Documents, Instruments or Letters of Credit not previously delivered to Agent, in excess of $250,000 or in any Investment Property or Deposit Accounts (other than Excluded Accounts) and (b) upon request, take such actions as Agent deems appropriate to effect its perfected, first priority Lien on the Collateral (subject to Permitted Liens), including obtaining any possession, control agreement or Lien Waiver. If Collateral with a book value in excess of $250,000 is in the possession of a third party, Borrowers shall obtain an acknowledgment (in form and substance satisfactory to Agent) from such party that it holds the Collateral for the benefit of Agent.

7.4.3. Intellectual Property. Concurrently with the delivery of the Compliance Certificate pursuant to Section 10.1.2(c), each Obligor shall notify Agent in writing if it has obtained additional ownership interests in any Intellectual Property during the period then ended that has not become a part of the Collateral as of such date. Each Obligor agrees to take such actions as Agent reasonably deems appropriate or necessary to confer upon Agent (for the benefit of Secured Parties) a duly perfected Lien upon such Intellectual Property subject only to Permitted Liens (including, if requested by Agent, the filing of such interest in the United States Patent and Trademark Office or Copyright Office).

7.5. Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Borrowers relating to any Collateral. In no event shall any Obligor’s grant of a Lien under any Loan Document secure its Excluded Swap Obligations.

7.6. Further Assurances. All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties. Promptly upon Agent’s request, Borrowers shall deliver such instruments and agreements, and shall take such actions, as Agent deems necessary under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement; provided that (i) Borrowers shall not be required to take any actions to perfect Agent’s Lien on any motor vehicles or, unless requested by Agent, to comply with Assignment of Claims Act with respect to any Accounts owing by any Governmental Authority and (ii) no Excluded Subsidiary shall be required to become a Guarantor hereunder. Each Obligor authorizes Agent to file any financing statement that describes the Collateral as “all assets, whether now owned or existing or hereafter acquired or arising and wherever located, including all accessions thereto and products and all proceeds thereof” of such Obligor, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

7.7. Excluded Subsidiaries; Equity Interests of Foreign Subsidiaries. Notwithstanding Section 7.1 or any other provision of any Loan Document to the contrary, no Excluded Subsidiary shall be required to become a Guarantor hereunder; provided, however, that if the Equity Interests of a Foreign Subsidiary that is an Excluded Subsidiary are owned by an Obligor (other than any Specified Excluded Equity Interests), such Obligor shall deliver all such documents, instruments, agreements (including, without limitation, at the reasonable request of Agent, a pledge agreement governed by the laws of the jurisdiction of organization of such Foreign Subsidiary) and the certificates evidencing such Equity Interests to Agent, and take all commercially reasonable actions reasonably requested by Agent or otherwise necessary to grant and to perfect a first-priority Lien (subject to Permitted Specified Liens) in favor of Agent, for the benefit of the Lenders, in (x) 100% of the voting and non-voting Equity Interests of such Foreign Subsidiary unless Borrower Agent reasonably determines, in consultation with Agent, that a pledge in excess of 65% of the voting Equity Interests of such Foreign Subsidiary would result in material adverse tax consequences and (y) 100% of all other Equity Interests of such Foreign Subsidiary owned by such Obligor.

Section 8. COLLATERAL ADMINISTRATION

8.1. Borrowing Base Reports. By the 15th day of each month, Borrowers shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Report as of the close of business of the previous month, and at such other times as Agent may request in its Permitted Discretion; provided, that, notwithstanding the foregoing, during a Reporting Trigger Period, Borrowers shall deliver a Borrowing Base Report prepared as of the close of business of each previous Friday, not later than the following Wednesday after each such Friday; provided, further that if the Monday, Tuesday or Wednesday of such week was not a Business Day, such delivery shall not be required until the third Business Day of such week. Agent may from time to time adjust a Borrowing Base Report (a) to reflect Agent’s reasonable estimate of declines in value of Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; (c) to reflect the consummation of any Disposition; and (d) to the extent any information or calculation does not comply with this Agreement. If at any time the Borrowers consummate any Disposition of assets included in the Borrowing Base (other than settlements of Accounts or sales of Inventory in the Ordinary Course of Business), in each case with a Value in excess of $250,000, the Borrower Agent shall, not less than five (5) Business Days prior to the consummation of such asset Disposition, deliver to Agent an updated Borrowing Base Report giving pro forma effect to such asset Disposition. If at any time the Borrowers consummate any Permitted Acquisition or other Investment and Payment Conditions are tested in connection therewith, in each case the Borrower Agent shall, not less than five (5) Business Days prior to the consummation of such Permitted Acquisition or other Investment, deliver to Agent an updated Borrowing Base Report giving pro forma effect to such Permitted Acquisition or other Investment, including, without limitation, any Loans made in connection therewith, provided that, unless otherwise required under this Agreement, the only update required under this sentence to be reflected in such updated Borrowing Base Report resulting from giving pro forma effect to such Permitted Acquisition or other Investment shall be to the calculation of Revolver Usage as of the date of such Permitted Acquisition or other Investment. All information (including calculation of Availability) in a Borrowing Base Report shall be certified by the Borrower Agent.

8.2. Accounts.

8.2.1. Records and Schedules of Accounts. Each Obligor shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may reasonably request. Each Obligor shall also provide to Agent, on or before the 15th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request. If Accounts in an aggregate face amount of $250,000 or more cease to be Eligible Accounts, Obligors shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Obligor has knowledge thereof.

8.2.2. Taxes. If an Account of any Obligor includes a charge for any Taxes, Agent is authorized, in its discretion if such Obligor has not paid such taxes when due, to pay the amount thereof to the proper taxing authority for the account of such Obligor and to charge Borrowers therefor; provided, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Obligors or relate to any Collateral.

8.2.3. Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4. Cash Management; Maintenance of Dominion Account. Each of the Obligors shall maintain Bank of America as its principal depositary bank and Cash Management Bank, and all of their respective Deposit Accounts (including their operating accounts and lockboxes and related accounts) shall be maintained with, and cash management and related treasury services provided by, Bank of America, except as otherwise agreed by Agent. Obligors shall maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to Agent. Obligors shall obtain an agreement (in form and substance satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account (which may be exercised by Agent only during an Applicable Trigger Period) requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. Obligors shall maintain Controlled Accounts pursuant to a Deposit Account Control Agreement acceptable to Agent. If a Dominion Account is not maintained with Bank of America, Agent may, during any Applicable Trigger Period, require immediate transfer of all funds in such account or in any Controlled Account to a Dominion Account maintained with Bank of America. Agent and Lenders assume no responsibility to Obligors for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5. Proceeds of Collateral. Obligors shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Obligor or Subsidiary

receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.

8.3. Inventory.

8.3.1. Records and Reports of Inventory. Each Obligor shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in form satisfactory to Agent, on such periodic basis as Agent may request in its Permitted Discretion. Each Obligor shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may reasonably request. Agent may participate in and observe each physical count.

8.3.2. Returns of Inventory. No Obligor shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $250,000; and (d) any payment received by a Borrower for a return is promptly remitted to Agent for application to the Obligations.

8.3.3. Acquisition, Sale and Maintenance. No Obligor shall acquire or accept any Inventory on consignment or approval, and shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA. No Obligor shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require a Borrower to repurchase such Inventory. Obligors shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace, notice and cure periods provided for in leases) at all locations where any Collateral is located.

8.4. Equipment.

8.4.1. Records and Schedules of Equipment. Each Obligor shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may request in its Permitted Discretion, a current schedule thereof, in form reasonably satisfactory to Agent. Promptly upon Agent’s request, Obligors shall deliver to Agent evidence of their ownership or interests in any Equipment.

8.4.2. Dispositions of Equipment. No Obligor shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than (a) a Permitted Disposition; and (b) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens other than Permitted Liens.

8.4.3. Condition of Equipment. The Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that its value and operating efficiency are preserved at all times, ordinary wear and tear excepted. Each Obligor shall use commercially reasonable efforts to ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications. No Obligor shall permit any Equipment to become affixed to Real Estate it does not own unless any landlord or mortgagee delivers a Lien Waiver.

8.5. Deposit Accounts. Schedule 8.5 lists all Deposit Accounts maintained by Borrowers, including Dominion Accounts. Each Borrower shall take all actions necessary to establish Agent’s first priority Lien on each Deposit Account (except for Excluded Accounts). Borrowers shall be the sole account holders of each Deposit Account and shall not allow any Person (other than Agent, the Term Loan Agent and the depository bank) to have control over their Deposit Accounts or any Property deposited therein. Borrowers shall promptly notify Agent of any opening or closing of a Deposit Account and will amend Schedule 8.5 to reflect same.

8.6. General Provisions.

8.6.1. Location of Collateral. All material tangible items of Collateral, other than (x) Inventory in transit and (y) Inventory or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person in an amount of up to $100,000 in aggregate, shall at all times be kept by Borrowers at the locations set forth in Schedule 8.6.1 or such other locations maintained in accordance with clause (b) below, except that Borrowers may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to or open another location in the United States, upon 10 Business Days (or such lesser time period reasonably acceptable to Agent) prior written notice to Agent and prior delivery of all instruments, assignments, title certificates, or other documents or agreements.

8.6.2. Insurance of Collateral; Condemnation Proceeds.

(a) Each Borrower shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best rating of at least A+, unless otherwise approved by Agent in its discretion) reasonably satisfactory to Agent (and Agent agrees that insurance in effect on the Closing Date is satisfactory); provided, that if Real Estate secures any Obligations, flood hazard diligence, documentation and insurance for such Real Estate shall comply with all Flood Laws applicable in the jurisdiction in which the Real Estate is located or shall otherwise be satisfactory to all Lenders. All proceeds under each policy covering the Collateral shall be payable to Agent. From time to time upon request, Borrowers shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches. Each policy shall include endorsements satisfactory to Agent (i) showing Agent as lender’s loss payee; (ii) requiring 30 days (10 days in the event of nonpayment) prior written notice to Agent of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Borrower fails to provide and pay for any insurance, Agent may, in its discretion, procure the insurance and charge Borrowers therefor. Each Borrower agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies for claims in excess of $500,000. While no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim, provided the proceeds are delivered to Agent the excess required hereunder. If an Event of Default exists, only Agent may settle, adjust and compromise such claims.

(b) Subject to the terms of the Term Loan Intercreditor Agreement, any proceeds of insurance covering the Collateral, proceeds of casualty insurance (other than proceeds from workers’ compensation), any awards arising from condemnation of any Collateral and any proceeds of business interruption insurance shall be paid to Agent for application to the Obligations in accordance with the terms of this Agreement.

(c) If requested by Borrowers in writing within 15 days after Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Estate, Borrowers may use such proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall be held by Agent as Cash Collateral) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans satisfactory to Agent in its reasonable discretion; (iii) replacement buildings are constructed on the sites of the original casualties and are of reasonably comparable size, quality and utility to the destroyed buildings; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; (v) Borrowers comply with disbursement procedures for such repair or replacement as Agent may reasonably require; and (vi) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $500,000.

8.6.3. Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Obligors. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors’ sole risk.

8.6.4. Defense of Title. Each Obligor shall defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.

8.7. Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may (in its discretion), without notice and in either its or an Obligor’s name, but at the cost and expense of Obligors:

(a) Endorse a Borrower’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b) During the existence of an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign an Obligor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) to the extent an Obligor has rights sufficient to allow Agent or its designee to do so, use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which an Obligor is a beneficiary; (xii) exercise any voting or other rights relating to Investment Property; and (xiii) take all other actions as Agent deems appropriate to fulfill any Obligor’s obligations under the Loan Documents.

Section 9. REPRESENTATIONS AND WARRANTIES

9.1. General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Obligor represents and warrants that:

9.1.1. Organization and Qualification. Each Obligor and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Obligor and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect. No Obligor is an Affected Financial Institution or Covered Entity. The information included in the Beneficial Ownership Certification most recently provided to Agent and each Lender is true and complete in all respects.

9.1.2. Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents (including through electronic means) have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor or Subsidiary, except those already obtained; (b) contravene the Organic Documents of any Obligor or Subsidiary; (c) violate or cause a default under any Applicable Law or Contractual Obligation binding on any Obligor or any Subsidiary, except for any violation or default which could not reasonably be expected to have a Material Adverse Effect; or (d) result in or require imposition of a Lien (other than a Permitted Lien) on any Property of any Obligor or any Subsidiary.

9.1.3. Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.1.4. Capital Structure. Schedule 9.1.4 shows, for each Obligor and Subsidiary as of the Closing Date, its name, jurisdiction of organization, authorized and issued Equity Interests, holders of its Equity Interests, and agreements binding on such holders with respect to such Equity Interests. Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to Agent’s and Term Loan Agent’s Lien, and all such Equity Interests are duly issued, fully paid and non-assessable. Except as set forth on Schedule 9.1.4, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Borrower or Subsidiary.

9.1.5. Title to Properties; Priority of Liens. Each Obligor and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens. No Real Estate is located in a special flood hazard zone, except as disclosed on Schedule 9.1.5. Each Obligor and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the Collateral are duly perfected, first priority Liens to the extent required by this Agreement and the other Loan Documents, subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens.

9.1.6. Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Obligors with respect thereto. Obligors warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Report, that:

(a) it is genuine and in all respects what it purports to be;

(b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c) it is for a sum certain, maturing as stated in the applicable invoice, a copy of which has been furnished or is available to Agent on request;

(d) it is not subject to any offset, Lien (other than Permitted Liens), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business or otherwise disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency of any kind;

(e) no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized or is in process with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and

(g) to the best knowledge of any Senior Officer of any Obligor, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account (other than rebates and credits granted in the Ordinary Course of Business); (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Obligor’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.7. Financial Statements. The consolidated balance sheets, and related statements of income, cash flow and shareholders’ equity, of the Consolidated Group that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP (subject, in the case of unaudited financial statements, to year-end adjustments and the absence of footnotes), and fairly present in all material respects the financial positions and results of operations of the Consolidated Group at the dates and for the periods indicated. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on assumptions believed by the Borrowers to be reasonable in light of the circumstances at such time (it being understood that the projections are subject to significant assumptions and contingencies, many of which are beyond Borrowers’ control, no assurance can be given than the projections will be realized and the actual results may differ materially). Since December 31, 2023, there has been no change in the condition, financial or otherwise, of any member of the Consolidated Group that has had or could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. The Consolidated Group, taken as a whole, is Solvent.

9.1.8. Surety Obligations. No Obligor or Subsidiary is obligated as surety or indemnitor under any bond or other contract that ensures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.9. Taxes. Each Obligor and Subsidiary has timely filed all federal and state income tax returns and all other material reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable (whether or not shown on a tax return, and including in its capacity as a withholding agent), except (a) to the extent being Properly Contested and (b) unpaid Taxes in an aggregate amount at any one time not in excess of $250,000. The provision for Taxes on the books of each Obligor and Subsidiary is adequate for all years not closed by applicable statutes and for its current Fiscal Year.

9.1.10. Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.11. Intellectual Property. Each Obligor and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without infringement or conflict with any rights of others, except where such infringement or conflict could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. There is no pending or, to any Obligor’s knowledge, threatened (in writing) Intellectual Property Claim with respect to any Obligor, any Subsidiary or any of their Property (including Intellectual Property), except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as disclosed on Schedule 9.1.11 and for license agreements for commercially available off-the-shelf software that is generally available to the public, no Obligor or Subsidiary pays or owes any royalty or other compensation to any Person with respect to any Intellectual Property. As of the Closing Date, all federally registered Intellectual Property owned, used or licensed by or otherwise subject to, any Obligor or Subsidiary is shown on Schedule 9.1.11; provided that Borrowers shall only be required to update such schedule as and when required in accordance with Section 7.4.3.

9.1.12. Governmental Approvals. Each Obligor and Subsidiary has and is in compliance with all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties, except where the failure to do so could not be reasonably expected to have a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Obligors and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13. Compliance with Laws. Each Obligor and Subsidiary has duly complied and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of noncompliance issued to any Obligor or Subsidiary under any Applicable Law, except as could not reasonably be expected to have a Material Adverse Effect. No Inventory has been produced in violation of the FLSA.

9.1.14. Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14 or as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (i) no Obligor’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up; (ii) no Obligor or Subsidiary has received any Environmental Notice which is currently pending and unresolved and (iii) to the knowledge of the Obligors, no Obligor or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.

9.1.15. Burdensome Contracts. No Obligor or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Obligor or Subsidiary is party or subject to any Restrictive Agreement, except (i) as shown on Schedule 9.1.15 or (ii) as permitted by Section 10.2.14. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.16. Litigation. Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to any Obligor’s knowledge, threatened in writing against any Obligor or Subsidiary, or any of their businesses, operations or Properties, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect. Except as shown on Schedule 9.1.16, as of the Closing Date, no Obligor has a Commercial Tort Claim (other than a Commercial Tort Claim for less than $100,000). No Obligor or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority, except for any default that could not reasonably be expected to have a Material Adverse Effect.

9.1.17. No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Obligor or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Borrowed Money. There is no basis upon which any party (other than an Obligor or Subsidiary) could terminate a Material Contract prior to its scheduled termination date.

9.1.18. ERISA. Except as disclosed on Schedule 9.1.18 or as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect:

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of Borrowers, threatened (in writing) claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan. No Borrower is or will be using “plan assets” (within the meaning of 29 C.F.R. §2510.3-101, as modified by ERISA Section 3(42) or otherwise) of one or more Benefit Plans with respect to its entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments or Loan Documents.

(c) No ERISA Event has occurred or is reasonably expected to occur. As of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Obligor or ERISA Affiliate knows of any reason that such percentage could reasonably be expected to drop below 60%. No Obligor or ERISA Affiliate has incurred any liability to the PBGC except for the payment of premiums, and no premium payments are due and unpaid. No Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA. No Pension Plan has been terminated by its plan administrator or the PBGC, and no fact or circumstance exists that could reasonably be expected to cause the PBGC to institute proceedings to terminate a Pension Plan.

(d) With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

9.1.19. Trade Relations. There exists no actual or, to any Borrower’s knowledge, threatened (in writing) termination, limitation or modification of any business relationship between any Obligor or Subsidiary and any customer or supplier, or any group of customers or suppliers, that could reasonably be expected to have a Material Adverse Effect. There exists no condition or circumstance that could reasonably be expected to impair the ability of any Obligor or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

9.1.20. Labor Relations. Except as described on Schedule 9.1.20, no Obligor or Subsidiary is party to or bound by any collective bargaining agreement with any labor union or labor organization. There are no material grievances, disputes or controversies with any labor union or other labor organization of any Obligor’s or Subsidiary's employees, or, to any Obligor’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

9.1.21. Payable Practices. No Obligor or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

9.1.22. Not a Regulated Entity. No Obligor is (a) an “investment company” or “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, Interstate Commerce Act, any public utilities code or other Applicable Law regarding its authority to incur Debt.

9.1.23. Margin Stock. No Obligor or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Federal Reserve Board of Governors.

9.1.24. Sanctions; Anti-Corruption Laws. No Obligor, Subsidiary, or any director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by any individual or entity that is currently the target of any Sanction or is located, organized or resident in a country or territory that is the target of any Sanction. Each Obligor and Subsidiary has conducted its business in compliance with all applicable Anti-Corruption Laws.

9.1.25. Holdings. Holdings (a) does not engage in any material business activities other than (i) acting as a holding company and transactions incidental thereto, (ii) maintaining its corporate existence, (iii) entering into and performing its obligations under the Loan Documents and the Term Loan Documents, (iv) receiving and distributing the dividends, distributions and payments expressly permitted to be made to or by Holdings pursuant to Section 10.2.4, (v) entering into engagement letters and similar contracts and agreements with attorneys, accountants and other professionals, (vi) owning the Equity Interests of Obligors, (vii) engaging in activities necessary, incidental, related or ancillary to any director, officer and/or employee option or other equity incentive plan or program at Holdings, (viii) holding nominal deposits in deposit accounts in connection with consummating any of the foregoing transactions, (ix) preparing reports to any Governmental Authority and to its equity holders, participating in tax, accounting and other administrative matters and performing, and retaining auditors and other Persons to perform, other administrative functions incidental to its status as a holding company, (x) engaging in transactions expressly permitted by this Agreement and the other Loan Documents for Holdings to engage in, in each case, subject to any limitations set forth herein or therein with respect to any such transaction, (xi) guarantees of liabilities (other than Borrowed Money) pursuant to leases entered into by any Obligor, and (xii) other immaterial activities and holding assets that are necessary, incidental, related or ancillary to the foregoing; (b) shall not directly own the Equity Interests of any Person other than Obligors and any Immaterial Subsidiaries; (c) does not hold any material assets other than (i) all of the issued and outstanding Equity Interests of the Obligors and any Immaterial Subsidiaries, (ii) contractual rights pursuant to the Loan Documents and the Term Loan Documents and (iii) cash and Cash Equivalents in an amount not to exceed the amount required for the purpose of promptly paying general operating expenses (including without limitation audit fees, director and officer compensation and indemnification obligations pursuant to its Organic Documents); and (d) has no material liabilities other than under the Loan Documents, the Term Loan Documents, Contingent Obligations permitted by Section 10.2.1 and obligations incurred in the Ordinary Course of Business related to its existence, including payment of reasonable and customary director fees and expenses, and indemnification obligations pursuant to its Organic Documents.

9.2. Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made. There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

Section 10. COVENANTS AND CONTINUING AGREEMENTS

10.1. Affirmative Covenants. Prior to the Payment in Full of the Obligations and the termination of the Commitments, each Obligor shall, and shall cause each Subsidiary to:

10.1.1. Inspections; Appraisals.

(a) Permit Agent from time to time, subject (unless a Default or an Event of Default exists) to reasonable prior notice and normal business hours, to visit and inspect the Properties of any Obligor or Subsidiary, inspect, audit and make extracts from any Obligor’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants (so long as, unless a Default or an Event of Default exists, with respect to advisors and accountants, representatives of the Obligors have been afforded a reasonable opportunity to be present at such discussions) such Obligor’s or Subsidiary’s business, financial condition, assets and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Secured Parties shall have no duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. Obligors acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Obligors shall not be entitled to rely upon them.

(b) Reimburse Agent for all its reasonable and documented charges, costs and expenses in connection with (i) examinations of Obligors’ books and records or any other financial or Collateral matters as it deems appropriate, up to one time per calendar year (and one additional time in any twelve (12) month period in which a Field Exam/Appraisal Trigger Event has occurred); and (ii) appraisals of Inventory, up to one time during any twelve (12) month period (and one additional time in any twelve (12) month period in which a Field Exam/Appraisal Trigger Event has occurred); provided, that if an examination or appraisal is initiated during the existence of an Event of Default, all charges, costs and expenses relating thereto shall be reimbursed without regard to such limits. Borrowers shall pay Agent’s then standard charges for examination activities, including charges for its internal examination and appraisal groups, as well as the reasonable charges of any third party used for such purposes. No Borrowing Base calculation shall include Collateral acquired in a Permitted Acquisition or otherwise outside the Ordinary Course of Business until completion of applicable field examinations and appraisals (which shall not be included in the limits provided above) satisfactory to Agent.

10.1.2. Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:

(a) as soon as available, and in any event within 90 days after the close of each Fiscal Year, a balance sheet as of the end of such Fiscal Year and the related statement of operations and retained earnings and statement of cash flows for such Fiscal Year, on a consolidated basis for the Consolidated Group, which consolidated statements shall be audited and certified (without qualification as to scope, “going concern” or similar items) by a firm of independent certified public accountants of recognized standing selected by Borrowers and reasonably acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year;

(b) as soon as available, and in any event within 30 days after the end of each month, an internally prepared unaudited balance sheet as of the end of such month and the related statement of operations and retained earnings and condensed statement of cash flows for such month and for the portion of the Fiscal Year then elapsed, on a consolidated basis for the Consolidated Group, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations for such month and period, subject to normal year‑end adjustments and the absence of footnotes;

(c) concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Agent while an Event of Default exists, a Compliance Certificate executed by the chief financial officer of Borrower Agent (it being understood and agreed that a Compliance Certificate is required to be delivered pursuant to this clause (c) regardless of whether an Applicable Trigger Period is in effect);

(d) concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted by or to any member of the Consolidated Group to or by their accountants in connection with such financial statements;

(e) not later than 45 days after the commencement of each Fiscal Year, projections of the Consolidated Group’s consolidated balance sheets, results of operations, cash flow and Availability for the succeeding Fiscal Year, month by month;

(f) at Agent’s reasonable request, (i) a listing of each Borrower’s trade payables, specifying the creditor and balance due, (ii) a detailed trade payable aging, (iii) a current perpetual inventory report, and (iv) a detailed accounts receivable aging, all in form reasonably satisfactory to Agent;

(g) promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Obligor has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Obligor files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by an Obligor to the public concerning material changes to or developments in the business of such Borrower;

(h) as soon as available, material information or reports provided to or received by the Term Loan Agent or any Term Loan Lender under the Term Loan Agreement pursuant to the terms thereof (without duplication of reports delivered under this Agreement), and all notices, amendments, waivers, consents and forbearances under the Term Loan Agreement;

(i) promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan;

(j) promptly following receipt, copies of any notice of the occurrence of a default or event of default or the exercise of any rights or remedies, or any other material notice, from any lender, holder, trustee or agent of, under or with respect to any Subordinated Debt; and

(k) promptly upon request, such other reports and information (financial or otherwise) as Agent may reasonably request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition, ownership or business.

Documents required to be delivered pursuant to Section 10.1.2(a) or Section 10.1.2(g) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings posts such documents, or provides a link thereto on Holdings’ website; or (ii) on which such documents are posted on the Holdings’ behalf on IntraLinks/IntraAgency or another relevant website to which each Lender has access; provided that: (i) Holdings shall deliver paper copies of such documents to Agent or any Lender that requests in writing that Holdings deliver such paper copies until a written request to cease delivering paper copies is given by Agent or such Lender and (ii) Holdings shall notify Agent and the Lenders of the posting of any such documents. Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Holdings with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

10.1.3. Notices. Notify Agent and Lenders in writing, promptly after knowledge by a Senior Officer of any Obligor thereof, of any of the following affecting an Obligor: (a) the threat (in writing) or commencement of any proceeding or investigation, whether or not covered by insurance, that could reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened (in writing) labor dispute, strike, walkout or expiration of a material labor contract; (c) any default under or termination of a Material Contract; (d) the existence of a Default or Event of Default; (e) any judgment in an amount exceeding $500,000; (f) the assertion of any Intellectual Property Claim that could reasonably be expected to have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Sanction or Environmental Law) that could reasonably be expected to have a Material Adverse Effect; (h) an Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of an Environmental Notice, if such Environmental Release or Environmental Notice could reasonably be expected to have a Material Adverse Effect; (i) occurrence of an ERISA Event that could reasonably be expected to have a Material Adverse Effect; (j) any material change in any accounting or financial reporting practice that affects calculation of the Borrowing Base, any Reserve or any covenant hereunder; (k) any change in any information contained in a Beneficial Ownership Certificate delivered to Agent or any Lender; (l) the discharge, withdrawal or resignation of Borrowers' independent accountants; or (m) any opening or move of an office or place of business, at least 10 Business Days prior to such opening or move (or such lesser period of time as is agreed to by Agent in writing), so long as the conditions of Section 8.6.1 are fulfilled, to the extent applicable.

10.1.4. Landlord and Storage Agreements. Upon request, provide Agent with copies of all agreements between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

10.1.5. Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary for ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Each Obligor and Subsidiary shall maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws and Sanctions. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Obligor or Subsidiary, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to address, such Environmental Release to the extent such reporting and remedial action is required by Environmental Law.

10.1.6. Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, except (a) Taxes that are being Properly Contested and (b) and (b) unpaid Taxes in an aggregate amount at any one time not in excess of $250,000.

10.1.7. Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance in form and substance and with insurers (with a Best rating of at least A+, unless otherwise approved by Agent in its discretion) reasonably satisfactory to Agent (and Agent acknowledges that the insurer providing insurance on the Closing Date is satisfactory), (a) with respect to the Properties and business of Obligors and Subsidiaries of such type (including product liability, workers' compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount not less than $500,000; in each case with deductibles, endorsements and assignments that are customary.

10.1.8. Licenses. Keep each License materially affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Obligors and Subsidiaries in full force and effect; promptly notify Agent of any proposed modification to any such License that could materially and adversely affect any Collateral or Agent’s rights therein (including the manufacture, distribution or disposition of Inventory) or any other material Property of Obligors, or entry into any new material License (other than Licenses of over the counter software that is commercially available to the public); comply with the terms of each such License in all material respects; and notify Agent of any default or breach asserted in writing by any Person to have occurred under any material License (other than any License of over the counter software that is commercially available to the public).

10.1.9. Future Subsidiaries. Promptly notify Agent if any Person becomes a Subsidiary and deliver any know-your-customer or other background diligence information requested by Agent or any Lender with respect to such Subsidiary; and, if such Subsidiary is not an Excluded Subsidiary, cause it to guaranty the Obligations in a manner reasonably satisfactory to Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent on all assets of such Person (other than Excluded Property), including delivery of customary legal opinions, in form and substance reasonably satisfactory to Agent.

10.1.10. Post-Closing Covenants. Obligors shall satisfy the requirements and/or provide to Agent each of the documents, instruments, agreements and information set forth on Schedule 10.1.10, in form and substance reasonably acceptable to Agent, on or before the date specified for such requirement in such Schedule or such later date to be determined by Agent in its reasonable discretion, each of which shall be completed or provided in form and substance reasonably satisfactory to Agent. To the extent any Loan Document requires delivery of any document or completion of an action prior to the date specified on Schedule 10.1.10, such delivery may be made or such action may be taken at any time prior to that date specified on Schedule 10.1.10.

10.1.11. Credit Enhancements. If the Term Loan Agent or any Term Loan Lender under the Term Loan Documents receives any additional guaranty, letter of credit, or any other credit enhancement after the Closing Date (including a mortgage with respect to any New Facility), each Obligor shall cause the same to be granted to Agent and the Lenders unless declined by Agent in writing (including via e-mail). For the avoidance of doubt, at all times, each borrower or guarantor under the Term Loan Documents shall be an Obligor under this Agreement (other than FCA-Fasemex Enterprise, S. de R.L, de C.V. and FCA-Fasemex, S. de R.L., de C.V.).

10.1.12. Material Contracts. Contemporaneously with the delivery of the Compliance Certificate required for each Fiscal Year pursuant to Section 10.1.2(c), Obligors shall provide Agent with copies of (i) each Material Contract entered into since the delivery of the previous annual Compliance Certificate and (ii) a list of each previously disclosed Material Contract which no longer satisfies the criteria therefor.

10.2. Negative Covenants. Prior to the Payment in Full of the Obligations and the termination of the Commitments, each Obligor shall not, and shall cause each Subsidiary not to:

10.2.1. Permitted Debt. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, any Debt or any preferred Equity Interests, other than Permitted Debt.

10.2.2. Permitted Liens. Create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any Applicable Law of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof) other than, as to all of the above, Permitted Liens.

10.2.3. Sale and Leaseback Transactions. Enter into any Sale and Leaseback Transaction.

10.2.4. Restricted Payments. Make any Restricted Payment other than Permitted Restricted Payments. Notwithstanding anything herein to the contrary in this Section 10.2.4, in no event shall any Affiliate of an Obligor that is not an Obligor own, hold or exclusively license any Material Asset.

10.2.5. Investments. Make or commit or agree to make, any Investment in any other Person except for Permitted Investments.

10.2.6. Disposition of Assets. Make any Disposition (including, without limitation, assigning with or without recourse any accounts receivable), whether in one transaction or a series of related transactions, of all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing); provided, however, that any Obligor and its Subsidiaries may make Permitted Dispositions.

Notwithstanding anything to the contrary set forth in this Agreement, each Obligor shall not, and shall cause each Subsidiary not to (i) transfer ownership of Intellectual Property (including by way of an exclusive license) to any Person other than a Borrower to the extent that such Intellectual Property is material to the business of Holdings and its Subsidiaries taken as a whole (such Intellectual Property, “Material IP”), and (ii) cease to be an Obligor if, on the date of and after giving effect to such cessation of such Person’s status as an Obligor, such Person would own (or hold an exclusive license with respect to) any Material IP. Notwithstanding the foregoing, no Obligor may transfer, assign or exclusively license any Material Asset to any Affiliate of Holdings that is not an Obligor and any such transaction shall not be a Permitted Disposition.

10.2.7. Loans. Make any loans or other advances of money to any Person, except the following, but in each case, only as permitted under the Term Loan Documents (a) advances to an officer or employee for salary, business-related expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; and (d) Permitted Intercompany Investments.

10.2.8. Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under the Term Loan Documents and any subordination agreement relating to such Debt (and, other than with respect to permitted payments of regularly scheduled principal, interest and fees in the ordinary course, a Senior Officer of Borrower Agent shall certify to Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); or (b) Borrowed Money (other than the Obligations) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or such due date may be as amended thereafter, (x) with respect to the Term Loan Obligations, in accordance with the Term Loan Intercreditor Agreement or (y) with respect to any other Borrowed Money, with the consent of Agent), except the following, but in each case only as permitted under the Term Loan Documents and the Term Loan Intercreditor Agreement:

(i) payments of (1) regularly scheduled principal, interest, mandatory prepayments, and fees (including any prepayment premium) in respect of the Term Loan Obligations or (2) expense reimbursement or indemnification payments in respect of the Term Loan Obligations, in each case under and in accordance with the Term Loan Agreement; and

(ii) in each case subject to the satisfaction of the Payment Conditions, any voluntary payment or prepayment of Term Loan Obligations pursuant to the Term Loan Agreement and any other payment or prepayment of Term Loan Obligations pursuant to the Term Loan Agreement not otherwise addressed in this Section 10.2.8(b).

10.2.9. Fundamental Changes. (a) Change its tax, charter or other organizational identification number; (b) change its name or conduct business under any fictitious name unless at least 30 days’ prior written notice of such change (or such shorter period as may be agreed to in writing by Agent in its discretion) is delivered to Agent together with all instruments, documents and agreements necessary or requested by Agent to continue and create a continuing first priority lien on all such renamed entity’s assets; (c) change its form or state of organization except on 30 days’ prior written notice (or such shorter period as may be agreed to in writing by Agent in its discretion) and so long as the Borrowers shall have provided Agent with all appropriate documentation that Agent reasonably requests to confirm the continued perfection of its security interests in the Collateral; or (d) liquidate, wind up its affairs or dissolve itself; consummate or unwind a Division; effect a Disposition of substantially all its assets; or merge, combine or consolidate with any Person; in each case, whether in a single transaction or series of related transactions, except for (i) mergers or consolidations of a wholly-owned Subsidiary with another wholly-owned Subsidiary and so long as a Borrower is the surviving entity; or (b) Permitted Acquisitions.

10.2.10. Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9, 10.2.5 and 10.2.9; or form or acquire any Foreign Subsidiary after the Closing Date; or permit any existing Subsidiary to issue any additional Equity Interests except (a) directors’ qualifying shares and (b) in connection with any Excluded Equity Issuance.

10.2.11. Organic Documents. Amend, modify or otherwise change any of its Organic Documents, except (a) in connection with a transaction permitted under Section 10.2.9 or (b) in manner not adverse to Agent or the Lenders.

10.2.12. Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than the Consolidated Group.

10.2.13. Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.14. Restrictive Agreements; Limitations on Negative Pledges. Enter into any material agreement containing any provision which would create or permit to exist or become effective any encumbrance or restriction on the ability of any Obligor to (i) pay dividends or make other distributions to a Borrower or any other Obligor, or repay any Debt owed to a Borrower or any other Obligor, (ii) make loans or advances to a Borrower or any other Obligor, or (iii) transfer any of its assets or properties to a Borrower or any other Obligor, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the Equity Interests or assets of any Subsidiary pending such sale; provided such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt, (C) customary provisions in leases and other contracts restricting the assignment thereof (including, customary restrictions on the subletting or transfer of any specified property or asset set forth in such lease or other contract), (D) the Term Loan Documents subject to the Term Loan Intercreditor Agreement, (E) this Agreement and the other Loan Documents, and (F) any customary restrictions that arise in connection with any Permitted Disposition and relate solely to the assets or Person subject to such Disposition. Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Obligor or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following: (a) this Agreement and the other Loan Documents, (b) restrictions or conditions imposed by any agreement relating to secured Debt permitted by Section 10.2.1 if such restrictions or conditions apply only to the property or assets securing such Debt, (c) any customary restrictions and conditions contained in agreements relating to the sale or other disposition of assets or of a Subsidiary pending such sale or other disposition, provided that such restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or disposition is permitted hereunder, (d) customary provisions restricting the assignment, sublet or other transfer (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses and other agreements entered into in the ordinary course of business (provided that such restrictions are limited to the relevant leases, subleases, licenses, sublicenses or other agreements and/or the property or assets secured by such Liens or the property or assets subject to such leases, subleases, licenses, sublicenses or other agreements, as the case may be) thereof, and (e) the Term Loan Documents so long as they are subject to the Term Loan Intercreditor Agreement.

10.2.15. Swaps. Enter into any Swap, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.16. Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date and any reasonable extensions or expansions thereof and any activities incidental thereto.

10.2.17. Affiliate Transactions. Enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except:

(a) transactions consummated in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, and that are fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by Holdings or any of its Subsidiaries in excess of $2,000,000 for any single transaction or series of related transactions;

(b) (A) transactions among Obligors or (B) transactions among non-Obligors;

(c) transactions permitted by Sections 10.2.4, 10.2.5, 10.2.6, 10.2.7 or 10.2.9;

(d) sales or issuances of Qualified Equity Interests of Holdings to Affiliates of Holdings not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith; and

(e) reasonable and customary director and officer compensation (including bonuses and stock option programs), benefits and indemnification arrangements, in each case approved by the board of directors (or a committee thereof) of the applicable Obligor or Subsidiary.

10.2.18. Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.

10.2.19. Amendments to Subordinated Debt and Other Documents. (a) Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification (i) increases the principal balance of such Debt, or increases any required payment of principal or interest; (ii) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (iii) shortens the final maturity date or otherwise accelerates amortization; (iv) increases the interest rate; (v) increases or adds any fees or charges; (vi) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Obligor or Subsidiary, or that is otherwise materially adverse to any Obligor, any Subsidiary or Lenders; or (vii) results in the Obligations not being fully benefited by the subordination provisions thereof.

(b) Amend, modify, change, waive, supplement or obtain any consent, waiver or forbearance with respect to, any of the terms or provisions of any agreement, instrument, document, indenture, or other writing evidencing or concerning the Term Loan Obligations (including, without limitation, the Term Loan Documents) except in accordance with Section 5.3(a) of the Term Loan Intercreditor Agreement.

(c) Amend, modify, change, waive, or obtain any consent or waiver with respect to the definitive documentation for any Permitted Acquisition or other Investment permitted hereunder, other than, in each case under this clause (c), any such amendments, modifications or waivers that are not materially adverse to Agent or any Lender (in their capacities as such).

10.2.20. Holdings. Holdings shall not engage in any material business activities, hold any material assets or incur any Debt, other than (i) acting as a holding company and transactions incidental, related or ancillary thereto, (ii) entering into the Loan Documents, the Term Loan Documents and the transactions required herein or therein or permitted herein or therein to be performed by Holdings, including the consummation of the Closing Date Transactions, (iii) receiving and distributing the dividends, distributions and payments expressly permitted to be made to or by Holdings pursuant to Section 10.2.4, (iv) entering into engagement letters and similar contracts and agreements with attorneys, accountants and other professionals, (v) owning the Equity Interests of the Borrowers and their Subsidiaries, (vi) engaging in activities necessary, incidental, related or ancillary to any director, officer and/or employee option or other equity incentive plan or program at Holdings, (vii) holding nominal deposits in deposit accounts in connection with consummating any of the foregoing transactions, subject to the terms of the Loan Documents, (viii) activities relating to maintaining its corporate existence, (ix) preparing reports to any Governmental Authority and to its equity holders, participating in tax, accounting and other administrative matters and performing, and retaining auditors and other Persons to perform, other administrative functions incidental to its status as a holding company, (x) engaging in transactions Holdings is expressly permitted to engage in by this Agreement and the other Loan Documents, in each case, subject to any limitations set forth herein or therein with respect to any such transaction, (xi) guarantees of liabilities (other than Debt for borrowed money) pursuant to leases entered into by an Obligor or any Subsidiary, and (xii) other immaterial activities and assets that are necessary, incidental, related or ancillary to the foregoing.

10.2.21. Anti-layering; Affiliate Debt. Incur or suffer to exist any Debt that is (a) senior in right of payment to the Loans and any of the other Obligations (other than, subject to the Term Loan Intercreditor Agreement, the Term Loan Obligations), or (b) owing to any Affiliate, other than in the case of this clause (b), Subordinated Debt.

10.2.22. Immaterial Subsidiaries. Permit any Immaterial Subsidiary to own any material assets or engage in any material operations or business.

10.3. Financial Covenant. During any Applicable Trigger Period, permit the Fixed Charge Coverage Ratio for the Measurement Period ending on the last day of the calendar month ending immediately prior to the commencement of such Applicable Trigger Period, and for each Measurement Period ending on the last day of any calendar month ending during such Applicable Trigger Period, to be less than 1.00:1.00.

Section 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1. Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) (i) Any Obligor fails to pay any Obligations consisting of principal when due (whether at stated maturity, on demand, upon acceleration or otherwise); or

(ii) any Obligor fails to pay any Obligations consisting of interest, fees or other amounts payable under the Loan Documents (other than any Obligations consisting of principal) when due (whether at stated maturity, on demand, upon acceleration or otherwise) and such failure shall continue for a period of three (3) Business Days;

(b) Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c) An Obligor breaches or fail to perform any covenant contained in Section 7.2, 7.6, 8.1, 8.2.4, 8.2.5, 8.6.2, 10.1.1, 10.1.2(a), 10.1.2(b), 10.1.2(c), 10.1.2(e), 10.1.10, 10.2 or 10.3;

(d) An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has knowledge thereof or receives written notice thereof from Agent, whichever is sooner; provided, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e) A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; it is unlawful for an Obligor to perform any of its obligations under a Loan Document; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f) (i) Any breach or default of an Obligor occurs under any instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Borrowed Money (other than the Obligations or the Term Loan Obligations) in excess of $3,000,000, if the maturity of or any payment with respect to such Debt could be accelerated or demanded due to such breach (after giving effect to any applicable grace period, but whether or not notice has been satisfied), (ii) any breach or default of an Obligor occurs under any Swap involving an amount in excess of $3,000,000, or (iii) (A) any Obligor fails to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any principal, interest or other amount payable in respect of the Term Loan Obligations, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Term Loan Obligations, or (B) any other default under any agreement or instrument relating to the Term Loan Obligations, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of the Term Loan Obligations, or all or any part of the Term Loan Obligations shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease the Term Loan Obligations shall be required to be made, in each case, prior to the stated maturity thereof;

(g) Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $3,000,000 (net of insurance coverage therefor that has not been denied by the insurer), unless a stay of enforcement of such judgment or order is in effect;

(h) Any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Obligor, if (x) any such event or circumstance would reasonably be expected to have a Material Adverse Effect or (y) the value of any Collateral that is damaged, lost, stolen or destroyed and which is not covered by insurance exceeds $3,000,000;

(i) The loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by Holdings or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew would reasonably be expected to have a Material Adverse Effect;

(j) An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor, and the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within thirty (30) days after filing or an order for relief is entered;

(k) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC in an aggregate amount in excess of $3,000,000, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(l) The indictment of Holdings or any of its Subsidiaries or any Senior Officer thereof under any criminal statute, or commencement of criminal or civil proceedings against Holdings or any of its Subsidiaries or any senior officer thereof, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person;

(m) A Change of Control occurs;

(n) The Term Loan Intercreditor Agreement shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Obligor or any Affiliate of any Obligor shall contest in any manner, or assist any Person party thereto to contest in any manner, the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement, or the Term Loan Intercreditor Agreement;

(o) Holdings or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting, or otherwise ceases to conduct for any reason whatsoever, all or any material part of its business for more than fifteen (15) consecutive days; or

(p) Any subordination provision in any document or instrument governing Subordinated Debt shall cease to be in full force and effect or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Debt.

11.2. Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations (including Secured Bank Product Obligations only to the extent provided in applicable agreements) shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind.

In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a) declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b) terminate, reduce or condition any Commitment or adjust the Borrowing Base;

(c) require Obligors to Cash Collateralize LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and if Obligors fail to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Obligors’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Obligor agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. Agent may conduct sales on any Obligor’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

11.3. License. For the purpose of enabling Agent, during the continuance of an Event of Default, to exercise the rights and remedies under Section 11.2 at such time as Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Obligor hereby grants to Agent, to the extent assignable by such Obligor, an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. The license granted in this Section 11.3 shall continue in full force and effect until Full Payment of the Obligations and termination of this Agreement in accordance with its terms, at which time such license shall immediately terminate.

11.4. Setoff. At any time during the existence of an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this

Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5. Remedies Cumulative; No Waiver.

11.5.1. Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent, Issuing Bank and Lenders under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2. Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent, Issuing Bank or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent, Issuing Bank or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date, except as permitted by Section 11.6.

11.6. Right to Cure Financial Covenant Defaults. In the event that the Borrowers fail to comply with the requirements of the financial covenant set forth in Section 10.3, until the expiration of the 10th Business Day after the date on which financial statements are required to be delivered with respect to the applicable Fiscal Quarter hereunder (such 10 Business Day period, the “Cure Period”), Holdings shall have the right to issue Permitted Cure Equity for cash or otherwise receive cash contributions to the capital of Holdings, and, in each case, to contribute any such cash to the capital of the Borrowers, and apply the amount of the proceeds thereof to increase EBITDA with respect to such applicable quarter (the “Cure Right”); provided that

(a) such proceeds are actually received by the Borrowers no later than 5 days after the date on which financial statements are required to be delivered with respect to such Fiscal Quarter hereunder,

(b) such proceeds do not exceed the aggregate amount necessary to cure (by addition to EBITDA) such Event of Default under Section 10.3 for such period,

(c) the Cure Right shall not be exercised more than five times during the term of this Agreement,

(d) in each period of four Fiscal Quarters, there shall be at least two consecutive Fiscal Quarters during which the Cure Right is not exercised,

(e) there shall be no pro forma reduction in Debt with the proceeds of the Cure Right for purposes of determining compliance with the financial covenants in Section 10.3 or for determining any pricing, financial covenant based conditions or baskets with respect to the covenants contained in this Agreement, in each case in the Fiscal Quarter in which the Cure Right is used or subsequent periods that include such Fiscal Quarter, and

(f) such proceeds shall be, within 1 Business Day of receipt thereof, applied to prepay the Loans in accordance with Section 5.5.

If, after giving effect to the foregoing pro forma adjustment (but not, for the avoidance of doubt, giving pro forma adjustment to any repayment of Debt in connection therewith), the Borrowers are in compliance with the financial covenant set forth in Section 10.3, the Borrowers shall be deemed to have satisfied the requirements of such Section as of the relevant date of determination with the same effect as though there had been no failure to comply on such date, and the applicable breach or default of such Section 10.3 that had occurred shall be deemed cured for purposes of this Agreement. The parties hereby acknowledge that this Section may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 10.3 and shall not result in any adjustment to any amounts other than the amount of the EBITDA referred to in the immediately preceding sentence. Until the expiration of the Cure Period, neither Agent nor any Lender shall impose interest at the Default Rate, accelerate the Obligations or otherwise exercise any remedies available to it during the continuance of a Default or Event of Default arising solely as a result of the failure to comply with the financial covenant contained in Section 10.3; provided that, so long as any Default or Event of Default shall exist due to the failure to comply with Section 10.3, neither Agent nor any Lender shall be required to make any Loans.

Section 12. AGENT

12.1. Appointment, Authority and Duties of Agent.

12.1.1. Appointment and Authority. Each Secured Party appoints and designates Bank of America as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise. Agent alone is authorized to determine eligibility and applicable advance rates under the Borrowing Base, whether to impose or release any reserve, or whether any conditions to funding or issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Secured Party or other Person for any error in judgment.

12.1.2. Duties. The title of “Agent” is used solely as a matter of market custom and the duties of Agent are administrative in nature only. Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction, even if a Default exists. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3. Agent Professionals. Agent may perform its duties through employees and agents. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional.

Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4. Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action. Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could expose any Agent Indemnitee to potential liability.

12.2. Agreements Regarding Collateral and Borrower Materials.

12.2.1. Lien Releases; Care of Collateral. Secured Parties authorize Agent to release any Lien on any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that Borrowers certify in writing is a Permitted Disposition or a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) subject to Section 14.1, with the consent of Required Lenders. Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder. Agent has no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral. To the extent required under the laws of any foreign jurisdiction, each Secured Party hereby grants to Agent any required power of attorney to take any action with respect to Collateral or to execute any Loan Document on the Secured Party’s behalf.

12.2.2. Possession of Collateral. Agent and Secured Parties appoint each Secured Party as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in Collateral held or controlled by it, to the extent such Liens are perfected by possession or control. If a Secured Party obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3. Reports. Agent shall promptly provide to Lenders, when complete, any field examination, audit, appraisal or consultant report prepared for Agent with respect to any Obligor or Collateral (“Report”). Reports and other Borrower Materials may be made available to Lenders by posting them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Borrowers’ books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any

Report or other Borrower Materials (or contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.

12.3. Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any Communication (including those by telephone, telex, telegram, telecopy, e-mail or other electronic means) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Agent shall have a reasonable and practicable amount of time to act on any Communication and shall not be liable for any delay in acting.

12.4. Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof. If a Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations) or assert any rights relating to any Collateral.

12.5. Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Lender shall forthwith purchase from Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.5.2, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against a Dominion Account without Agent’s prior consent.

12.6. Indemnification. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party to the extent of its Pro Rata share.

12.7. Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8. Successor Agent and Co-Agents.

12.8.1. Resignation; Successor Agent. Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers. Required Lenders may appoint a successor that is (a) a Lender or Affiliate of a Lender; or (b) a financial institution organized under the laws of the United States or any state thereof reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Borrowers. If no successor is appointed by the effective date of Agent’s resignation, then on such date, Agent may appoint a successor acceptable to it in its discretion (which shall be a Lender unless no Lender accepts the role) or, in the absence of such appointment, Required Lenders shall automatically assume all rights and duties of Agent. The successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act. The retiring Agent shall be discharged from its duties hereunder on the effective date of its resignation, but shall continue to have all rights and protections available to Agent under the Loan Documents with respect to actions, omissions, circumstances or Claims relating to or arising while it was acting or transferring responsibilities as Agent or holding any Collateral on behalf of Secured Parties, including indemnification under Sections 12.6 and 14.2, and all rights and protections under this Section 12. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.

12.8.2. Co-Collateral Agent. If appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right, remedy and protection intended to be available to Agent under the Loan Documents shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9. Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. No act by Agent, including any consent, amendment, acceptance of assignment or due diligence by Agent, shall be deemed to constitute a representation by Agent to any Secured Party as to any matter, including whether Agent has disclosed material information in its possession. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates. Each Lender represents and warrants that (a) the Loan Documents set forth the terms of a commercial lending facility, and (b) it is engaged in making, acquiring or holding commercial loans in the ordinary course, is sophisticated with respect to making such decisions and holding such loans, and is entering into this Agreement for the purpose of making, acquiring or holding commercial loans and providing other facilities as set forth herein, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument. Each Lender agrees not to assert any claim in contravention of the foregoing.

12.10. Remittance of Payments and Collections.

12.10.1. Remittances Generally. Payments by any Secured Party to Agent shall be made by the time and date provided herein, in immediately available funds. If no time for payment is specified or if payment is due on demand and request for payment is made by Agent by 1:00 p.m. on a Business Day, then payment shall be made by the Secured Party by 3:00 p.m. on such day, and if request is made after 1:00 p.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.10.2. Recovery of Erroneous Payments. Without limitation of any other provision herein, if at any time Agent makes a payment hereunder in error to any Secured Party, whether or not in respect of an Obligation due and owing by Borrowers at such time, where such payment is a Rescindable Amount, then in any such event each Secured Party receiving a Rescindable Amount severally agrees to repay to Agent forthwith on demand the Rescindable Amount received by such Secured Party in immediately available funds in the currency so received, with interest thereon for each day from and including the date such Rescindable Amount is received by it to but excluding the date of repayment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation. Each Secured Party irrevocably waives any and all defenses, including any defense of discharge for value (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. Agent shall inform each Secured Party promptly upon determining that any payment made to such Secured Party was comprised, in whole or in part, of a Rescindable Amount.

12.10.3. Distributions. If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then Agent shall not be required to distribute such amount to any Secured Party.

12.11. Individual Capacities. As a Lender, Bank of America shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Obligors, their

Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

12.12. Titles. Each Lender, other than Bank of America, that is designated in connection with this credit facility as an “Arranger,” “Bookrunner” or “Agent” of any kind shall have no right or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.

12.13. Certain ERISA Matters.

12.13.1. Lender Representations. Each Lender represents and warrants, as of the date it became a Lender party hereto, and covenants, from the date it became a Lender party hereto to the date it ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of Obligors, that at least one of the following is and will be true: (a) Lender is not using “plan assets” (within the meaning of ERISA Section 3(42) or otherwise) of one or more Benefit Plans with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments or Loan Documents; (b) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents; (c) (i) Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of Lender to enter into, participate in, administer and perform the Loans, Letters of Credit, Commitments and Loan Documents, (iii) the entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (iv) to the best knowledge of Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents; or (d) such other representation, warranty and covenant as may be agreed in writing between Agent, in its discretion, and Lender.

12.13.2. Further Lender Representation. Unless Section 12.13.1(a) or (d) is true with respect to a Lender, such Lender further represents and warrants, as of the date it became a Lender hereunder, and covenants, from the date it became a Lender to the date it ceases to be a Lender hereunder, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of any Obligor, that Agent is not a fiduciary with respect to the assets of such Lender involved in its entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents (including in connection with the reservation or exercise of any rights by Agent under any Loan Document).

12.14. Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by the Loan Documents, including Sections 5.5, 12, 14.3.3 and 14.16, and agrees to indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.

12.15. Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time Agent makes a payment hereunder in error to any Lender or Issuing Bank (the

“Credit Party”), whether or not in respect of an Obligation due and owing by any Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.

12.16. No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Borrowers (except as set forth in Section 12.8.1) or any other Person. As between Borrowers and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

Section 13. BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor may assign or delegate its rights or obligations under any Loan Documents without the prior written consent of Agent; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2. Participations.

13.2.1. Permitted Participants; Effect. Subject to Section 13.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if it had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.8 unless Borrowers agree otherwise in writing.

13.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantially all Collateral.

13.2.3. Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in Commitments, Loans (and stated interest) and LC Obligations. Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code.

13.2.4. Benefit of Setoff. Each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3. Assignments.

13.3.1. Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver an Assignment to Agent for acceptance and recording. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledgee or assignee for such Lender as a party hereto.

13.3.2. Effect; Effective Date. Upon delivery to Agent of a fully executed and completed Assignment accompanied by a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment specified therein shall be effective as provided in the Assignment as long as it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.9 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

13.3.3. Certain Assignees. No assignment or participation may be made to a Borrower, Affiliate of a Borrower, Defaulting Lender, or one or more natural persons. Agent shall have no obligation to determine whether any assignment is permitted under the Loan Documents. Any assignment by a Defaulting Lender must be accompanied by satisfaction of its outstanding obligations under the Loan Documents in a manner satisfactory to Agent, including payment by the Defaulting Lender or Eligible Assignee of an amount sufficient upon distribution (through direct payment, purchases of participations or other methods acceptable to Agent in its discretion) to satisfy all funding and payment liabilities of the Defaulting Lender. If any assignment by a Defaulting Lender (by operation of law or otherwise) does not comply with the foregoing, the assignee shall be deemed a Defaulting Lender for all purposes until compliance occurs.

13.3.4. Register. Agent, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans, interest and LC Obligations owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Borrowers, Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. Agent may choose to show only one Borrower as the borrower in the register, without any effect on the liability of any Obligor with respect to the Obligations. The register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable notice.

13.4. Replacement of Certain Lenders. If a Lender (a) within the last 120 days failed to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (b) is a Defaulting Lender, or (c) within the last 120 days gave a notice under Section 3.5 or requested payment or compensation under Section 3.7 or 5.8 (and has not designated a different Lending Office pursuant to Section 3.8), then Agent or Borrower Agent may, upon 10 days’ notice to such Lender, require it to assign its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment(s), within 20 days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.

Section 14. MISCELLANEOUS

14.1. Consents, Amendments and Waivers.

14.1.1. Amendment. Other than as explicitly set forth in any Loan Document (including, without limitation, as contemplated by Section 3.6), no Modification shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, that:

(a) without the prior written consent of Agent, no Modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b) without the prior written consent of Issuing Bank, no Modification shall alter Section 2.2 or any other provision in a Loan Document that relates to Letters of Credit or any rights, duties or discretion of Issuing Bank;

(c) without the prior written consent of each affected Lender, including a Defaulting Lender, no Modification shall (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Termination Date applicable to such Lender’s Obligations; (iv) change Section 5.5.2 or any other provision hereof in a manner that alters any pro rata sharing of payments or ratable reduction of Commitments; or (v) amend this clause (c);

(d) without the prior written consent of all Lenders (except any Defaulting Lender), no Modification shall (i) alter Section 7.1 (except to add Collateral) or 14.1.1; (ii) amend the definition of Borrowing Base, FILO Amount, Inventory Formula Amount, Investment Grade Accounts Formula Amount or Non-Investment Grade Accounts Formula Amount (or any defined term used in such definitions) if the effect of such amendment is to increase borrowing availability, Pro Rata or Required Lenders; (iii) release or subordinate all or substantially all Collateral; (iv) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations; or (v) change any Loan Document provision requiring consent or action by all Lenders;

(e) without the prior written consent of a Secured Bank Product Provider, no Modification shall affect its relative payment priority under Section 5.5.2; and

(f) if Real Estate secures any Obligations, no Modification of a Loan Document shall add, increase, renew or extend any credit line hereunder until the completion of flood diligence and documentation as required by Flood Laws applicable in the jurisdiction in which the Real Estate is located or as otherwise satisfactory to all Lenders.

14.1.2. Limitations. Notwithstanding anything in any Loan Document to the contrary, Agent may make or adopt Conforming Changes from time to time and any amendment or notice implementing such changes will become effective without further action or consent of any other party; provided, that Agent shall post or otherwise provide same to Borrowers and Lenders reasonably promptly after it becomes effective. No agreement of any Obligor shall be required for any Modification of a Loan Document that deals solely with the rights and duties of Lenders, Issuing Bank and/or Agent as among themselves. Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for Modification of such agreement, and no Bank Product provider (in such capacity) shall have any right to consent to Modification of any Loan Document. Any waiver or consent granted by Agent, Issuing Bank or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.1.3. Corrections. Without action or consent by any other party to this Agreement, (a) Agent and Borrower Agent may amend a Loan Document to cure an ambiguity, omission, mistake, typographical error, or other defect in any provision, schedule or exhibit thereof; and (b) Agent may revise Schedule 1.1(a) to reflect changes in Commitments from time to time.

14.2. Indemnity. EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that (a) is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence, bad faith or willful misconduct of such Indemnitee, (b) results from a dispute solely between or among Indemnitees (other than Agent acting in its capacity as such) and not arising out of or in connection with acts or omissions by any Obligor or Affiliate thereof or (c) arises from a material breach by any Indemnitee of its obligations under any Loan Document.

14.3. Notices and Communications.

14.3.1. Notice Address. Subject to Section 14.3.2, all Communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s address shown on Schedule 14.3.1, and to any other Person at its address shown on Schedule 14.3.1 (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. In addition, a Communication from Agent to Lenders or Borrowers may, to the extent permitted by law, be delivered electronically (i) by transmitting the Communication to the electronic address specified to Agent in writing by the applicable Lender or Borrower Agent from time to time, or (ii) by posting the Communication on a website and sending the Lender or Borrower Agent notice (electronically or otherwise) that the Communication has been posted and providing instructions (at such time or prior to delivery of such Communication) for viewing it. Each Communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged; or (d) if provided electronically by Agent to Lenders or Borrowers, when the Communication (or notice advising of its posting to a website) is sent to the Lender’s or Borrower Agent’s electronic address. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.2, 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written Communication not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers.

14.3.2. Communications. Electronic and telephonic Communications (including e-mail, messaging, voice mail and websites) may be used only in a manner acceptable to Agent. Agent makes no assurance as to the privacy or security of electronic or telephonic Communications. E-mail and voice mail shall not be effective notices under the Loan Documents.

14.3.3. Platform. Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if requested by Agent) to an electronic system maintained by it (“Platform”). Borrowers shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice. Communications and other information relating to this credit facility may be made available to Secured Parties on the Platform. The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. No Agent Indemnitee shall have any liability to Obligors, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of Borrower Materials and other information via the Platform, internet, e-mail, or any other electronic platform or messaging system. Agent may, but is not obligated to, make Communications available to Obligors and Lenders by posting them on IntraLinksTM, DebtDomain, SyndTrak, ClearPar or other electronic platform.

14.3.4. Public Information. Obligors and Secured Parties acknowledge that “public” information may not be segregated from material non-public information on the Platform. Secured Parties acknowledge that Borrower Materials may include Obligors’ material non-public information, which should not be made available to personnel who do not wish to receive such information or may be engaged in trading, investment or other market-related activities with respect to an Obligor’s securities.

14.3.5. Non-Conforming Communications. Agent and Lenders may rely on any Communication purportedly given by or on behalf of an Obligor even if it is not made in a manner specified herein, incomplete or not confirmed, or if the terms thereof, as understood by the recipient, vary from an earlier Communication or later confirmation. Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any Communication purportedly given by or on behalf of any Obligor.

14.3.6. Reliance on Communications. No Secured Party shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with an Electronic Signature transmitted by telecopy, emailed .pdf or other electronic means). Secured Parties may rely on, and shall incur no liability under or in respect of any Loan Document by acting on, any Communication (which may be a fax, electronic message, internet or intranet website posting, or other distribution, or signed by an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof). Agent shall be entitled to rely on the e-mail addresses and telephone numbers provided by Obligors, Lenders and their authorized representatives. Each Obligor hereby waives (a) any argument, defense or right to contest the legal effect, validity or enforceability of any Loan Document or other Communication based solely on the lack of a paper original copy thereof, and (b) waives any claim against any Indemnitee for liabilities arising from its reliance on or use of Electronic Signatures, including liabilities relating to an Obligor’s failure to use a security measure in connection with execution, delivery or transmission of an Electronic Signature.

14.4. Performance of Borrowers’ Obligations. Agent may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, promptly following written demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Base Rate Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5. Credit Inquiries. Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

14.6. Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7. Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8. Execution; Electronic Records. This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement or any other Loan Document (each a “Communication”), including Communications required to be in writing, may (if agreed by Agent) be in the form of an Electronic Record and may be executed using Electronic Signatures. An Electronic Signature on or associated with any Communication shall be valid and binding on each Obligor and other party thereto to the same extent as a manual, original signature, and any Communication entered into by Electronic Signature shall constitute the legal, valid and binding obligation of each party, enforceable to the same extent as if a manually executed original signature were delivered. A Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. The parties may use or accept manually signed paper Communications converted into electronic form (such as scanned into pdf), or electronically signed Communications converted into other formats, for transmission, delivery and/or retention. Agent and Lenders may, at their option, create one or more copies of a Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the Person’s business, and may destroy the original paper document. Any Communication in the form or format of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything herein, (a) Agent is under no obligation to accept an Electronic Signature in any form unless expressly agreed by it pursuant to procedures approved by it; (b) each Secured Party shall be entitled to rely on any Electronic Signature purportedly given by or on behalf of an Obligor without further verification and regardless of the appearance or form of such Electronic Signature; and (c) upon request by Agent, any Loan Document using an Electronic Signature shall be promptly followed by a manually executed, original counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time. Each Obligor shall indemnify and hold harmless each Indemnitee from all losses, costs, expenses and liabilities resulting from the reliance by such Indemnitee on each Communication purportedly given by or on behalf of such Obligor and executed using Electronic Signatures except to the extent of such Indemnitee’s gross negligence, bad faith or willful misconduct.

14.9. Entire Agreement. This Agreement shall be effective when executed by Agent and when Agent has received counterparts hereof that, taken together, bear the signature of each other party hereto. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

14.10. Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

14.11. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a)(i) this credit facility and any arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Borrowers and their Affiliates, on one hand, and Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Borrowers have consulted their own legal, accounting, regulatory, tax and other advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrowers, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates. To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.12. Confidentiality. Each of Agent, Lenders and Issuing Bank shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its

Affiliates, and to its and their partners, directors, officers, employees, agents, auditors, advisors, attorneys, consultants, service providers and other representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) to the extent such Information is (i) publicly available other than as a result of a breach of this Section, (ii) available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Borrowers, or (iii) independently discovered or developed by a party hereto without utilizing any Information or violating this Section; (h) on a confidential basis to a provider of a Platform; or (i) with the consent of Borrower Agent. Borrowers consent to the publication by Agent and Lenders of customary advertising material relating to transactions contemplated hereby, using the names, product photographs, logos or trademarks of Borrowers and Subsidiaries. Agent and Lenders may disclose information regarding this Agreement and the credit facility hereunder to market data collectors, similar service providers to the lending industry, and service providers to Agent and Lenders in connection with the Loan Documents and Commitments. As used herein, “Information” means information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. A Person required to maintain confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care accorded its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person.

14.13. GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

14.14. Consent to Forum.

14.14.1. Forum. EACH BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK, OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.

14.14.2. Other Jurisdictions. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.15. Waivers by Borrowers. To the fullest extent permitted by Applicable Law, each Borrower waives (a) the right to trial by jury (which each Secured Party hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which a Borrower may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against an Indemnitee on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Borrower acknowledges that the foregoing waivers are a material inducement to Agent, Issuing Bank and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Borrowers. Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.16. Acknowledgement Regarding Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

14.16.1. Covered Party. If a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regimes if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. If a Covered Party or BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regimes if the Supported QFC and Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

14.16.2. Definitions. As used in this Section, (a) “BHC Act Affiliate” means an “affiliate,” as defined in and interpreted in accordance with 12 U.S.C. §1841(k); (b) “Default Right” has the meaning assigned in and interpreted in accordance with 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable; and (c) “QFC” means a “qualified financial contract,” as defined in and interpreted in accordance with 12 U.S.C. §5390(c)(8)(D).

14.17. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto (including each Secured Party) acknowledges that, with respect to any Secured Party that is an Affected Financial Institution, any liability of such Secured Party arising under a Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority, and each party hereto agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liability which may be payable to it by such Secured Party; and (b) the effects of any Bail-in Action on any such liability, including (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of any Write-Down and Conversion Powers.

14.18. Patriot Act Notice. Agent and Lenders hereby notify Borrowers that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding any personal guarantor and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth. Borrowers shall, promptly upon request, provide all documentation and other information as Agent, Issuing Bank or any Lender may request from time to time for purposes of complying with any “know your customer,” anti-money laundering or other requirements of Applicable Law, including the Patriot Act and Beneficial Ownership Regulation.

14.19. Certifications Regarding Term Loan Documents. Obligors certify to Agent and Lenders that neither the execution or performance of the Loan Documents nor the incurrence of any Obligations by Obligors violates any Term Loan Document.

14.20. TERM LOAN INTERCREDITOR AGREEMENT. (A) EACH LENDER PARTY HERETO (I) UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT IT (AND EACH OF ITS SUCCESSORS AND ASSIGNS) AND EACH OTHER LENDER (AND EACH OF THEIR SUCCESSORS AND ASSIGNS) SHALL BE BOUND BY THE TERM LOAN INTERCREDITOR AGREEMENT, (II) AUTHORIZES AND DIRECTS AGENT TO ENTER INTO THE TERM LOAN INTERCREDITOR AGREEMENT ON ITS BEHALF, AND (III) AGREES THAT ANY ACTION TAKEN BY AGENT PURSUANT TO THE TERM LOAN INTERCREDITOR AGREEMENT SHALL BE BINDING UPON SUCH LENDER.

(B) THE PROVISIONS OF THIS SECTION 14.20 ARE NOT INTENDED TO SUMMARIZE OR FULLY DESCRIBE THE PROVISIONS OF THE TERM LOAN INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE TERM LOAN INTERCREDITOR AGREEMENT TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE TERM LOAN

INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT OR ANY OF AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE TERM LOAN INTERCREDITOR AGREEMENT. A COPY OF THE TERM LOAN INTERCREDITOR AGREEMENT MAY BE OBTAINED FROM AGENT.

(C) THE TERM LOAN INTERCREDITOR AGREEMENT IS AN AGREEMENT SOLELY AMONGST THE SECURED PARTIES (AS DEFINED IN THE TERM LOAN INTERCREDITOR AGREEMENT) AND THEIR RESPECTIVE AGENTS (INCLUDING THEIR SUCCESSORS AND ASSIGNS) AND IS ACKNOWLEDGED AND AGREED TO BY THE OBLIGORS AS PARTY THERETO. AS MORE FULLY PROVIDED THEREIN, THE TERM LOAN INTERCREDITOR AGREEMENT CAN ONLY BE AMENDED BY THE PARTIES THERETO IN ACCORDANCE WITH THE PROVISIONS THEREOF.

(D) IN THE EVENT OF ANY CONFLICT BETWEEN THIS AGREEMENT AND/OR ANY OTHER LOAN DOCUMENT (OTHER THAN THE TERM LOAN INTERCREDITOR AGREEMENT), ON THE ONE HAND, AND THE TERM LOAN INTERCREDITOR AGREEMENT, ON THE OTHER HAND, THE TERM LOAN INTERCREDITOR AGREEMENT SHALL GOVERN.

14.21. NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

Section 15. CONTINUING GUARANTY

15.1. Guaranty. Each Obligor hereby absolutely and unconditionally, jointly and severally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the other Obligors to the Secured Parties, and whether arising hereunder or under any other Loan Document, or in connection with any Bank Products (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof). Without limiting the generality of the foregoing, the Obligations shall include any such indebtedness, obligations, and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any Obligor under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law or as the result of any Bail-In Action. The Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Obligor, and conclusive for the purpose of establishing the amount of the Obligations absent manifest error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of an Obligor under this Guaranty, and each Obligor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing (other than, in each case, the defense of prior Full Payment of all Obligations). Notwithstanding anything to the contrary herein, each Obligor shall only be liable under this Guaranty for the maximum amount of such liability that can be hereby incurred without rendering this Guaranty, as it relates to such Obligor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount.

15.2. Rights of Lenders. Each Obligor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Agent, the Issuing Bank and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Obligor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Obligor under this Guaranty or which, but for this provision, might operate as a discharge of such Obligor.

15.3. Certain Waivers. Each Obligor waives (a) any defense arising by reason of any disability or other defense of Borrowers or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of Borrowers; (b) any defense based on any claim that such Obligor’s obligations exceed or are more burdensome than those of Borrowers; (c) the benefit of any statute of limitations affecting such Obligor’s liability hereunder; (d) any right to proceed against Borrowers, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by Applicable Law limiting the liability of or exonerating guarantors or sureties (other than, in each case, the defense of Full Payment of all Obligations). Each Obligor (solely in its capacity as a Guarantor hereunder) expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

15.4. Obligations Independent. The obligations of each Obligor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against any Obligor to enforce this Guaranty whether or not any Borrower or any other person or entity is joined as a party.

15.5. Subrogation. No Obligor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until Full Payment of all Obligations has occurred. If any amounts are paid to any Obligor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

15.6. Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until Full Payment of all Obligations has occurred. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or any other Obligor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Obligor under this Section 15.6 shall survive termination of this Guaranty and this Agreement.

15.7. Subordination. Each Obligor hereby subordinates the payment of all obligations and indebtedness of any other Obligor owing to it, whether now existing or hereafter arising, including but not limited to any obligation of any other Obligor to it as subrogee of the Secured Parties or resulting from such Obligor’s performance under this Guaranty, to the Full Payment of all Obligations. If the Secured Parties so request, any such obligation or indebtedness of any other Obligor shall be enforced and performance received by the applicable Obligor as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of any Obligor under this Guaranty.

15.8. Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against any Obligor under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law, or otherwise, all such amounts shall nonetheless be payable by the other Obligors, as applicable, immediately upon demand by the Secured Parties.

15.9. Condition of Obligors. Each Obligor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from each Borrower and any other guarantor such information concerning the financial condition, business and operations of each such Borrower and any such other guarantor as such Obligor requires, and that none of the Secured Parties has any duty, and no Obligor is relying on the Secured Parties at any time, to disclose to such Obligor any information relating to the business, operations or financial condition of any Borrower or any other guarantor (each Obligor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

15.10. Keepwell. The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:

FREIGHTCAR NORTH AMERICA, LLC
FCA-FACEMEX, LLC
FREIGHT CAR SERVICES, INC.
FREIGHTCAR ALABAMA, LLC
FREIGHTCAR RAIL MANAGEMENT SERVICES, LLC
FREIGHTCAR RAIL SERVICES, LLC
FREIGHTCAR ROANOKE, LLC
FREIGHTCAR SHORT LINE, INC.
JAC OPERATIONS, INC.
JAIX LEASING COMPANY
JOHNSTOWN AMERICA, LLC

By: /s/ Michael Riordan

Name: Michael Riordan

Title: Chief Financial Officer

GUARANTORS: FREIGHTCAR AMERICA, INC. By: /s/ Michael Riordan Name: Michael Riordan Title: Chief Financial Officer

FCA – Signature Page to Loan and Security Agreement

AGENT AND LENDERS: BANK OF AMERICA, N.A., as Agent and Lender By: /s/ Brian Scawinski Name: Brian Scawinski Title: Senior Vice President

FCA – Signature Page to Loan and Security Agreement

Exhibit A

to
Loan and Security Agreement

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (“Assignment”) is dated as of the Effective Date set forth below, between the Assignor (“Assignor”) and Assignee (“Assignee”) identified below. Capitalized terms are used herein as defined in the Loan Agreement described below (“Loan Agreement”), receipt of a copy of which is acknowledged by Assignee. The Standard Terms and Conditions set forth in the Annex attached hereto (“Standard Terms”) are incorporated by reference and made a part of this Assignment as if fully set forth herein.

For valuable consideration hereby acknowledged, Assignor hereby irrevocably sells and assigns to Assignee, and Assignee hereby irrevocably purchases and assumes from Assignor, as of the Effective Date and subject to and in accordance with the Standard Terms and Loan Agreement, (a) all of Assignor’s rights and obligations in its capacity as a Lender under the Loan Documents in the amount and percentage interest shown below (including all outstanding rights and obligations under the Loan Agreement relating to outstanding Loans and Letters of Credit thereunder) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other rights of Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, Loan Documents or loan transactions governed thereby, or in any way based on or related to any of the foregoing, including all contract claims, tort claims, malpractice claims, statutory claims, and other claims at law or in equity related to the rights and obligations assigned pursuant to clause (a) above (the rights and obligations assigned by Assignor to Assignee pursuant to clauses (a) and (b) above being, collectively, the “Assigned Interest”). This sale and assignment is without recourse to Assignor and, except as expressly provided herein, without representation or warranty by Assignor.

1. Assignor:

2. Assignee:

3. Borrowers: FreightCar North America, LLC

FCA-FASEMEX, LLC

Freight Car Services, Inc.

FreightCar Alabama, LLC

FreightCar Rail Management Services, LLC

FreightCar Rail Services, LLC

FreightCar Roanoke, LLC

FreightCar Short Line, Inc.

JAC Operations, Inc.

JAIX Leasing Company

Johnstown America, LLC

4. Agent: Bank of America, N.A., as Agent under the Loan Agreement

5. Loan Agreement: Loan and Security Agreement dated as of February 12, 2025, as amended, among Obligors, Agent and certain financial institutions as Lenders

6. Assigned Interest:

Amount of Commitment Assigned	Aggregate Commitments of all Lenders	Assigned Percentage of Aggregate Commitments

$	$	%

7. Effective Date of Assignment (to be inserted by Agent and which shall be the effective date of recordation of transfer by Agent in the loan register): __________________, 20__

[Remainder of Page Intentionally Left Blank]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

Consented to and Accepted:

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

Consented to:1

By:
Name:
Title:

1 To be added only if consent of Borrower Agent or other Person is required by the terms of the Loan Agreement.

ANNEX TO ASSIGNMENT AND ASSUMPTION

Standard Terms and Conditions for Assignment and Assumption

1. Representations and Warranties.

1.1. Assignor. Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) Assignor has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Obligors, their Subsidiaries or Affiliates, or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by any Obligors or any such Subsidiaries, Affiliates or other Persons of any of their respective obligations under any Loan Document.

1.2. Assignee. Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it is an Eligible Assignee and meets all requirements to be an assignee under the terms of the Loan Agreement (subject to any consents required under the Loan Agreement), (iii) from and after the Effective Date, Assignee shall be bound by the provisions of the Loan Agreement and other Loan Documents as a Lender and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement and of such Loan Documents as it has deemed appropriate, and has received or been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to the terms of the Loan Agreement, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon Agent, Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, and (vii) attached hereto is any documentation required to be delivered by it in connection with this Assignment pursuant to the terms of the Loan Agreement or otherwise reasonably requested by Agent, duly completed and executed by Assignee; and (b) agrees that (i) it will, independently and without reliance upon Agent, Assignor or any other Lender, and based on such documents and information as Assignee shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by Assignee as a Lender.

Assignee represents and warrants, as of the Effective Date, to and covenants from the Effective Date to the date such Person ceases being a Lender under the Loan Agreement, for the benefit of Assignor, Agent, Arranger(s) and their respective Affiliates, and not (for the avoidance of doubt) to or for the benefit of any Obligor, that at least one of the following is and will be true: (w) Assignee is not using “plan assets” (within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, Letters of Credit or Commitments; (x) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to Assignee’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Agreement, and acquisition and holding of the Assigned Interest; (y) (I) Assignee is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (II) such Qualified Professional Asset Manager made the investment decision on behalf of Assignee to enter into, participate in, administer and perform the Loans, Letters of Credit, Commitments and Loan Agreement, and to acquire and hold the Assigned Interest, (III) the entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Agreement, and the acquisition and holding of the Assigned Interest, satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (IV) to the best knowledge of Assignee, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to Assignee’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Agreement, and acquisition and holding of the Assigned Interest; or (z) such other representation, warranty and covenant as may be agreed in writing between Assignor in its sole discretion, Agent in its sole discretion and Assignee.

2. Payments. From and after the Effective Date, Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued to but excluding the Effective Date and to Assignee for amounts which accrue on and after the Effective Date.

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by fax transmission or other electronic mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York.